Exhibit 2.1

EXECUTION VERSION

SHARE REPURCHASE AND PREFERENCE SHARE SALE AGREEMENT

by and between

ALIBABA GROUP HOLDING LIMITED,

YAHOO! INC.,

and

YAHOO! HONG KONG HOLDINGS LIMITED

dated as of

May 20, 2012

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1	Purchaser Shareholder Approval	10
4.2	Yahoo! Actions as Shareholder	10
4.3	Share Transactions	11
4.4	Efforts	11
4.5	Public Announcements	13
4.6	Financing	13
4.7	Disposition on Qualified IPO	14
4.8	Specified Tax Matters	17
4.9	Shareholders Agreement; Amended and Restated Articles	20
4.10	Non-Circumvention	20

ARTICLE V

CLOSING CONDITIONS

5.1	Conditions to Obligation of Purchaser	20
5.2	Conditions to Obligation of Sellers	21
5.3	Conditions to Obligation of Yahoo! and Purchaser with Respect to the TIPLA Amendment	22
5.4	Frustration of Closing Conditions	22

ARTICLE VI

TERMINATION

6.1	Termination with Respect to the Initial Repurchase	23
6.2	Effect of Termination	24

ARTICLE VII

MISCELLANEOUS

7.1	Definitions; Interpretation	24
7.2	Notices	26
7.3	Governing Law	27
7.4	Arbitration	27
7.5	Entire Agreement	28
7.6	Remedies	28
7.7	Amendments; Waivers	31
7.8	Assignment	31
7.9	Severability	31
7.10	English Language Only	31
7.11	No Third Party Beneficiaries	31

7.12	Expenses	31
7.13	No Partnership or Joint Venture	31
7.14	Counterparts	31
7.15	Survival	32
7.16	Certain Definitions	32

EXHIBITS

Exhibit A	–	Form of New Shareholders Agreement

Exhibit B	–	Form of Resolutions of the Board of Directors Establishing and Approving the Designation, Preferences, and Rights of Series A Mandatorily Redeemable Preference Shares of AGH

Exhibit C-1	–	Form of Investment Agreement Termination between AGH and Yahoo!

Exhibit C-2	–	Form of Investment Agreement Termination between Alibaba.com Limited and Yahoo!

Exhibit D	–	Form of Registration Rights Agreement

Exhibit E	–	Form of TIPLA Amendment Agreement

Exhibit F	–	Adjusted Per Share Value

Exhibit G	–	Agreed Formula

Exhibit H	–	Form of Amended and Restated Articles

Exhibit I	–	Form of Financing Certificate

SCHEDULES

Purchaser Disclosure Schedule

Sellers’ Disclosure Schedule

SHARE REPURCHASE AND PREFERENCE SHARE SALE AGREEMENT

THIS SHARE REPURCHASE AND PREFERENCE SHARE SALE AGREEMENT, dated as of May 20, 2012 (this “Agreement”), is made and entered into by and between Alibaba Group Holding Limited, a Cayman Islands company (“AGH” or “Purchaser”), Yahoo! Inc., a Delaware corporation (“Yahoo!”), and Yahoo! Hong Kong Holdings Limited, a Hong Kong corporation (“YHK”, and each of Yahoo! and YHK, a “Seller”, and together, the “Sellers”). Purchaser and each Seller are referred to herein as a “Party” and, collectively, as the “Parties”.

RECITALS

A. Sellers beneficially own 1,046,565,416 Shares, of which Yahoo! is the legal and record owner of 615,626,716 Shares and YHK is the legal and record owner of 430,938,700 Shares.

B. Purchaser desires to purchase from one or both Sellers, and Sellers desire to sell to Purchaser, up to 523,000,000 Shares, in any combination of Shares owned by Yahoo! or YHK at Yahoo!’s discretion, on the terms and subject to the conditions of this Agreement.

C. The Parties desire that the consideration for the initial sale of the Shares by one or both Sellers to Purchaser may consist of up to US$800,000,000 face amount of Preference Shares of Purchaser, and the balance in cash, on the terms and subject to the conditions of this Agreement.

D. Yahoo! and Purchaser desire to amend and restate the TIPLA on the terms and subject to the conditions of this Agreement, and have executed the Master Services Agreement Termination Agreement, which will become effective and delivered upon and subject to the occurrence of the TIPLA Amendment Closing.

E. Yahoo! and Purchaser have entered into the Transition Services Agreement.

F. As a condition and inducement to entering into this Agreement, the Parties and the other parties thereto are entering into the Voting Agreement concurrently with the execution of this Agreement.

NOW, THEREFORE, in consideration of such premises, the agreements herein and other consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE SHARE REPURCHASE, PREFERENCE SHARE ISSUANCE, AND TIPLA AMENDMENT

1.1 Initial Repurchase. Upon the terms and subject to the conditions of this Agreement, at the Initial Repurchase Closing, Yahoo!, YHK or both Sellers, shall sell, convey,

assign, transfer and deliver to Purchaser, in any combination of the Shares owned by Yahoo! or YHK at Yahoo!’s discretion, and Purchaser shall purchase and acquire, from one or both Sellers, the Repurchased Shares, free and clear of any and all Liens (the “Initial Repurchase”). The allocation of Shares to be sold by Yahoo! and/or YHK to Purchaser shall be determined at Yahoo!’s discretion, but Yahoo! shall be liable for the delivery of the full amount of Repurchased Shares to Purchaser.

1.2 Initial Repurchase Consideration and Issuance of Preference Shares.

(a) The aggregate consideration for the Repurchased Shares shall be the product of (i) the Repurchase Price and (ii) the number of Repurchased Shares (such product, the “Aggregate Purchase Consideration”).

(b) The Aggregate Purchase Consideration shall consist of (1) in Purchaser’s discretion, a number of Preference Shares having in the aggregate a face amount equal to the Preference Share Value and (2) the balance of the Aggregate Purchase Consideration shall be paid in cash (the “Aggregate Cash Consideration”). Purchaser may, at any time prior to the Initial Repurchase Closing, elect to not issue or deliver any Preference Shares and in lieu thereof either (x) to substitute cash (in an amount equal to the Preference Share Value of such withheld Preference Shares) as consideration for such withheld Preference Shares such that the Aggregate Cash Consideration equals the Aggregate Purchase Consideration or (y) to reduce the number of Repurchased Shares purchased (but not below the Minimum Repurchased Shares) such that the aggregate number of Repurchased Shares is equal to the Aggregate Cash Consideration divided by the Repurchase Price.

1.3 Initial Repurchase Closing. The closing of the Initial Repurchase (the “Initial Repurchase Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz at 10:00 a.m. New York City time on the fifth Business Day following the satisfaction or waiver of the conditions set forth in Sections 5.1 and 5.2 (other than those conditions that, by their terms, are to be satisfied by actions taken at the Initial Repurchase Closing, but subject to the satisfaction or waiver of such conditions at the Initial Repurchase Closing), or such other date or place as Purchaser and Yahoo! may mutually agree; provided, that, without the prior written consent of Purchaser, in its sole discretion, the Initial Repurchase Closing shall not occur (x) before the four month anniversary (to the calendar date) of the date of this Agreement or (y) during any Tolling and Marketing Period. The date on which the Initial Repurchase Closing occurs is hereinafter referred to as the “Initial Repurchase Closing Date”.

1.4 Deliveries at Initial Repurchase Closing. At the Initial Repurchase Closing:

(a) Purchaser shall cause to be delivered to Yahoo! or YHK, as applicable:

(i) the Aggregate Cash Consideration in accordance with the Cash Payment Procedures;

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(ii) duly executed counterparts of each of (1) the Investment Agreement Terminations, (2) the Registration Rights Agreement and (3) the New Shareholders Agreement;

(iii) a certificate, dated as of the Initial Repurchase Closing Date, of an authorized officer of Purchaser, attesting to the incumbency of each authorized person executing a Transaction Document on behalf of Purchaser and certifying a complete and accurate copy enclosed therewith of:

(1) (A) the resolutions of the Board of Directors of Purchaser authorizing the execution, delivery and performance of this Agreement and each of the other Transaction Documents being delivered at the Initial Repurchase Closing to which Purchaser is a party and (B) if any Preference Shares are being delivered at the Initial Repurchase Closing, resolutions of the Board of Directors of Purchaser creating the Preference Shares and issuing the Preference Shares to Yahoo! in face amount equal to the Preference Share Value;

(2) the resolutions of the shareholders of the Purchaser adopting (conditional and effective only upon the occurrence of the Initial Repurchase Closing) the Amended and Restated Articles;

(3) the Amended and Restated Articles as filed with the Registrar of Companies in the Cayman Islands on the Initial Repurchase Closing Date; and

(4) the Register of Members of the Purchaser duly updated to reflect the issuance of the Preference Shares (if any) and the repurchase of the Repurchased Shares by the Purchaser.

(iv) a certificate, dated as of the Initial Repurchase Closing Date and signed by an authorized officer of Purchaser, certifying the satisfaction of the conditions set forth in Sections 5.2(a) (Qualified Resale), 5.2(c) (Performance), and 5.2(d) (Representations and Warranties);

(v) a share certificate representing a number of Shares equal to (1) the number of Yahoo!-Held Shares and/or YHK-Held Shares, as applicable, minus (2) the number of Repurchased Shares; and

(vi) if any Preference Shares are being delivered at the Initial Repurchase Closing, certificates representing the Preference Shares issued as part of the Aggregate Purchase Consideration.

(b) Yahoo!, or YHK, as applicable, shall deliver or cause to be delivered to Purchaser:

(i) if Shares are to be delivered by Yahoo!, the share certificate(s) representing all of the Yahoo!-Held Shares, together with an instrument of transfer for only those Yahoo!-Held Shares that are Repurchased

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Shares in relation thereto and a designation as to which Yahoo!-Held Shares constitute Repurchased Shares; provided, that Yahoo! shall ensure that the Shares delivered pursuant to this Section 1.4(b)(i), together with the Shares delivered pursuant to Section 1.4(b)(ii), in the aggregate, shall in all cases equal the number of Repurchased Shares;

(ii) if Shares are to be delivered by YHK, the share certificate(s) representing all of the YHK-Held Shares, together with an instrument of transfer for only those YHK-Held Shares that are Repurchased Shares in relation thereto and a designation as to which YHK-Held Shares constitute Repurchased Shares; provided, that Yahoo! shall ensure that the Shares delivered pursuant to this Section 1.4(b)(ii), together with the Shares delivered pursuant to Section 1.4(b)(i), in the aggregate, shall in all cases equal the number of Repurchased Shares;

(iii) duly executed counterparts of each of (1) the Investment Agreement Terminations, (2) the Registration Rights Agreement and (3) the New Shareholders Agreement;

(iv) if Shares are to be delivered by Yahoo!, a certificate, dated as of the Initial Repurchase Closing Date, of an authorized officer of Yahoo!, attesting to the incumbency of each authorized person executing a Transaction Document on behalf of Yahoo!;

(v) if Shares are to be delivered by YHK, a certificate, dated as of the Initial Repurchase Closing Date, of an authorized officer of YHK, attesting to the incumbency of each authorized person executing a Transaction Document on behalf of YHK;

(vi) if Shares are to be delivered by Yahoo!, a certificate, dated as of the Initial Repurchase Closing Date and signed by an authorized person of Yahoo!, certifying the satisfaction of the conditions set forth in Sections 5.1(c) (Performance) and 5.1(d) (Representations and Warranties); and

(vii) if Shares are to be delivered by YHK, a certificate, dated as of the Initial Repurchase Closing Date and signed by an authorized person of YHK, certifying the satisfaction of the conditions set forth in Sections 5.1(c) (Performance) and 5.1(d) (Representations and Warranties).

(c) Purchaser shall make entries in its register of members to record and give effect to the repurchase and cancellation of the Repurchased Shares such that Sellers shall cease to have any further rights as shareholders of the Purchaser in respect of such Repurchased Shares.

1.5 TIPLA Amendment. Upon the terms and subject to the conditions of this Agreement, at the TIPLA Amendment Closing, Purchaser and Yahoo! shall amend and restate the TIPLA by executing and entering into the TIPLA Amendment Agreement (the “TIPLA Amendment”).

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1.6 TIPLA Amendment Closing. The closing of the TIPLA Amendment (the “TIPLA Amendment Closing”) shall take place at the same time and place as (and subject to the occurrence of) the Initial Repurchase Closing; provided, that if this Agreement is terminated (i) by Purchaser pursuant to Section 6.1(e) or (ii) by either Party pursuant to a Private Action Termination and, in the case of this clause (ii), Purchaser makes a TIPLA Amendment Closing Election, then in either case the TIPLA Amendment shall nevertheless occur and the TIPLA Amendment Closing shall take place by no later than two Business Days following such termination and, in either case, the documents referred to in Sections 1.7(a)(ii) and 1.7(b)(i) shall be deemed to have been duly executed and delivered and to be in full force in effect, without further action by any party, and the TIPLA Amendment Closing shall be deemed to have occurred, from and after the time Purchaser delivers the TIPLA Amendment Closing Consideration.

1.7 Deliveries at TIPLA Amendment Closing. At the TIPLA Amendment Closing:

(a) Purchaser shall cause to be delivered to Yahoo!:

(i) the TIPLA Amendment Closing Consideration;

(ii) duly executed counterparts of (A) the TIPLA Amendment Agreement, (B) the Transition Services Agreement and (C) the Master Services Agreement Termination Agreement.

(b) Yahoo! shall cause to be delivered to Purchaser:

(i) duly executed counterparts of (A) the TIPLA Amendment Agreement, (B) the Transition Services Agreement and (C) the Master Services Agreement Termination Agreement.

1.8 Closings. All deliveries to be made or other actions to be taken at the Initial Repurchase Closing and the TIPLA Amendment Closing (each, a “Closing”) shall be deemed to occur simultaneously with the other deliveries and actions at such Closing.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers, as of the date of this Agreement and as of the Initial Repurchase Closing Date (except for representations and warranties that speak as of a certain date, in which case, as of such date), that:

2.1 Organization.

(a) Each of Purchaser and its material Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the Laws of its jurisdiction of organization and has full power and authority to own, operate and lease its properties and assets, and carry on its businesses as currently conducted, except as would not have a Purchaser Material Adverse Effect.

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(b) (i) No order has been made and no resolution has been passed for the winding up of Purchaser or for a provisional liquidator to be appointed in respect of Purchaser and no petition has been presented and no meeting has been convened for the purpose of winding up Purchaser.

(ii) Except as would not reasonably be expected to have a Purchaser Material Adverse Effect, (A) no order has been made and no resolution has been passed for the winding up of any of Purchaser’ material Subsidiaries or for a provisional liquidator to be appointed in respect of any of Purchaser’ material Subsidiaries and (B) no petition has been presented and no meeting has been convened for the purpose of winding up any of Purchaser’ material Subsidiaries.

2.2 Enforceability; Authorization.

(a) Purchaser has all legal right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions; provided, that such performance and consummation is subject to (i) solely with respect to the adoption of the Amended and Restated Articles in connection with the adoption of the New Shareholders Agreement (the “Adoption”), the Purchaser Shareholder Approval, and (ii) solely with respect to the Alibaba.com Investment Agreement Termination, approval by the board of directors of Alibaba.com Limited. As of the date hereof and the Initial Repurchase Closing Date, the execution, delivery, and performance by Purchaser of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions has been duly and validly authorized and approved by all necessary corporate or other action of Purchaser (including approval of its board of directors); provided, further, that (i) solely with respect to the Adoption, such performance is subject to the Purchaser Shareholder Approval and (ii) solely with respect to the Alibaba.com Investment Agreement Termination, approval by the board of directors of Alibaba.com Limited. This Agreement has been duly executed and delivered by Purchaser and is, and each of the other Transaction Documents to which it is a party, when duly executed and delivered by Purchaser and the other parties thereto, will be, the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, subject to the Enforceability Carveouts.

(b) The Board of Directors of Purchaser, by resolutions duly adopted and not subsequently rescinded or modified in any way, has (x) determined that the Transactions are fair to, and in the best interests of, it and the holders of its Shares (solely in their capacity as shareholders of the Purchaser) and (y) approved this Agreement and the Transactions.

2.3 Valid Issuance. The Preference Shares are duly authorized and, as of the Initial Repurchase Closing Date, if and when issued in accordance with the Transaction Documents, will be, duly and validly issued, fully paid and nonassessable, and free and clear of all Liens.

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2.4 Non-Violation. Other than with respect to the Adoption, which is subject to receipt of the Purchaser Shareholder Approval, (1) none of (x) the execution, delivery and performance of the Transaction Documents, (y) the consummation of the Transactions by Purchaser and (z) the compliance with any of the provisions of this Agreement or any other Transaction Documents by Purchaser will constitute a Default under (i) its Organizational Documents, (ii) any Contract to which it is a party or by which it or its Subsidiaries is bound or to which any of its properties are subject or (iii) any Law applicable to it or its Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii), as would not have a Purchaser Material Adverse Effect, and (2) Purchaser is not in Default under its Organizational Documents, any Contract to which it is a party or by which it or its Subsidiaries is bound or to which any of its properties are subject, or any Law applicable to it or its Subsidiaries or any of their respective properties or assets, except, in each case, as would not have a Purchaser Material Adverse Effect. None of the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions by Purchaser will require (with or without notice or lapse of time or both) the Consent of any Governmental Authority except for such Consents the failure to obtain of which would not have a Purchaser Material Adverse Effect.

2.5 Capitalization of AGH.

(a) As of the date hereof, the authorized share capital of Purchaser is 2,800,000,000 Shares, of which as of the close of business on April 30, 2012, 2,509,232,924 Shares were issued and outstanding (the “Outstanding Shares”).

(b) Section 2.5 of the AGH Disclosure Schedule sets forth, as of April 30, 2012, (i) the number of issued and outstanding restricted share units, and (ii) the number of issued and out standing options to purchase Shares (expressed as the number of Shares for which such options are exercisable)(collectively, the “Equity Awards”). Since April 30, 2012 through the date of this Agreement, other than as disclosed in Section 2.5 of the AGH Disclosure Schedule, there have been no material changes to the aggregate number of Outstanding Shares and Equity Awards of Purchaser.

(c) Except as reflected in the number of restricted share units or options and other equity-linked awards referred to in Section 2.5(b) or as set forth in Section 2.5 of the AGH Disclosure Schedule, as of April 30, 2012, there are no options, warrants or other rights, agreements, arrangements or commitments of any character (i) convertible into or exchangeable for capital stock or any other Equity Interests of Purchaser or (ii) obligating Purchaser or its Subsidiaries to issue, acquire or sell any Equity Interests of Purchaser.

2.6 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Purchaser, threatened against Purchaser or its Subsidiaries which would, individually or in the aggregate, have a Purchaser Material Adverse Effect.

2.7 Financial Statements. Purchaser has made available to Sellers copies of (a) the audited consolidated financial statements of Purchaser and its Subsidiaries at and for the 12-month period ended December 31, 2011, together with the report of Purchaser’s independent auditors thereon (collectively, the “Audited Financial Statements”), including a balance sheet and statements of income, cash flows and shareholders’ equity and (b) the unaudited

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consolidated financial statements of Purchaser and its Subsidiaries at and for the three month period ended March 31, 2012 (collectively, the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”), including a balance sheet and statements of income, cash flows. The Financial Statements have been prepared in accordance with GAAP (subject to (i) with respect to the Audited Financial Statements, such exceptions as may be indicated in the Audited Financial Statements or the notes thereto and (ii) with respect to the Unaudited Financial Statements, the absence of footnote disclosure and normal and recurring year-end adjustments) and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Purchaser and its Subsidiaries as of the dates and for the periods covered thereby.

2.8 Solvency. As of the Initial Repurchase Closing Date and as of the IPO Repurchase Closing Date, if any portion of the Aggregate Purchase Consideration or the Aggregate IPO Repurchase Consideration which is paid hereunder constitutes a “payment out of capital” (as that term is used in the Companies Law (2011 Revision) of the Cayman Islands), Purchaser is, and immediately after giving effect to each of the Transactions to be consummated on the Initial Repurchase Closing Date or IPO Repurchase Closing Date, as applicable, will be, able to pay its debts as they fall due in the ordinary course of business (calculated, in each case, using the actual number of Shares purchased at such Closing and the actual amount of consideration paid by Purchaser at such Closing).

2.9 Shareholder Meeting Proxy Materials. At the time of the mailing of the Purchaser Proxy Statement or any amendments or supplements thereto, and at the time of the Purchaser Shareholders Meeting: (i) the Purchaser Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (ii) the Purchaser Proxy Statement will comply as to form in all material respects with the provisions of applicable Law and Purchaser’s Organizational Documents. Purchaser makes no representation or warranty with respect to any information provided by Yahoo! to be included in the Purchaser Proxy Statement.

2.10 Financing Certificate. As of the date of the delivery of the Financing Certificate to Sellers pursuant to Section 4.6 and the Initial Repurchase Closing Date, the information included in and attached to the Financing Certificate, including the Cash Financing Amount, the number of Repurchased Shares as of the expected Initial Repurchase Closing Date, and the calculation of the Repurchase Price, is true and complete in all material respects.

2.11 No Other Representations or Warranties. Purchaser acknowledges that neither Seller is making any representation or warranty as to any matter whatsoever except as expressly set forth in the Transaction Documents.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the Sellers’ Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to Purchaser as of the date of this Agreement and as of the Initial Repurchase Closing Date (except for representations and warranties that speak as of a certain date, in which case, as of such date), that:

3.1 Organization. Each Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has full power and authority to own, operate and lease its properties and carry on its business as currently conducted, except where the failure to have such power and authority would not have a Seller Material Adverse Effect.

3.2 Authorization; Enforceability.

(a) (i) Each Seller has all legal right, power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the Transactions and (ii) the execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party and the consummation of the Transactions has been duly and validly authorized and approved by all necessary corporate or other action of such Seller.

(b) This Agreement has been duly executed and delivered by each Seller and is, and each of the other Transaction Documents to which either Seller is a party, when duly executed and delivered by such Seller and the other parties thereto, will be, the legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, subject to the Enforceability Carveouts.

3.3 Non-Violation. None of the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions by either Seller or compliance with any of the provisions of this Agreement or any other Transaction Documents by either Seller will constitute a Default under (i) such Seller’s Organizational Documents, (ii) any Contract to which it is a party or by which it is bound or to which any of its properties are subject or (iii) any Law applicable to it or its properties or assets, except in the case of clauses (ii) and (iii), as would not have a Seller Material Adverse Effect. None of the execution, delivery and performance of the Transaction Documents and the consummation of the Transactions by either Seller will require the Consent of any Governmental Authority, except for such Consents the failure to obtain of which would not have a Seller Material Adverse Effect; provided, however, that Sellers do not make any representation or warranty regarding any Law or Consent of any Governmental Authority relating to or under Antitrust Laws of the PRC or national security review or clearance of the PRC (including any national security review in connection with the PRC National Security Review Rules) in connection with the Transactions.

3.4 Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Sellers, threatened against Sellers, their Affiliates or Subsidiaries which would, individually or in the aggregate, have a Seller Material Adverse Effect.

3.5 Ownership of the Shares. Sellers are the beneficial owners of 1,046,565,416 Shares (the “Owned Shares”), of which Yahoo! is the legal and record owner of 615,626,716 Shares (the “Yahoo!-Held Shares”) and YHK is the legal and record owner of

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430,938,700 Shares (the “YHK-Held Shares”). Each of Yahoo! and YHK has good and marketable title to the Owned Shares of which it is the legal and record owner, free and clear of any Liens, other than Permitted Liens. YHK is a direct wholly owned subsidiary of Yahoo!. Other than the Owned Shares, Sellers do not own beneficially or of record any Shares or any other shares or Equity Interests of Purchaser. At the Initial Repurchase Closing, Sellers will have the absolute right, authority, power and capacity to sell, assign and transfer to Purchaser all right, title and interest, free and clear of all Liens, other than Permitted Liens, to the Repurchased Shares. Upon completion of the repurchase of the Repurchased Shares at the Initial Repurchase Closing, AGH will have good, valid and marketable title to the Repurchased Shares, free and clear of all Liens, other than Permitted Liens.

3.6 Purchaser Proxy Statement. No information provided by Yahoo! in writing for inclusion in the Purchaser Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein with respect to Yahoo! or necessary in order to make the statements therein with respect to Yahoo!, in light of the circumstances under which they were made, not misleading.

3.7 No Other Representations or Warranties. Sellers acknowledge that Purchaser is not making any representation or warranty as to any matter whatsoever except as expressly set forth in the Transaction Documents.

ARTICLE IV

COVENANTS AND AGREEMENTS

4.1 Purchaser Shareholder Approval. Purchaser shall duly call, give notice of, convene and hold one or more general meetings of the shareholders of Purchaser (all such meetings, including any adjournment thereof, collectively, the “Purchaser Shareholders Meeting”) for the purpose of approving and adopting the Amended and Restated Articles and, if deemed necessary or advisable by Purchaser, any other Transaction Related Matter. Purchaser shall prepare and shall, subject to Yahoo!’s review, comment and written consent in advance, which shall not be unreasonably withheld, conditioned or delayed, deliver to the shareholders of Purchaser a proxy statement (which shall include the requisite notice) relating to the Purchaser Shareholders Meeting (together with any amendments thereof or supplements thereto, the “Purchaser Proxy Statement”) for the purpose of obtaining the Purchaser Shareholder Approval in accordance with the Organizational Documents of Purchaser and applicable Law.

4.2 Yahoo! Actions as Shareholder. Yahoo! (i) shall cause the Owned Shares to be represented in the quorum and to be voted in favor of all Transaction Related Matters proposed at any duly called general meeting of the shareholders of Purchaser in which the Owned Shares are entitled to vote and to provide consent and vote in favor of any Transaction Related Matter presented to Yahoo!, in its capacity as a shareholder of Purchaser, under Article III of the 2007 Shareholders Agreement or 2005 Shareholders Agreement, as the case may be, or, following the Initial Repurchase Closing, Article III of the New Shareholders Agreement, (ii) shall cause the representative of Yahoo! on the Board of Directors of Purchaser to be present at any meeting of the Board of Directors of Purchaser at which resolutions relating to Transaction Related Matter are proposed and to not oppose any Transaction Related Matter at such meeting

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and (iii) hereby irrevocably waives any rights that it has or may have (including without limitation pre-emptive rights, right of first offer and tag-along rights) under the 2007 Shareholders Agreement, the 2005 Shareholders Agreement and/or the existing Organizational Documents of the Purchaser in connection with any Transaction Related Matter occurring, in the case of this clause (iii), on or before the Initial Repurchase Closing Date; provided, however, that nothing in this Section 4.2 shall require Yahoo! to (x) amend the 2007 Shareholders Agreement, the 2005 Shareholders Agreement or the existing Organizational Documents of Purchaser other than by entering into the New Shareholders Agreement and voting, in Yahoo!’s capacity as a shareholder of Purchaser, to adopt the Amended and Restated Articles or (y) consent to any transaction that does not satisfy or comply with Sections 3.2(b) or Section 3.3 of the New Shareholders Agreement (as if such provisions were in effect from the date hereof). This Section 4.2 shall terminate upon the earlier to occur of the consummation of a Qualified IPO, consummation of the IPO Sale, or consummation of the IPO Repurchase.

4.3 Share Transactions. From the date hereof until the earlier to occur of (i) the IPO Repurchase Closing, (ii) the consummation of an IPO Sale, (iii) the termination of this Agreement and (iv) December 31, 2015, neither Seller shall, and each Seller shall cause its respective Subsidiaries not to, (1) directly or indirectly, including through one or a series of hedging or other derivative transactions, transfer, sell, assign, encumber or dispose of any Share that would result in the Sellers collectively owning fewer than 261,500,000 Shares (or, prior to the Initial Repurchase Closing, less than 784,500,000 Shares), (2) with respect to at least 261,500,000 Shares, directly or indirectly permit the imposition of any Lien that would prevent the sale and delivery of all of such Shares free and clear of all Liens in the IPO Repurchase should such repurchase occur at any time, or (3) acquire any Share (other than pursuant to (x) any share dividends, share splits, reverse share splits, share consolidations or combinations and similar transactions or (y) any exercise after the Initial Repurchase Closing of any of Sellers’ or its Affiliates’ preemptive rights, if any, under the 2005 Shareholders Agreement, 2007 Shareholders Agreement, New Shareholders Agreement and any amendments to the foregoing, the Purchaser’s Organizational Documents, at any time, or under applicable Law; provided, that a change of control of Yahoo! shall not constitute a direct or indirect transfer, sale, assignment, encumbrance or disposal for purposes of the preceding clause (1).

4.4 Efforts.

(a) Except with respect to those matters as to which a different efforts standard is explicitly stated, each Party shall use its reasonable best efforts to take, or cause to be taken, all appropriate action (and to do, or shall cause to be done, all things necessary, proper or advisable under Law) to consummate the Transactions as promptly as practicable and to make or obtain all Consents required in connection therewith.

(b) Each Party shall (i) make, as promptly as practicable following the execution of this Agreement, all necessary filings and notifications and other submissions (if any) with respect to the Initial Repurchase under Antitrust Laws and PRC National Security Review Rules, (ii) use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to Antitrust Laws and PRC National Security Review Rules and (iii) use its reasonable best efforts to obtain any necessary or appropriate Consent from any Governmental Authority

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and such other approvals, consents and clearances as may be necessary, proper or advisable to effectuate the Transactions under Antitrust Laws and PRC National Security Review Rules, and the removal of any Order under Antitrust Laws and PRC National Security Review Rules impeding the consummation of the Initial Repurchase.

(c) If (i) any objections are asserted by any Governmental Authority with respect to the Transactions under any Law, (ii) any Action is instituted (or threatened to be instituted) by any Governmental Authority challenging the Transactions as violative of any Law or which would otherwise prevent, materially delay or materially impede the consummation of the Transactions, or (iii) any Law is in effect which would make the consummation of the Transactions illegal or would otherwise prevent, materially delay or materially impede the consummation of the Transactions, then each Party shall use its reasonable best efforts to resolve any such objection or Action so as to permit the consummation of the Transactions as promptly as possible, and in any event in advance of the Seller Outside End Date. In furtherance of the foregoing, subject to the Parties first complying with the obligations of the previous sentence, each Party shall use its reasonable best efforts, at its own expense, to defend, contest, appeal and resist any such Action and to have any such Action or Law vacated, lifted, reversed, removed or repealed (including by seeking any appropriate Consents).

(d) In the event that any Person commences a Private Action that seeks, or could result in, a Private Action Order, each Party against which the Private Action is brought shall use its reasonable best efforts to contest, resist, oppose and defend against such Private Action and against the entry of any Private Action Order so as to allow the Transactions to be consummated as contemplated by the Transaction Documents without the imposition of any further conditions or requirements. If any Private Action Order is issued or entered, (1) each Party against which such Private Action Order has been made (and each other Party specifically required to take an action as a condition to the lifting of such Private Action Order) shall use its reasonable best efforts to have such Private Action Order lifted, vacated, reversed, repealed or removed as promptly as possible and in any event prior to the Seller Outside End Date and (2) Sellers shall use reasonable best efforts to comply with all of the requirements of such Private Action Order including, in the case of a Private Action Order other than a Temporary Private Action Order, immediately and, in the case of a Temporary Private Action Order, commencing at the later of (x) the effective date of such Temporary Private Action Order and (y) the date that is two (2) months after the date of this Agreement, satisfying any conditions or requirements to the lifting, removal, or satisfaction of such Private Action Order imposed or implied thereby (including by seeking any Consents, including Consents from members, partners, shareholders or Affiliates of such Party, as applicable) so as to permit the consummation of the Transactions as promptly as possible such that the Transactions may proceed notwithstanding such Private Action Order.

(e) None of the Parties shall be required to take any action pursuant to Section 4.4(c) or 4.4(d) to the extent it would reasonably be expected to have a material adverse effect on the financial condition of such Party and its Subsidiaries, taken as a whole.

(f) Each Party shall bear its own filing and other Expenses incurred with respect to any filings made pursuant to this Section.

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(g) Each Party shall, without further consideration (unless otherwise provided for herein), take or cause to be taken such further actions, and shall execute, deliver and file or cause to be delivered and filed such further documents and instruments, and shall obtain such consents, as may be reasonably required or requested by a Party in order to effectuate the terms and conditions of this Agreement. If the U.S. Securities and Exchange Commission at any time requests that Yahoo! file any or all of the exhibits to this Agreement that Yahoo! has not filed with the U.S. Securities and Exchange Commission, then Yahoo! will seek and use its reasonable best efforts to obtain confidential treatment of such exhibits by the U.S. Securities and Exchange Commission for the longest confidentiality term possible and shall promptly notify Purchaser of any such request and allow Purchaser the opportunity to review and comment on the submission of the confidential treatment request.

(h) Each Party shall cooperate with the other Party in connection with the actions contemplated by this Section 4.4 that are required to be taken with respect to any Governmental Authority in order to obtain approvals or clearances to consummate the Transactions, including to keep the other Party reasonably apprised of the status of the matters contemplated by this Section 4.4(h).

(i) Promptly after the completion or abandonment of Purchaser’s offer to privatize Alibaba.com Limited, Purchaser shall cause Alibaba.com Limited to approve the Alibaba.com Investment Agreement Termination.

4.5 Public Announcements. The initial press release regarding the Transactions shall be a joint press release by Purchaser and Yahoo!. Each of the Parties agrees that no press release or similar public announcement, disclosure or communication shall be made concerning the terms of the Transactions, except (i) solely to the extent requested or required to comply with the requirements of applicable Law or applicable stock exchange regulations (including stock exchange, SFC and other regulations applicable to Yahoo! or Alibaba.com Limited), or (ii) if the Parties have consulted and approved such announcement, disclosure or communication in advance of its public disclosure. The Parties acknowledge and agree that notwithstanding anything in this Agreement to the contrary, Yahoo! may file with the U.S. Securities and Exchange Commission a Form 8-K and other U.S. Securities and Exchange Commission forms summarizing the material terms of this Agreement and otherwise complying with the requirements of such forms. Yahoo! will provide a draft of such Form 8-K to Purchaser at a reasonable time in advance of its filing and will consider in good faith any comments from Purchaser thereto.

4.6 Financing.

(a) Purchaser shall keep Yahoo! reasonably informed with respect to Purchaser’s plan for financing the Initial Repurchase (including nature, amount and anticipated timing) and with respect to the status of such financing. No later than five Business Days prior to the Initial Repurchase Closing Date, Purchaser shall deliver to Yahoo! the Financing Certificate and provide Yahoo! with an opportunity to review (in person at the offices of Purchaser’s U.S. counsel), but not to make copies of or retain, the equity financing documents relevant to calculating the Repurchase Price. Purchaser may withdraw and may replace any previously-delivered Financing Certificate; provided, however, that Purchaser shall keep Yahoo! informed of such withdrawal or replacement as soon as reasonably practicable after such occurrence and in any event prior to the Initial Repurchase Closing Date.

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(b) In the event that, (i) during the Replacement Equity Financing Period, Purchaser sells, or enters into a binding written agreement to sell, Equity Interests for proceeds of more than US$500,000,000 (such financing during such time period, “Subsequent Equity Financing”) and (ii) at any time during the Replacement Equity Use Period Purchaser uses any proceeds of such Subsequent Equity Financing to repurchase Equity Interests or to (x) redeem or repay indebtedness of any of Purchaser’s Subsidiaries incurred after the date of this Agreement or (y) redeem or repay indebtedness of Purchaser (any Subsequent Equity Financing meeting the conditions set forth in both of clauses (i) and (ii), “Replacement Equity Financing”), Purchaser shall, within five Business Days of such repurchase, redemption or repayment, pay to Yahoo! and/or YHK, as applicable, an amount in cash equal to each Seller’s pro rata share of the Make Whole Amount.

(c) No Shares or Equity Interests sold by Purchaser as part of the financing of the Initial Repurchase (including in any Replacement Equity Financing) shall be sold to JT, JM, SB or any of their respective Affiliates.

(d) Following the Initial Repurchase Closing, Purchaser shall cause JM on behalf of himself and the other AGH SAFE 75 Reporting Persons who are required to do so by Law to submit applications to amend the AGH SAFE Circular 75 Registration within 30 days upon the occurrence of any Amendment Event.

4.7 Disposition on Qualified IPO.

(a) In connection with a Qualified IPO, Yahoo! and YHK shall, at Purchaser’s election, either: (i) sell, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens, the IPO Disposition Shares at a price per share equal to the IPO Repurchase Price (an “IPO Repurchase”), or (ii) concurrently with the consummation of the Qualified IPO, sell the IPO Disposition Shares directly in the Qualified IPO (an “IPO Sale”). The allocation of Shares to be sold by Yahoo! and/or YHK in connection with an IPO Repurchase or IPO Sale shall be determined at Yahoo!’s discretion, but Yahoo! shall be liable for the delivery of the full amount of such Shares.

(b) In order to elect to cause Sellers to participate in and complete an IPO Sale, Purchaser shall provide written notice to Yahoo! of such election by no later than 10 Business Days prior to the commencement of marketing efforts by the underwriters with respect to a Qualified IPO (the “IPO Sale Notice”). If Purchaser timely delivers an IPO Sale Notice to Yahoo!, each Seller shall execute, deliver and perform its obligations under (i) the underwriting agreement between the managing underwriter and Purchaser with respect to such Qualified IPO (on terms and conditions reasonably acceptable to Yahoo! (with terms and conditions customary for initial public offering underwritings in the market in which the Qualified IPO is to occur being presumed to be reasonably acceptable to Yahoo!, subject to Sections 4.7(d)(i) and 4.7(d)(ii))), (ii) a lock-up agreement on terms no less favorable to Yahoo! than the terms of the lock-up agreement executed by JM, JT and SB in connection with such Qualified IPO, pursuant to which Sellers shall agree not to sell or otherwise transfer any Shares during the period of time

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specified in such lock-up agreement (such period not to exceed the shorter of (x) the shortest period specified in any lock-up agreement executed by JM, JT, SB or Purchaser in connection with such Qualified IPO and (y) twelve months, and which lock-up shall include a provision that the underwriters shall not release JT, JM, SB or Purchaser from any such lock-up agreement or waive such Person’s obligations thereunder without concurrently releasing or waiving such obligations of each Seller from its lock-up agreement), and (iii) all other documents customarily required of a selling shareholder in an underwritten public offering, including a power of attorney and custody agreement; provided, that Sellers shall not be required to make any representations regarding Purchaser or Purchaser’s Subsidiaries.

(c) Unless Purchaser timely delivers an IPO Sale Notice to Yahoo! in connection with a Qualified IPO, Purchaser and Sellers shall consummate the IPO Repurchase (the “IPO Repurchase Closing”) on the third Business Day after the completion of such Qualified IPO. At the IPO Repurchase Closing, (i) each Seller shall deliver or cause to be delivered to Purchaser share certificates representing all of the IPO Disposition Shares free and clear of any Liens, (ii) the Purchaser shall make entries in its register of members to record and give effect to the repurchase and cancellation of the IPO Disposition Shares, and (iii) Purchaser shall deliver in accordance with the Cash Payment Procedures an amount in cash to Yahoo! equal to the IPO Repurchase Price multiplied by the number of IPO Disposition Shares (the “Aggregate IPO Repurchase Consideration”). Unless the IPO Sale Notice has been delivered, the obligations to consummate the IPO Repurchase Closing as set forth in this Section 4.7 shall be unconditional, and no further repurchase agreement or other agreement (other than as may be requested by Purchaser in accordance with Section 4.7(d)) shall be required to consummate the IPO Repurchase Closing. All deliveries to be made or other actions to be taken at the IPO Repurchase Closing shall be deemed to occur simultaneously with the other deliveries and actions at the IPO Repurchase Closing.

(d) Sellers shall execute and deliver such additional customary documents, instruments, certificates, filings and agreements and take such additional actions as are reasonably necessary to permit to occur a Qualified IPO, an IPO Repurchase or an IPO Sale or the debt or equity financing of an IPO Repurchase and which do not impose commercially unreasonable terms or conditions on Sellers; provided that:

(i) In connection with a Qualified IPO or IPO Sale, Sellers shall not be required to execute and deliver any such documents, instruments, certificates, filings and agreements or take any such additional actions that (a) are not customarily executed, delivered or taken by shareholders of a listing applicant that are not the “controlling shareholder” (within the meaning of such term or a similar term under the listing rules of the stock exchange on which the Qualified IPO or IPO Sale occurs (including, if applicable, the Hong Kong Listing Rules) or the applicable Laws of the jurisdiction in which the Qualified IPO or IPO Sale occurs); provided that the foregoing shall not relieve the Sellers and their Affiliates from their obligations, if any, as “substantial shareholders” or “connected persons” (within the meaning of such terms or similar terms under the listing rules of the stock exchange on which the Qualified IPO or IPO Sale occurs (including, if applicable, the Hong Kong Listing Rules) or the applicable Laws of the jurisdiction in which the Qualified IPO or IPO Sale occurs), (b) would alter

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the terms of the Preference Shares (if Sellers own any Preference Shares at that time), or (c) would alter any rights or obligations of Sellers under any of the Transaction Documents except as contemplated by such Transaction Document;

(ii) Sellers shall not be required to execute and deliver any such documents, instruments, certificates, filings and agreements or to take any such actions that would give rise to (i) any obligations imposed on the Sellers or their Affiliates as “controlling shareholder” (within the meaning of such term or a similar term under the listing rules of the stock exchange on which the Qualified IPO or IPO Sale occurs (including, if applicable, the Hong Kong Listing Rules) or the applicable Laws of the jurisdiction in which the Qualified IPO or IPO Sale occurs) of the Purchaser upon completion of an IPO; provided that the foregoing shall not relieve the Sellers and their Affiliates from their obligations as “substantial shareholders” or “connected persons” (within the meaning of such term or a similar term under the listing rules of the stock exchange on which the Qualified IPO or IPO Sale occurs (including, if applicable, the Hong Kong Listing Rules) or the applicable Laws of the jurisdiction in which the Qualified IPO or IPO Sale occurs), or (ii) any non-competition obligations and any obligations to designate business opportunities to the Purchaser.

The Purchaser shall provide Yahoo! and YHK a reasonable opportunity to review and comment on any documentation customarily required from selling shareholders for the consummation of the Qualified IPO or an IPO Sale.

(e) In connection with a Qualified IPO, Purchaser shall, prior to Purchaser’s selection of any joint global coordinator with respect to such Qualified IPO, deliver a written request to Yahoo! that Yahoo! select an Eligible Bank (the “Specified Bank Request”), and Yahoo! shall deliver a written notice to Purchaser identifying one Eligible Bank within three Business Days of delivery of the Specified Bank Request (the “Specified Bank Notice”). Within two Business Days of receipt of Specified Bank Notice, Purchaser shall deliver a written notice to Yahoo! either (i) confirming that the Eligible Bank identified in the Specified Bank Notice is acceptable to Purchaser or (ii) rejecting the Eligible Bank identified in the Specified Bank Notice, in which event, within two Business Days of receipt of such rejection notice, Yahoo! shall deliver a new Specified Bank Notice to Purchaser that identifies an Eligible Bank that has not been rejected by Purchaser (in the current or any prior application of this sentence), and this sentence shall apply to such Specified Bank Notice and any successive Specified Bank Notice; provided, that Purchaser is entitled to reject only (x) one Eligible Bank for any or no reason and (y) up to two additional Eligible Banks if such Eligible Bank has acted or is acting as a global coordinator, book runner or lead manager for a capital markets transaction with a Specified Company (provided that Purchaser shall not be entitled to reject an Eligible Bank under this subclause (y) in the event that a global coordinator selected by Purchaser for the Qualified IPO acted or is acting as a global coordinator, book runner or lead manager for a capital markets transaction with such Specified Company); provided, further, that if Purchaser has rejected any of the Eligible Banks under the foregoing subclause (y) and Purchaser subsequently selects a joint global coordinator with respect to such Qualified IPO who acted or is acting as a global coordinator, book runner, or lead manager for a capital markets transaction with such Specified Company, then Yahoo! may elect to change its Specified Bank by delivering a Specified Bank

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Notice pursuant to the foregoing procedure and Purchaser shall not be entitled to reject pursuant to the foregoing subclause (y) any Eligible Bank identified in such Specified Bank Notice. “Specified Bank” means (i) if Purchaser confirms that an Eligible Bank identified in a Specified Bank Notice is acceptable to Purchaser, or if Purchaser fails to confirm or reject an Eligible Bank in the time required, the Eligible Bank identified in such Specified Bank Notice, (ii) if Purchaser rejects one or two Eligible Banks in accordance with the previous sentence, the Eligible Bank (which shall not be any of the rejected Eligible Banks) identified by Yahoo! to Purchaser in a subsequent Specified Bank Notice and confirmed by Purchaser as acceptable to Purchaser; or (iii) if Purchaser rejects three Eligible Banks in accordance with the previous sentence, the Eligible Bank (which shall not be any of the rejected Eligible Banks) identified by Yahoo! to Purchaser in the Specified Bank Notice delivered to Purchaser within two Business Days of such third rejection. Except as otherwise consented to by Yahoo! (such consent not to be unreasonably withheld), the Specified Bank will receive or be provided with underwriting fees in an amount not less than the amount received by the third-most- highly- compensated underwriter in the Qualified IPO; provided that if the Specified Bank is offered an opportunity to provide financing, but does not provide financing, at the same or greater level as at least one of the three most highly compensated underwriters in the Qualified IPO, in any financing of Purchaser (or the entity that is the subject of the Qualified IPO) obtained at or near the time of the Qualified IPO, then fees paid to the Specified Bank shall be determined by Purchaser in its sole, reasonable discretion.

4.8 Specified Tax Matters.

(a) No Withholding. Except to the extent otherwise required by a change in applicable Law after the date hereof, payment by Purchaser of the Aggregate Purchase Consideration, the Make Whole Amount, the Aggregate IPO Repurchase Consideration and the TIPLA Amendment Closing Consideration and any Tax sharing payments made by the Parties pursuant to this Section 4.8 shall be made free and clear of, and without deduction or withholding for or on account of, any withholding Taxes. Each Party shall provide written notice to the other Party at least 10 Business Days prior to any such deduction or withholding of Taxes, and the Parties shall cooperate and take any action reasonably requested by the other Party in order to minimize or eliminate such withholding Taxes to the extent permitted by applicable Law. If such Taxes are required to be deducted or withheld as a result of a change in applicable Law then, within 10 Business Days after timely remitting such withheld amounts to the applicable Governmental Authority, the Party that made such withholding shall deliver to the Party in respect of which the withholding was made a certified copy of any receipt issued by the Governmental Authority evidencing such remittance, a certified copy of the return reporting such remittance, or other written evidence of such remittance reasonably satisfactory to the Party in respect of which the withholding was made.

(b) Responsibility for Taxes. Subject to paragraphs (c) and (d) below, each Party shall be exclusively responsible for and shall pay any Taxes (including PRC Capital Gains Tax) imposed primarily on such Party or such Party’s Affiliates with respect to the Initial Repurchase, an IPO Repurchase or an IPO Sale; provided that a Party (or its Affiliate) shall not be deemed to be primarily liable for any Taxes for which it is liable solely in its capacity as a withholding agent with respect to payments made to any other Party to the extent such withholding obligation arises as a result of a change in applicable Law after the date hereof.

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(c) PRC Capital Gains Tax.

(i) In the event PRC Capital Gains Tax is imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase, Purchaser shall pay to Yahoo! the Anticipated AGH PRC Tax Payment within 10 Business Days following the receipt by Purchaser of a written notice from Yahoo! evidencing payment by Yahoo! or any of its Affiliates of PRC Capital Gains Tax with respect to the Initial Repurchase.

(ii) Within 10 Business Days of Yahoo! filing its consolidated U.S. federal income Tax return for the taxable year in which PRC Capital Gains Tax is imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase, Yahoo! shall notify Purchaser in writing of the difference, if any, between the Anticipated AGH PRC Tax Payment and the AGH PRC Tax Payment, which notice shall be accompanied by reasonable detail supporting the computation of the AGH PRC Tax Payment. Within 10 Business Days of Purchaser’s receipt of such notice, if the Anticipated AGH PRC Tax Payment exceeds the AGH PRC Tax Payment, then Yahoo! shall pay such excess amount to AGH.

(iii) Within 10 Business Days of (x) Yahoo! filing its consolidated U.S. federal income Tax return for any taxable year following the taxable year described in clause (ii) above until and including the taxable year ending December 31, 2014 or (y) any other adjustment to the AGH PRC Tax Payment that occurs after the Initial Repurchase and prior to the expiration of the statute of limitations applicable to Yahoo!’s consolidated U.S. federal income Tax return for the taxable year ending December 31, 2014 (whether by reason of any final disposition of a Tax proceeding, the filing of any amended Tax return or otherwise), Yahoo! shall notify Purchaser in writing of the difference, if any, between the AGH PRC Tax Payment (as previously calculated) and the AGH PRC Tax Payment (as calculated at such time), which notice shall be accompanied by reasonable detail supporting the computation of the AGH PRC Tax Payment (as calculated at such time). Within 10 Business Days of Purchaser’s receipt of such notice, (A) if the AGH PRC Tax Payment (as calculated at such time) exceeds the AGH PRC Tax Payment (as previously calculated), then AGH shall pay such excess amount to Yahoo!, or (B) if the AGH PRC Tax Payment (as previously calculated) exceeds the AGH PRC Tax Payment (as calculated at such time), then Yahoo! shall pay such excess amount to AGH.

(iv) Any dispute between the Parties regarding the computation of the AGH PRC Tax Payment or any subsequent adjustment thereof shall be resolved by a nationally-recognized, independent U.S. accounting firm mutually selected by the Parties. Any fees and expenses of such accounting firm incurred in connection with such dispute shall be borne equally by Purchaser, on the one hand, and Yahoo!, on the other hand.

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(v) Purchaser shall use commercially reasonable efforts to assist Yahoo! with respect to (A) Tax filings with the PRC Tax authorities and compliance with any procedures relating to PRC Capital Gains Tax, and (B) minimizing or eliminating any potential PRC Capital Gains Tax liability to the extent permitted by applicable Law, in each case, in connection with the Initial Repurchase. Sellers shall authorize one of Purchaser’s Subsidiaries that is a wholly foreign owned enterprise formed under the Laws of the PRC to act as agent of the Sellers for purposes of seeking an exemption from, or seeking to minimize, PRC Capital Gains Tax with respect to the Initial Repurchase, and any related communications with the PRC Tax authorities; provided that, in connection therewith, Purchaser shall, and shall cause such Subsidiary to, (A) provide Yahoo! with copies of any written communications received from the PRC Tax authorities, (B) provide Yahoo! with a reasonable opportunity to comment on any written materials before they are submitted to the PRC Tax authorities, (C) permit Yahoo! to attend any scheduled meetings or conferences with the PRC Tax authorities, and (D) not settle, compromise or abandon such exemption proceeding without the prior written consent of Yahoo! (such consent not to be unreasonably withheld, conditioned or delayed).

(vi) Yahoo!, at its expense, shall have the right to conduct and control any Tax audit, contest or other proceeding relating to PRC Capital Gains Tax with respect to the Initial Repurchase; provided that, in connection with any such audit, contest or other proceeding, Yahoo! shall (A) provide Purchaser with copies of any written communications received from the PRC Tax authorities, (B) provide Purchaser with a reasonable opportunity to comment on any written materials before they are submitted to the PRC Tax authorities, (C) permit Purchaser to attend any scheduled meetings or conferences with the PRC Tax authorities, and (D) not settle, compromise or abandon such audit, contest or proceeding without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed).

(d) Transfer Taxes. Each of Purchaser and Yahoo! shall be responsible for and shall bear one half of any Transfer Taxes imposed with respect to the Initial Repurchase, regardless of the Party responsible for such Transfer Taxes under applicable Law. The Parties shall cooperate to ensure the timely payment of any Transfer Taxes and the timely filing of any necessary documentation with respect thereto.

(e) Tax Cooperation.

(i) In the event PRC Capital Gains Tax is imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase, Yahoo! shall use reasonable efforts to maximize the utilization of any foreign Tax credits, for U.S. federal income tax purposes, attributable to, or resulting from, the imposition of such PRC Capital Gains Tax (including, without limitation, by electing to treat any items of Specified Taxable Income as foreign source income pursuant to Section 865(h)(2) of the U.S. Internal Revenue Code of 1986, as amended, to the extent permitted by applicable Law).

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(ii) Purchaser shall provide Yahoo! on a reasonably timely basis with all information reasonably requested by Yahoo! for purposes of preparing and filing Tax returns or complying with any other requirement under applicable Tax Law, in each case, with respect to Yahoo!’s or any of its Affiliate’s ownership or disposition of Shares (including information relevant to determining and claiming foreign Tax credits, for U.S. federal income Tax purposes); provided, that, for these purposes, Purchaser shall not be required to prepare any information that it does not maintain at such time; provided, further, that Purchaser shall, at Yahoo!’s expense, provide such cooperation as Yahoo! may reasonably request to enable Yahoo!’s external advisors to prepare such information.

4.9 Shareholders Agreement; Amended and Restated Articles. At the Initial Repurchase Closing, Purchaser and each Seller shall execute and deliver to the other the New Shareholders Agreement and Purchaser shall adopt the Amended and Restated Articles. The parties shall cooperate in good faith to, within thirty (30) days of the date hereof, prepare a form of the Amended and Restated Articles which form shall (i) be reasonably acceptable to each of the Company and Yahoo!, (ii) include only such changes as are necessary to give effect to the New Shareholders Agreement, and (iii) be attached hereto as Exhibit H no later than 30 days from the date hereof.

4.10 Non-Circumvention. No Party shall, directly or indirectly, take, omit to take, or permit any action having a purpose of circumventing or having an effect of circumventing or rendering inapplicable, in whole or in part, the rights or obligations of any Party under the Transaction Documents. The Parties shall not, and shall cause each of their respective Affiliates to not, enter into or engage in any transaction that would reasonably be expected to prevent or materially delay the consummation of the Transactions or materially reduce the likelihood of any Closing to occur.

ARTICLE V

CLOSING CONDITIONS

5.1 Conditions to Obligation of Purchaser. The obligation of Purchaser to effect the Initial Repurchase Closing is subject to the satisfaction or waiver of each of the following conditions:

(a) Shareholder Approval. Purchaser Shareholder Approval shall have been obtained.

(b) Legal Matters. There shall not be any Law in effect or Order by any Governmental Authority of competent jurisdiction the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or restrict consummation of the Initial Repurchase. There shall not be pending or threatened any Action brought by a Governmental Authority of competent jurisdiction seeking to enjoin, make illegal or otherwise prohibit or restrict consummation of the Initial Repurchase.

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(c) Performance. Sellers shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement in connection with the Initial Repurchase before or at the Initial Repurchase Closing.

(d) Representations and Warranties. Each of the representations and warranties of Sellers contained in Article III of this Agreement (other than the representations and warranties in Section 3.5) shall be true and correct in all respects without giving effect to any materiality or material adverse effect qualifiers contained therein, except for such failures to be true and correct as would not have a Seller Material Adverse Effect. The representations and warranties of Sellers in Section 3.5 shall be true and correct in all respects.

(e) Yahoo! shall have delivered to Purchaser duly executed counterparts of each of the Investment Agreement Terminations, the Registration Rights Agreement, and the New Shareholders Agreement.

(f) If Shares are to be delivered by Yahoo!, Yahoo! shall have delivered to Purchaser the certificates specified in Section 1.4(b)(vi).

(g) If Shares are to be delivered by YHK, YHK shall have delivered to Purchaser the certificates specified in Section 1.4(b)(vii).

(h) The applicable Tolling and Marketing Period, if any, shall have ended.

5.2 Conditions to Obligation of Sellers. The obligation of Sellers to effect the Initial Repurchase Closing is subject to the satisfaction or waiver of each of the following conditions:

(a) Qualified Resale. A Qualified Resale shall have been consummated or shall be consummated concurrently with the Initial Repurchase Closing.

(b) Legal Matters. There shall not be any Law in effect or Order by any Governmental Authority of competent jurisdiction the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or restrict consummation of the Initial Repurchase. There shall not be pending or threatened any Action brought by a Governmental Authority of competent jurisdiction seeking to enjoin, make illegal or otherwise prohibit or restrict consummation of the Initial Repurchase.

(c) Performance. Purchaser shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under this Agreement before or at the Initial Repurchase Closing.

(d) Representations and Warranties. Each of the representations and warranties of Purchaser contained in Article II of this Agreement (other than the representations and warranties in Sections 2.3, 2.5(a), (b), (c), 2.8 and 2.10) shall be true and correct in all respects, without giving effect to any materiality or material adverse effect qualifiers contained therein, except for such failures to be true and correct as would not, individually or in the

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aggregate, have a Purchaser Material Adverse Effect. The representations and warranties of Purchaser in Sections 2.3, 2.5(a), 2.8 and 2.10 shall be true and correct in all respects and the representations and warranties of Purchaser in 2.5(b) and (c) shall be true and correct in all material respects; provided, that the representations and warranties of Purchaser in Section 2.3 need not be true or correct if no Preference Shares are issued to any Seller in connection with the transactions contemplated hereby; provided, further, that the representations and warranties of Purchaser in Section 2.5(a), (b) and (c) shall be deemed to be true and correct in all respects unless the aggregate Outstanding Shares and Equity Awards outstanding as of the date hereof are materially fewer than the aggregate disclosed in Section 2.5(a), (b) and (c).

(e) Purchaser shall have delivered to Yahoo! duly executed counterparts of each of the Investment Agreement Terminations, the Registration Rights Agreement and the New Shareholders Agreement.

(f) Purchaser shall have delivered to Yahoo! the certificates specified in Sections 1.4(a)(iv).

(g) Purchaser shall have delivered the Financing Certificate to Yahoo! no later than five Business Days prior to the Initial Repurchase Closing.

5.3 Conditions to Obligation of Yahoo! and Purchaser with Respect to the TIPLA Amendment.

(a) The obligation of Purchaser to consummate the TIPLA Amendment and effect the TIPLA Amendment Closing is subject to the satisfaction or waiver of the following conditions: (i) there shall not be any Law in effect or Order by any Governmental Authority of competent jurisdiction the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or restrict consummation of the TIPLA Amendment, and (ii) there shall not be pending or threatened any Action brought by a Governmental Authority of competent jurisdiction seeking to enjoin, make illegal or otherwise prohibit or restrict consummation of the TIPLA Amendment Closing.

(b) The obligation of Yahoo! to consummate the TIPLA Amendment and effect the TIPLA Amendment Closing is subject to the satisfaction or waiver of the following conditions: (i) there shall not be any Law in effect or Order by any Governmental Authority of competent jurisdiction the effect of which is to directly or indirectly enjoin, make illegal or otherwise prohibit or restrict consummation of the TIPLA Amendment, and (ii) there shall not be pending or threatened any Action brought by a Governmental Authority of competent jurisdiction seeking to enjoin, make illegal or otherwise prohibit or restrict consummation of the TIPLA Amendment Closing.

5.4 Frustration of Closing Conditions. None of Purchaser or Sellers may rely on the failure of any condition set forth in this Article to be satisfied if such failure was caused by such Party’s failure to use the standard of effort required from such Party by this Agreement (including Section 4.4) to consummate the Transactions.

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ARTICLE VI

TERMINATION

6.1 Termination with Respect to the Initial Repurchase. This Agreement may be terminated at any time before the Initial Repurchase Closing only as follows:

(a) upon mutual written consent of Purchaser and Yahoo!;

(b) upon written notice by Yahoo! of such termination to Purchaser, if either (i) both (x) all conditions set forth in Section 5.1 are satisfied (other than those conditions which, by their nature, are to be satisfied at the Initial Repurchase Closing) by the Seller First End Date and (y) the Initial Repurchase Closing has not occurred by the fifth (5th) Business Day after the Seller First End Date or (ii) the Initial Repurchase Closing has not occurred by the Seller Outside End Date; provided, that the right to terminate this Agreement pursuant to this Section 6.1(b) shall not be available to Yahoo! if Yahoo!’s failure to fulfill any obligation under this Agreement or other breach of this Agreement caused, or resulted in, the failure of the Initial Repurchase to have been consummated on or before the Seller First End Date or Seller Outside End Date, as applicable, or Yahoo! has failed to comply with its obligations under Section 4.4 or (ii) during the pendency of a legal proceeding brought by Purchaser for specific performance of this Agreement;

(c) upon written notice by Purchaser of such termination to Yahoo!, if the Initial Repurchase Closing has not occurred by the Purchaser End Date; provided, that the right to terminate this Agreement pursuant to this Section 6.1(c) shall not be available to Purchaser (i) if (x) Purchaser’s failure to fulfill any obligation under this Agreement or other breach of this Agreement or (y) the failure of JM, JT, SB or any of their respective Affiliates to fulfill any of their respective obligations under the Voting Agreement, caused, or resulted in, the failure of the Initial Repurchase to have been consummated on or before the Purchaser End Date, or (ii) during the pendency of a legal proceeding brought by Yahoo! for specific performance of this Agreement;

(d) upon written notice by Yahoo! of such termination to Purchaser, if (i) a breach of any representation, warranty, covenant or agreement of (x) Purchaser herein or (y) JM, JT, SB or any of their Affiliates in the Voting Agreement would result in any of the conditions to Seller’s obligations set forth in Section 5.2 not being satisfied, (ii) such breach (1) is by its nature incapable of being cured, (2) if curable, has not been cured by the earlier of 30 days after written notice thereof by Yahoo! to Purchaser and the Seller Outside End Date, and (iii) neither Seller is in material breach of this Agreement or the Voting Agreement;

(e) upon written notice by Purchaser of such termination to Yahoo!, if (i) a breach of any representation, warranty, covenant or agreement of Sellers herein or in the Voting Agreement would result in any of the conditions to Purchaser’s obligations set forth in Section 5.1 not being satisfied, (ii) such breach (1) is by its nature incapable of being cured, (2) if curable, has not been cured by the earlier of 30 days after written notice thereof by Purchaser to Yahoo! and the Purchaser End Date and (iii) (x) Purchaser is not in material breach of this Agreement or the Voting Agreement and (y) none of JM, JT, SB or any of their Affiliates is in material breach of the Voting Agreement; and

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(f) upon written notice by either of Yahoo! or Purchaser of such termination to the other, if any Governmental Authority of competent jurisdiction shall have issued a Permanent Prohibition of the consummation of the Initial Repurchase; provided, that the right to terminate this Agreement with respect to the Initial Repurchase pursuant to this Section 6.1(f) shall not be available to (i) Yahoo!, if the issuance of a Permanent Prohibition was due to the breach by Yahoo! of this Agreement or the Voting Agreement or if Yahoo! shall have failed to use the efforts required by Section 4.4 to prevent the entry of and to seek to remove such Permanent Prohibition, or (ii) Purchaser, if the issuance of a Permanent Prohibition was due to the breach by (x) Purchaser of this Agreement or the Voting Agreement to which Purchaser is party or if Purchaser shall have failed to use the efforts required by Section 4.4 to prevent the entry of and to seek to remove such Permanent Prohibition or (y) JM, JT, SB or any of their Affiliates of the Voting Agreement.

6.2 Effect of Termination. In the event that this Agreement is terminated pursuant to Section 6.1, this Agreement shall become void, and there shall be no liability on the part of Purchaser or Sellers or any of their Affiliates in connection therewith; provided, that the Parties’ obligations under the proviso of Section 1.6 (TIPLA Amendment Closing), Section 4.5 (Public Announcements) and this Section 6.2 and Article VII (Miscellaneous) shall survive any such termination.

ARTICLE VII

MISCELLANEOUS

7.1 Definitions; Interpretation.

(a) Treatment of Ambiguities. Each Party acknowledges that it has participated in the drafting of this Agreement and the other Transaction Documents to which it is a party, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement or the other Transaction Documents.

(b) References; Construction.

(i) Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Appendix, Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an appendix, exhibit or schedule to, this Agreement.

(ii) The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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(iii) Unless otherwise provided herein, any reference made in this Agreement to a statute or statutory provision shall mean such statute or statutory provision as it has been amended through the date as of which the particular portion of this Agreement is to take effect, or to any successor statute or statutory provision relating to the same subject as the statutory provision so referred to in this Agreement, and to any then applicable rules or regulations promulgated thereunder.

(iv) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, unless the context clearly indicates to be contrary, to be followed by the words “but (is/are) not limited to.” The word “or” shall not be limiting or exclusive.

(v) References to “US Dollars,” “US$” are to U.S. Dollars. The words “herein,” “hereof,” “hereunder” and words of like import shall refer to this Agreement as a whole (including its Appendices, Exhibits and Schedules), unless the context clearly indicates to the contrary (for example, that a particular section, schedule or exhibit is the intended reference).

(vi) All references in this Agreement to per-share amounts shall be adjusted to give effect to any stock dividends, stock splits, reverse stock splits, stock combinations and similar transactions.

(vii) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. References to days are to calendar days; provided, that any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next Business Day.

(viii) Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

(ix) If between the date of this Agreement and the earlier to occur of an IPO Repurchase Closing or the completion of an IPO Sale, there shall occur any reclassification, share split, reverse share split or share combination, exchange, readjustment or share dividend, in each case affecting the number of IPO Shares (any of the foregoing, an “Adjustment”), then the references in this agreement to numbers of Shares, IPO Shares, Equity Interests, per share prices and all calculations provided for in this Agreement based thereon shall be adjusted if and to the extent necessary to provide to the parties the same economic effect of this Agreement had such Adjustment not occurred.

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(c) Directly or Indirectly. The phrase “directly or indirectly” means directly or indirectly through one or more intermediate Persons or through contractual or other arrangements or understandings, and “direct or indirect” has the correlative meaning.

7.2 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered personally, (ii) three Business Days after being mailed by certified or registered mail, return receipt requested and postage prepaid, (iii) when received, if sent by overnight delivery service or international courier or (iv) when sent, if sent by email, provided that it is followed immediately by confirmation via facsimile, personal delivery, overnight delivery service or international courier. A Party may change its address, facsimile number or email address for the purposes hereof upon written notice to the other Parties. Such notices or other communications shall be sent to each Party as follows:

If to any Seller:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Attention:      General Counsel

Email: callahan@yahoo-inc.com

Facsimile: +1 (650) 349-3650

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Suite 1100

Palo Alto, CA 94301

Attention:      Leif King, Esq.

Email: Leif.King@skadden.com

Facsimile: +1 (650) 470-4570

If to Purchaser:

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26th Floor, Tower One

Times Square, 1 Matheson Street

Causeway Bay, Hong Kong

Attention:      General Counsel

Email: tim.steinert@hk.alibaba-inc.com

Facsimile: +852 9095-8659

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

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New York, New York 10019

Attention:      Mark Gordon, Esq.

Email: mgordon@wlrk.com

Facsimile: +1 (212) 403-2000

7.3 Governing Law. The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law and any successor provision thereto), of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties hereunder.

7.4 Arbitration.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof shall be exclusively referred to and finally resolved by binding arbitration. The arbitration shall be administered by the International Chamber of Commerce (“ICC”), and conducted in accordance with the arbitration rules of the ICC (the “Rules”) in effect at the time of commencement of such arbitration and the provisions set forth in this Section 7.4, which Rules are deemed to be incorporated by reference into this Agreement. The seat of the arbitration shall be Singapore. Notwithstanding that the seat of the arbitration is Singapore, the arbitrators and parties to the arbitration may participate in hearings at a location other than Singapore that is deemed by the arbitrators to be most convenient and efficient for the Parties. Arbitration proceedings (including any arbitral award rendered) shall be conducted in the English language. There shall be three arbitrators (the “Tribunal”), and the Parties agree that one arbitrator shall be nominated by each party for confirmation by the Court in accordance with the Rules. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party appointed arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the Court.

(b) The Tribunal shall endeavor to complete the arbitration and render an arbitral award expeditiously, if practicable, within 150 days of the constitution of the Tribunal. The Tribunal shall be authorized, either in its discretion or upon application by a Party, to extend any time limit relating to the arbitration.

(c) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties to the arbitration. The Tribunal shall be empowered to award, in addition to monetary damages as and to the extent permitted to be recovered under this Agreement, equitable relief, including an injunction and specific performance to the extent permitted by Section 7.6. The Tribunal shall be authorized in its discretion to grant pre-award and post-award interest. Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by applicable Laws, be charged against the Party resisting such enforcement. Judgment upon the award may be entered and enforced in any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the International Court of Arbitration of the ICC (the “Court”) may consolidate the arbitration proceeding with any other arbitration

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proceeding involving any of the Parties relating to this Agreement or the Transaction Documents. The Court shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.

(e) The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the Tribunal, the ICC, the parties to the arbitration, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of the NASDAQ or of any other quotation system or exchange on which the disclosing Party’s securities are listed or applicable Laws.

(f) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in US Dollars (or, if a payment in US Dollars is not permitted by Law and if mutually agreed upon by the Parties, in PRC currency), free from any deduction, offset or withholding for Tax.

(g) Nothing contained herein will be construed to exclude a party to an arbitration, prior to the appointment of the Tribunal, from seeking provisional or emergency remedies from any court of competent jurisdiction or pursuant to the Emergency Arbitration Provisions of the ICC, and such application shall not be deemed inconsistent with, or a waiver of, this agreement to arbitrate. None of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute relating to this Agreement, except for a court proceeding to compel arbitration or otherwise enforce this agreement to arbitrate, to enforce an order or award of the Tribunal or petition for the provisional or emergency remedies provided for herein. The Parties waive objection to venue and consent to the nonexclusive personal jurisdiction of the courts of Singapore in any action to enforce this arbitration agreement, any order or award of the Tribunal or the provisional or emergency remedies provided for herein. In any such permitted court action, the Parties agree that delivery of the complaint or petition by international courier, with proof of delivery, shall constitute valid and sufficient service, and they individually and collectively waive any objection to such service.

7.5 Entire Agreement. This Agreement and the other Transaction Documents (together with all appendices, schedules, exhibits, annexes and attachments thereto) constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

7.6 Remedies.

(a) Except as set forth in Sections 7.6(b), 7.6(c), 7.6(d) and 7.6(f), (i) the rights and remedies expressly conferred upon a Party herein shall be cumulative and not exclusive of any other rights or remedies of a Party herein and (ii) the Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate

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remedy, would occur in the event that any provision of this Agreement (including failing to take such actions as are required of it hereunder to consummate any of the Transactions) is not performed in accordance with its specific terms or is otherwise breached, and agree that each Party shall be entitled to an injunction or injunctions to specifically enforce the terms hereof and to obtain injunctive relief or any other equitable remedy in the event of or to prevent any breach or threatened breach of this Agreement, including Sellers’ obligation to consummate the Initial Repurchase and the disposition described in Section 4.7 on the terms and subject to the conditions of this Agreement, without the necessity of posting a bond or other undertaking in connection therewith, and each Party hereby waives the defense that an adequate remedy exists at Law for any breach or threatened breach by a Party of this Agreement with respect to which the non-breaching Parties are entitled hereunder to specific performance or other equitable remedies.

(b) Subject to Sections 7.6(f) and 7.6(g), the sole and exclusive remedy of the Sellers in the event that the Purchaser fails to consummate the Initial Repurchase or effectuate the Initial Repurchase Closing in breach of this Agreement is, in the alternative, (i) termination of this Agreement pursuant to Section 6.1(b) or 6.1(d) or (ii) specific performance of Purchaser’s obligations hereunder, including the obligation to purchase the Minimum Repurchased Shares (and only the Minimum Repurchased Shares) at the Repurchase Price. Other than as set forth in the preceding sentence, Sellers shall have no equitable or legal remedy, and Sellers and their Affiliates each waive any remedy other than as set forth in the preceding sentence, whether arising under or based upon any contract, tort, Law or otherwise, including the right to obtain monetary damages, in the event that Purchaser fails to consummate the Initial Repurchase or effectuate the Initial Repurchase Closing in breach of this Agreement or otherwise.

(c) Subject to Sections 7.6(d), 7.6(f) and 7.6(g), the sole and exclusive remedy of the Purchaser in the event that the Sellers fail to consummate the Initial Repurchase or effectuate the Initial Repurchase Closing in breach of this Agreement is, in the alternative, (i) termination of this Agreement pursuant to Section 6.1(c) or 6.1(e) or (ii) specific performance of Sellers’ obligations hereunder, including the obligation to sell up to 523,000,000 Shares (it being understood that Purchaser shall not seek specific performance for the purchase and sale of fewer than 261,500,000 Shares) free and clear of all Liens at a per Share price equal to the Repurchase Price and to consummate the TIPLA Amendment Closing.

(d) If (i) this Agreement is terminated by either Purchaser or Sellers pursuant to Section 6.1(f) and the relevant Permanent Prohibition is a Private Action Order against any Seller or (ii) a Private Action Order against any Seller was issued or entered by a Governmental Authority of competent jurisdiction at any time prior to termination of this Agreement, and in the case of this clause (ii) either (x) this Agreement is terminated by Purchaser pursuant to Section 6.1(e) or (y) this Agreement is terminated by Yahoo! pursuant to Section 6.1(b) or by Purchaser pursuant to 6.1(c) and at the time of such termination the Private Action Resolution Condition was not satisfied with respect to all Private Action Orders against any Seller issued or entered at any time (any termination pursuant to the preceding clause (i), (ii)(x) or (ii)(y), a “Private Action Termination”), then at the election of Purchaser (set forth in the notice of such termination or in a notice given within five Business Days of such termination), (A) Purchaser and Sellers shall proceed with the TIPLA Amendment Closing (Purchaser’s election to pursue this clause (A), a “TIPLA Amendment Closing Election”) (provided, that if

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the conditions in Sections 5.3(a) and 5.3(b) are not satisfied or waived within 20 Business Days of Purchaser’s election to effect the TIPLA Amendment Closing, then the Parties shall have no obligation to conduct the TIPLA Amendment Closing and in lieu thereof Purchaser shall be deemed, as of such 20th Business Day, to have irrevocably elected payment of the Expense Amount pursuant to the following clause (B)) or (B) Yahoo! shall pay (or cause to be paid) to Purchaser in accordance with the Cash Payment Procedures an amount equal to $100 million (the “Expense Amount”) in respect of Purchaser’s expenses and costs incurred in connection with this Agreement as promptly as reasonably practicable (and, in any event, within five (5) Business Days following Purchaser’s election (or deemed election) to receive payment of the Expense Amount). Each of the Sellers and Purchaser acknowledges that the agreements contained in this Section 7.6(d) are an integral part of the transactions contemplated by this Agreement. In the event that Yahoo! shall fail to pay the Expense Amount to Purchaser when due, Yahoo! shall reimburse Purchaser for all reasonable expenses actually incurred or accrued by Purchaser (including reasonable expenses of counsel) in connection with the collection and enforcement of this Section 7.6(d). In the event this Agreement is properly terminated pursuant to a Private Action Termination, Sellers’ payment of the Expense Amount pursuant to this Section 7.6(d) or completion of the TIPLA Amendment Closing pursuant to a TIPLA Amendment Closing Election shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Purchaser and its Affiliates in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, including under Section 7.6(c) or otherwise, and following such payment or TIPLA Amendment Closing pursuant to and in accordance with the terms of this Section 7.6(d), none of the Purchaser or its Affiliates or any other Person shall be entitled to bring or maintain any Action against the Sellers or their Affiliates and none of the Sellers or its Affiliates or any other Person shall be entitled to bring or maintain any Action against the Purchaser or its Affiliates arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination. This Section 7.6(d) is subject to Section 7.6(f).

(e) Other than as set forth in Sections 7.6(c) and 7.6(d), Purchaser shall have no equitable or legal remedy, and Purchaser and its Affiliates each waive any remedy other than as set forth in Sections 7.6(c) and 7.6(d), whether arising under or based upon any contract, tort, Law or otherwise, including the right to obtain monetary damages, in the event that Sellers fail to consummate the Initial Repurchase or effectuate the Initial Repurchase Closing, in breach of this Agreement or otherwise.

(f) Section 7.6(d) notwithstanding, in the event the Initial Repurchase Closing occurs, whether in the ordinary course of this Agreement or as the result of an award of specific performance, Purchaser shall not be entitled to seek or receive the Expense Amount or to make a TIPLA Amendment Closing Election.

(g) Notwithstanding anything herein to the contrary, in the event that any of the Sellers, on the one hand, or Purchaser, on the other hand, seeks an Order of specific performance against the other Party (including any of the Sellers seeking an order to effect the purchase of the Minimum Repurchased Shares or Purchaser seeking an order to effect the sale of up to 523,000,000 Shares (it being understood that Purchaser shall not seek specific performance for the purchase and sale of fewer than 261,500,000 Shares) or the TIPLA Amendment Closing),

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then if such Party prevails in obtaining such Order, the other Party shall reimburse the prevailing Party for all reasonable expenses actually incurred or accrued by such Party (including reasonable expenses of counsel) in connection with the enforcement of such Order.

7.7 Amendments; Waivers. This Agreement may not be amended, modified or otherwise altered in any manner, and the terms and conditions hereof may not be waived, unless in writing signed by the Parties. No waiver hereunder shall be binding unless in writing executed by the Party against whom enforcement of the waiver is sought. The delay or failure by a Party to exercise a right hereunder shall not operate as a waiver of a breach nor shall it prevent such Party from exercising such right with respect to such breach and no waiver of a breach of one provision of this Agreement shall operate as a waiver of another breach of such provision or of a breach of any other provision.

7.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the Parties, and each of their respective successors and permitted assigns.

7.9 Severability. Any term or provision hereof that is held by a tribunal of competent authority to be invalid or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions hereof and, within the jurisdiction of such tribunal, the scope, duration, or applicability of the invalid or unenforceable term or provision shall be amended to delete the necessary words or phrases, and to replace such term or provision with a term or provision that is valid and enforceable, so as to come as close as possible to achieving the economic, legal, or other purposes of such unenforceable term or provision.

7.10 English Language Only. This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the parties hereto. All communications to be made or given pursuant to this Agreement will be in the English language.

7.11 No Third Party Beneficiaries. Except as expressly provided herein to the contrary, this Agreement shall not confer any legal or equitable rights or remedies upon any Person other than the Parties and their permitted successors and assigns.

7.12 Expenses. Except as expressly provided herein to the contrary, all Expenses incurred in connection with the Transactions (whether or not the Transactions are consummated) shall be paid by the Party incurring such Expense; provided, that the foregoing shall not impair the remedies available to a Party arising from a breach by another Party.

7.13 No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a partnership or joint venture between or among the Parties. No Party shall be authorized as an agent, employee or legal representative of any other Party.

7.14 Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by email) all of which shall be

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considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original.

7.15 Survival. The representations and warranties in this Agreement shall survive the Initial Repurchase Closing until the applicable statute of limitations. This Section 7.15 shall not limit any covenant or agreement that applies to or is to be performed or contemplates performance after the Initial Repurchase Closing Date, and all such covenants and agreements shall survive until performed in accordance with their terms.

7.16 Certain Definitions. For purposes of this Agreement:

“2005 Shareholders Agreement” means the Shareholders Agreement by and between Purchaser, Yahoo!, SB, the Management Members (as defined therein) and certain other shareholders of Purchaser, dated as of October 24, 2005.

“2007 Articles” means the Amended and Restated Memorandum and Articles of Association of AGH, adopted by special resolution on November 5, 2007 with effect from November 6, 2007.

“2007 Shareholders Agreement” means the First Amended and Restated Shareholders Agreement by and between Purchaser, Yahoo!, SB, the Management Members (as defined therein) and certain other shareholders of Purchaser, dated as of October 21, 2007.

“Action” means any and all actions, inquiries, claims, investigations, complaints, demands, hearings, audits, subpoenas, suits, writ, injunction, notice of violation, mediation, dispute, arbitrations or proceedings, whether civil, criminal, regulatory, administrative or investigative.

“Additional Repurchased Shares” means the lesser of (i) a number of Shares equal to the product of the Additional Share Percentage and 261,500,000 and (ii), a number of Shares equal to (A) the amount by which sum of the Cash Financing Amount plus the Preference Share Value exceeds the Minimum Repurchase Amount, divided by (B) the Repurchase Price; provided further, that if the Cash Financing Amount does not exceed the Minimum Repurchase Amount, then the number of Additional Repurchased Shares shall be zero.

“Additional Share Percentage” means (i) 100%, if the Qualified Resale Amount is equal to or greater than US$2,000,000,000; (ii) 0%, if the Qualified Resale Amount is less than or equal to US$1,000,000,000; and (iii) in all other cases, a fraction the numerator of which is the Qualified Resale Amount minus US$1,000,000,000, and the denominator of which is US$1,000,000,000.

“Adjustment” is defined in Section 7.1(b)(ix).

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“Adjustment Amount” means an amount (not less than zero) equal to (1) (i) the product of (x) 523,000,000 and (y) the Repurchase Price, minus (ii) USD$800,000,000, minus (2) the Cash Financing Amount.

“Adoption” is defined in Section 2.2(a).

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person, provided, that with respect to Yahoo!, the term “Affiliate” shall not include Purchaser or its Subsidiaries and with respect to Purchaser, “Affiliate” shall not include Sellers or their respective Subsidiaries and shall include related fund entities and Family Members of each of JM and JT.

“Aggregate Cash Consideration” is defined in Section 1.2(b).

“Aggregate IPO Repurchase Consideration” has the meaning set forth in Section 4.7(c).

“Aggregate Purchase Consideration” is defined in Section 1.2(a).

“AGH” has the meaning set forth in the Preamble.

“AGH Disclosure Schedule” means the disclosure schedule delivered by AGH to Sellers immediately prior to the execution of this Agreement.

“AGH PRC Tax Payment” means the lesser of (i) one half of the excess of (x) the PRC Capital Gains Tax, if any, imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase over (y) the Net U.S. Tax Credit, and (ii) US$100,000,000.

“AGH SAFE 75 Reporting Person” means JM and all other individual holders and/or beneficial owners of the capital stock of AGH who are PRC Residents.

“AGH SAFE Circular 75 Registration” means the registrations made pursuant to SAFE Circular 75 by the AGH SAFE 75 Reporting Persons, as amended from time to time.

“Agreed Formula and Adjustment” means a computation by the Kynex, Inc. web-based Convertible Securities New Issue Pricing Model using the inputs (and only the inputs) set forth in Exhibit G, with the resulting per share value further adjusted as and to the extent provided in Exhibit F.

“Agreement” has the meaning set forth in the Preamble.

“Alibaba.com Investment Agreement Termination” means the agreement referred to in clause (ii) of the definition of Investment Agreement Termination.

“Alibaba.com Limited” means the business of Alibaba.com Limited and its Subsidiaries.

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“Amended and Restated Articles” means the Amended and Restated Memorandum and Articles of Association of AGH, in the form to be attached as Exhibit H as when prepared in accordance with Section 4.09.

“Amendment Event” means pursuant to SAFE Circular 75, any event the occurrence of which would require amendment being filed with respect to the AGH SAFE Circular 75 Registration; it being understood that the Initial Repurchase Closing is an Amendment Event.

“Anticipated AGH PRC Tax Payment” means the lesser of (i) one half of the PRC Capital Gains Tax, if any, imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase, and (ii) US$100,000,000.

“Antitrust Laws” means any Law applicable to the Transactions designed to govern foreign investment or competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade.

“Applicable Discount” means (i) the Resale Per Share Price multiplied by 12.5%, if the Resale Per Share Price is equal to or less than US$15.43; (ii) the Resale Per Share Price multiplied by 20%, if the Resale Per Share Price is equal to or greater than US$19.29; and (iii) if the Resale Per Share Price is greater than US$15.43 but less than US$19.29, the Resale Per Share Price multiplied by the sum of (1) and (2), where (1) is 12.5% and (2) is the product of (x) and (y), where (x) is 7.5% and (y) is a fraction, the numerator of which is the Resale Per Share Price minus $15.43 and the denominator of which is $3.86.

“Attributable Number of Shares” means with respect to Equity Interests (other than Shares) sold by Purchaser as part of the financing of the Initial Repurchase or sold in any Replacement Equity Financing, a number of Shares equal to the quotient of the aggregate gross proceeds of the sale of Equity Interests (other than Shares) divided by the conversion price at which such Equity Interests are convertible into Shares.

“Audited Financial Statements” has the meaning set forth in Section 2.7.

“Binding Agreements” means agreements which (1) are binding on both Purchaser and the financing sources thereunder and (2) are subject only to conditions precedent which are customary for financing of such type (but which shall not include any condition relating to due diligence).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, PRC, Hong Kong or the Cayman Islands are authorized or required by Law to close.

“Cash Financing Amount” means the sum of (i) the aggregate amount of cash raised by Purchaser through financing transactions for the purpose of consummating the Initial Repurchase, as indicated on the Financing Certificate, plus (ii) (x) to the extent any additional cash is otherwise available to Purchaser for the purpose of completing the Initial Repurchase Closing (“Otherwise Available Cash”) in any amount up to US$1.5 billion, all of such Otherwise Available Cash, as indicated on the Financing Certificate, and (y) to the extent Purchaser has Otherwise Available Cash in excess of US$1.5 billion, any portion or none or all of such excess as Purchaser elects, in its sole discretion, to include on the Financing Certificate.

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“Cash Payment Procedures” means, with respect to any cash payment, the delivery of such cash in U.S. dollars by wire transfer of immediately available funds to the account or accounts designated in writing by the applicable payee (with such designation to be made no fewer than five Business Days prior to the date such payment is required to be made under this Agreement (or two Business Days, in the case of the Expense Amount)).

“Closing” has the meaning set forth in Section 1.8.

“Consent” means any approval, consent, waiver, Order, authorization or permit of, registration, declaration, filing, report or notice of, with, by, or to any Person or Persons.

“Consolidated Revenue” means, as of a given time, the consolidated revenue of Purchaser and its Subsidiaries under U.S. GAAP for the most recent four fiscal quarters as reflected in the unaudited financial statements delivered to Shareholders (as defined in the New Shareholders Agreement) by Purchaser in respect of such four fiscal quarters pursuant to Section 8.3(b)(i) of the New Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided that, if all four of the most recent four fiscal quarters are reflected in the audited financial statements delivered to Shareholders by Purchaser in respect of the most recently completed fiscal year pursuant to Section 8.3(b)(ii) of the New Shareholders Agreement, then Consolidated Revenue shall mean the consolidated revenue of Purchaser and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to Shareholders by Purchaser in respect of such fiscal year pursuant to Section 8.3(b)(ii) of the New Shareholders Agreement (as reconciled to U.S. GAAP, if applicable); provided, that upon the request of Yahoo!, any unaudited financial statements used in determining the amount of Consolidated Revenue for purposes of this Agreement shall be reviewed by the firm serving as the Company’s independent certified public accountants at such time.

“Contract” of a Person means all agreements, contracts, instruments, obligations, offers, commitments, leases, licenses, purchase orders, security arrangements, and any other understandings, written or oral, in each case as amended, supplemented, waived or otherwise modified.

“Control” means, with respect to a Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, including through the election of more than half of such Person’s board of directors or other management body or (ii) more than 50% of the aggregate voting power with respect to such Person, in each case whether through the ownership of securities, by Contract or otherwise.

“Court” has the meaning set forth in Section 7.4(d).

“Default” means the occurrence or existence of any circumstance which with or without the passage of time, the giving of notice, or both, would constitute or give rise to: (i) a breach, default or violation, (ii) the creation of any Lien, (iii) a requirement to obtain the Consent of any Person, or (iv) any repayment, acceleration, cancellation or termination right.

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“Eligible Bank” means each of the five internationally recognized investment banks proposed by Yahoo! and agreed to by Purchaser in writing on or prior to the date of this Agreement.

“Enforceability Carveouts” means limitations on enforceability pursuant to bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or limiting creditors’ rights and general principles of equity relating to the availability of specific performance, injunctive relief and other equitable remedies.

“Equity Awards” has the meaning set forth in Section 2.5(b).

“Equity Interest” means any Shares and any other security that is convertible into or exercisable or exchangeable for Shares.

“Expense Amount” has the meaning set forth in Section 7.6(d).

“Expenses” means, with respect to any Person, all third party fees and expenses incurred by or on behalf of such Person in connection with the evaluation, authorization, preparation, negotiation, execution and performance of the Transaction Documents, including making and obtaining all Consents in connection therewith and the fees and disbursements of investment bankers, financing sources, hedging counterparties, accountants, legal counsel, experts and other consultants and advisors.

“Facility Agreement” means that certain US$3,000,000,000 Facilities Agreement, as Amended and Restated by an Amendment and Restatement Agreement, dated as of May 18, 2012, by and between Purchaser and certain of its Subsidiaries named therein, and arranged by Australia and New Zealand Banking Group Limited, Credit Suisse AG, Singapore Branch, DBS Bank Ltd., Deutsche Bank AG, Singapore Branch, The Hongkong and Shanghai Banking Corporation Limited and Mizuho Corporate Bank, Ltd., Hong Kong Branch, as Mandated Lead Arrangers, with The Hongkong and Shanghai Banking Corporation Limited, as Facility Agent and The Hongkong and Shanghai Banking Corporation Limited as Security Agent and any amendments thereto.

“Family Members” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a Person, and shall include adoptive relationships of the same type.

“Financial Statements” is defined in Section 2.7.

“Financing Certificate” means a certificate of an officer of the Company, substantially in the form attached hereto as Exhibit I

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” means any central, national, federal, state, prefectural, provincial or local government, any multinational quasigovernmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any nongovernmental self-regulatory agency, commission or authority, including stock exchanges and securities regulatory bodies, and any arbitration tribunal.

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“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“ICC” is defined in Section 7.4(a).

“Initial Repurchase” is defined in Section 1.1.

“Initial Repurchase Closing” is defined in Section 1.3.

“Initial Repurchase Closing Date” is defined in Section 1.3.

“Investment Agreement Terminations” means (i) an agreement between AGH and Yahoo! in the form attached hereto as Exhibit C-1, and (ii) and agreement between Alibaba.com Limited and Yahoo! in the form attached hereto as Exhibit C-2.

“IPO Disposition Shares” with respect to a Qualified IPO means a number of IPO Shares equal to the lesser of (i) 261,500,000 IPO Shares and (ii) the IPO Total Offering Number; provided, that if the IPO Total Offering Number is less than 261,500,000, the IPO Disposition Shares will nevertheless be 261,500,000 if both (x) the IPO Secondary Offering Number is equal to or greater than 20% of the IPO Total Offering Number and (y) SB, JM and JT and their respective Affiliates sell, in the aggregate, a number of IPO Shares in such Qualified IPO equal to at least 50% of the IPO Secondary Offering Number.

“IPO Primary Offering” means the IPO Shares sold by Purchaser in a Qualified IPO.

“IPO Primary Offering Number” means the total number of IPO Shares sold by Purchaser in a Qualified IPO.

“IPO Repurchase” is defined in Section 4.7(a).

“IPO Repurchase Closing” is defined in Section 4.7(c).

“IPO Repurchase Closing Date” means the date on which the IPO Repurchase Closing occurs.

“IPO Repurchase Price” means a price per Share equal to (i) if the IPO Total Offering Number is less than 261,500,000, (1) the gross per share proceeds of the Qualified IPO, minus (2) the total underwriting discounts, commissions and offering expenses incurred by Purchaser pursuant to the sale of Purchaser’s Shares in the IPO Primary Offering divided by 261,500,000, or (ii) if the IPO Total Offering Number is 261,500,000 or more, the net per share proceeds received by Purchaser in the Qualified IPO.

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“IPO Sale” is defined in Section 4.7(a).

“IPO Sale Notice” is defined in Section 4.7(b).

“IPO Secondary Offering Number” means the total number of IPO Shares sold in a Qualified IPO by any Person other than Purchaser and Sellers.

“IPO Shares” means (i) Shares or (ii) shares of a Qualified Subsidiary that are distributed to all shareholders of the Purchaser on a pro rata basis.

“IPO Total Offering Number” means the IPO Primary Offering Number plus the IPO Secondary Offering Number.

“JM” means Jack Ma Yun, the founder and the current Chairman of the Board and the Chief Executive Officer of AGH.

“JT” means Joseph C. Tsai, current Chief Financial Officer and director of AGH.

“Knowledge” with respect to any fact or matter means (i) with respect to Purchaser, the actual knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel of Purchaser and (ii) with respect to Sellers, the actual knowledge of the Chief Executive Officer, Chief Financial Officer and General Counsel of Yahoo!.

“Law” means all applicable provisions of any (i) Permit, concession, license, constitution, treaty, statute, law (including principles of common law), rule, regulation, ordinance or code of any Governmental Authority, (ii) Order, and (iii) request, guideline, interpretation or directive of any Governmental Authority.

“Lien” means any mortgage, pledge, lien, attachment, charge, claim, title defect, deficiency or exception, hypothecation, right of setoff or counterclaim, security interest, limit or restriction on alienation or other encumbrance, security agreement or trust, option, right of use, first offer, first negotiation or first refusal or similar right in favor of any Person, easement, servitude, restrictive covenant or encroachment, subordination agreement or arrangement, restriction on the receipt of any income derived from any asset and any limitation or restriction on the right to own, vote, sell or otherwise dispose of any security or other asset, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or agreements to create or effect any of the foregoing.

“Make Whole Amount” means an amount of cash equal to the product of (1) the Make Whole Price minus the Repurchase Price and (2) the number of Repurchased Shares.

“Make Whole Price” means the greater of (I) (A) the sum of (x) the Repurchase Price multiplied by the Qualified Resale Deemed Number of Shares and (y) the Replacement Equity Financing Per Share Price multiplied by the Replacement Equity Financing Deemed Number of Shares, divided by (B) the sum of (x) the Qualified Resale Deemed Number of Shares and (y) the Replacement Equity Financing Deemed Number of Shares and (II) the Repurchase Price.

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“Master Services Agreement Termination Agreement” means the Termination of Master Services Agreement between Purchaser and Yahoo! terminating that certain Master Services Agreement, dated as of December 6, 2006, concurrently with the TIPLA Amendment Closing, which agreement has been fully and duly executed by each party thereto, but with the effectiveness and delivery of such agreement conditioned upon and subject to the occurrence of the TIPLA Amendment Closing.

“Merits Hearing” means a hearing or trial on the merits of a Private Action that seeks a Private Action Order.

“Minimum Repurchase Amount” means the Repurchase Price multiplied by 261,500,000.

“Minimum Repurchased Shares” means 261,500,000 Shares.

“NASDAQ” means the NASDAQ Stock Market LLC.

“Net U.S. Tax Credit” means the amount by which the U.S. federal income Taxes of the Yahoo! consolidated U.S. federal income Tax return group are actually reduced (or would be reduced after giving effect to the assumptions set forth in this definition) by utilizing foreign Tax credits attributable to any PRC Capital Gains Tax imposed on Yahoo! or any of its Affiliates with respect to the Initial Repurchase to offset Taxes otherwise payable with respect to items of Specified Taxable Income. The determination of Net U.S. Tax Credit shall be made assuming that (i) PRC Capital Gains Tax imposed with respect to the Initial Repurchase cannot be credited against U.S. federal income Tax imposed with respect to items of income other than Specified Taxable Income, (ii) U.S. federal income Tax otherwise imposed with respect to items of Specified Taxable Income cannot be offset by foreign tax credits for foreign income Taxes paid by Yahoo! or any of its Affiliates other than PRC Capital Gains Tax imposed with respect to the Initial Repurchase, and (iii) Yahoo! complies with its obligations pursuant to Section 4.8(e)(i) hereof; provided that, the Net U.S. Tax Credit shall be adjusted (but not below zero) so that Yahoo! receives, after remittance of U.S. federal income Taxes imposed on the AGH PRC Tax Payment (after giving effect to any adjustments thereto pursuant to Section 4.8(c)), the amount that Yahoo! would have received had no such Taxes been imposed on such payment.

“New Shareholders Agreement” means the New Shareholders Agreement, by and among Purchaser, Yahoo!, SB, the Management Members (as defined therein) and the other parties thereto, in the form attached as Exhibit A.

“Order” means any order, decree, writ, injunction, award, judgment, decision, directive, ruling, assessment, determination, subpoena, verdict, settlement agreement or similar Contract, arbitration award or finding, stipulation or decree of, with or by any Governmental Authority.

“Organizational Documents” means (i) with respect to Purchaser, the Memorandum and Articles of Association of Purchaser, (ii) with respect to Yahoo!, the Certificate of Incorporation and Bylaws of Yahoo! and (iii) with respect to any other Person, the organizational documents of such Person.

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“Outstanding Shares” is defined in Section 2.5(a).

“Owned Shares” is defined in Section 3.5.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Permanent Prohibition” means an Order permanently restraining, enjoining or otherwise prohibiting or making illegal the Initial Repurchase Closing or the consummation of the Initial Repurchase.

“Permit” means any permit, certificate, license, approval, variance, exemption, order, registration, clearance of any Governmental Authority, governmental franchise and other authorization under Law.

“Permitted Lien” means any Lien arising under the 2007 Articles , the 2007 Shareholders Agreement, the 2005 Shareholders Agreement, the New Shareholders Agreement, the Amended and Restated Articles, the Registration Rights Agreement or the Registration Rights Agreement, dated October 24, 2005, by and among Yahoo!, SB, JM, JT and the other parties listed therein.

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, nonprofit entity, Governmental Authority or any other legal entity.

“PRC” means the People’s Republic of China excluding, for the purposes of this Agreement only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“PRC Capital Gains Tax” means Tax imposed pursuant to PRC Tax Law, including Tax imposed under the Enterprise Income Tax Law and Implementation Rules (企业所得税法及实施条例), on income or gains realized by a non-PRC-resident enterprise arising from the direct or indirect sale, exchange, repurchase, redemption or other transfer of a direct or indirect interest in a PRC-resident enterprise (including any Person organized or incorporated outside the PRC that is treated as a PRC-resident enterprise for purposes of PRC Tax Law).

“PRC National Security Review Rules” means the Notice of General Office of the State Council on the Establishment of the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued on February 3, 2011, which came into effect on March 3, 2011, as well as related implementation rules issued by relevant departments of PRC government, including the Ministry of Commerce which is the coordinator of the ministerial level joint review committee for national security review case.

“PRC Resident” shall have the meaning as set forth in SAFE Circular 75.

“Preference Share Value” means (x) an amount (not less than zero) equal to (i) US$800,000,000 minus (ii) the Adjustment Amount or (y) such lesser amount (including zero) as determined by Purchaser at its sole discretion at any time prior to Closing.

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“Preference Shares” means preference shares of Purchaser issued to Yahoo! on the Initial Repurchase Closing Date having the terms set forth on Exhibit B.

“Private Action” means any Action instituted by any Person that is not a Governmental Authority.

“Private Action Order” means any of the following if sought pursuant to, or resulting or arising from any Private Action: any preliminary, temporary or permanent Order of a Governmental Authority of competent jurisdiction enjoining, making illegal or otherwise prohibiting, materially delaying or imposing conditions or requirements upon the consummation of the Transactions, or determining the execution or delivery of this Agreement or consummation of the Transactions by any Party to be or have been illegal or ultra vires. A Private Action Order will be considered to be “against any Seller” if (i) the Private Action Order is against either Seller, (ii) the conduct of at least one Seller is restricted or prohibited by, or forms the basis of, the Private Action Order, or affirmatively mandates any specific conduct by either Seller, or (iii) either Seller was named as a party to the Private Action giving rise to the Private Action Order.

“Private Action Resolution Condition” means, with respect to each and all Private Actions, that (i) with respect to a Merits Hearing that was scheduled to occur on or prior to the fifth (5th) Business Days following the four-month anniversary (to the calendar date) of the date of this Agreement, such hearing concludes and the applicable court or other Governmental Authority declines to, and does not, enter a Private Action Order at such hearing or in an order or opinion rendered with respect to such hearing, or (ii) if any Private Action Order is ever entered or issued, each and any such Private Action Order is lifted, vacated, reversed, repealed or removed, or the conditions or requirements imposed by such Private Action Order are satisfied or fulfilled, in each case, so as to allow the Transactions to be consummated as contemplated by the Transaction Documents without the imposition of any further conditions or requirements with respect to the consummation of the Transactions.

“Private Action Termination” has the meaning set forth in Section 7.6(d).

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser End Date” means the six month anniversary (to the calendar date) of the date of this Agreement or, if a Tolling and Marketing Period shall have commenced prior to such six-month anniversary, the nine month anniversary (to the calendar date) of the date of this Agreement.

“Purchaser Material Adverse Effect” means any circumstance, situation, effect, event, change or condition that would reasonably be expected to make illegal or prevent Purchaser from, consummating the Initial Repurchase or performing it material obligations under this Agreement or the Preference Shares.

“Purchaser Proxy Statement” has the meaning set forth in Section 4.1.

“Purchaser Shareholder Approval” means the approval or adoption of the Amended and Restated Articles and, if any, any other Transaction Related Matter put before the shareholders by Purchaser pursuant to Section 4.1 hereof, in each case by the shareholders of Purchaser as provided under Purchaser’s Organizational Documents and applicable Law.

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“Purchaser Shareholders Meeting” has the meaning set forth in Section 4.1.

“Qualified IPO” means a firm-commitment underwritten initial public offering of IPO Shares that meets the following criteria:

(i) the aggregate gross cash proceeds (before deduction of underwriting discounts, commissions and offering expenses) of such initial public offering are at least US$3,000,000,000,

(ii) the shares offered in such initial public offering are to be listed on the Hong Kong Stock Exchange or a U.S. national securities exchange, or with Yahoo!’s written consent, which is not to be unreasonably withheld, conditioned or delayed, a stock exchange located in the PRC,

(iii) the gross offering price per share exceeds 110% of the Resale Per Share Price, and

(iv) one of the joint global coordinators of such initial public offering is the Specified Bank;

provided that clause (i) shall not apply in the case of an initial public offering requested by Yahoo! pursuant to Section 3.1 of the Registration Rights Agreement, which request is not subsequently withdrawn by Yahoo!.

“Qualified Resale” means the sale of Shares by Purchaser, in a single transaction or a series of related transactions, generating aggregate gross proceeds of at least US$1,000,000,000, to Persons other than JM, JT, SB or their respective Affiliates and with respect to which at least twenty-five percent of such Shares are sold to Persons that are not shareholders of Purchaser as of the date of this Agreement.

“Qualified Resale Amount” means the actual aggregate gross proceeds of the Qualified Resale.

“Qualified Resale Deemed Number of Shares” has the meaning set forth in the definition of Resale Per Share Price.

“Qualified Subsidiary” means a Subsidiary of Purchaser that accounts, on a consolidated basis with the Subsidiaries of such Subsidiary, for at least 90% of the Consolidated Revenue of the Purchaser and its Subsidiaries.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement between Purchaser, SB and Yahoo!, in the form attached hereto as Exhibit D.

“Replacement Equity Financing” has the meaning set forth in Section 4.6(b).

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“Replacement Equity Financing Deemed Number of Shares” has the meaning set forth in the definition of Replacement Equity Financing Per Share Price.

“Replacement Equity Financing Per Share Price” means, with respect to a Replacement Equity Financing, the greater of (I) (A) the sum of (x) the per share price at which Purchaser sells Shares in such Replacement Equity Financing multiplied by the number of Shares sold in such Replacement Equity Financing and (y) the per share value, as calculated in accordance with the Agreed Formula and Adjustment, of any Equity Interests (other than Shares) sold by Purchaser as part of such Replacement Equity Financing, multiplied by the Attributable Number of Shares sold by Purchaser as part of such Replacement Equity Financing divided by (B) the sum of the number of Shares sold in such Replacement Equity Financing and the Attributable Number of Shares sold by Purchaser as part of such Replacement Equity Financing (such aggregate number of Shares, the “Replacement Equity Financing Deemed Number of Shares”) minus (C) the Applicable Discount calculated using the per share price calculated pursuant to clauses (A) and (B) of this definition in lieu of “Resale Per Share Price” in the definition thereof, and (II) US$13.50.

“Replacement Equity Financing Period” means the period of time commencing on the day immediately following the Initial Repurchase Closing Date and ending on the earlier of (i) the nine month anniversary of the Initial Repurchase Closing Date and (ii) April 30, 2013; provided, however, that if a Tolling and Marketing Period has occurred and not ended by the four month anniversary of the date of this agreement, then the Replacement Equity Financing Period shall end on the later of (x) the earlier of the dates referred to in clauses (i) and (ii) above, and (y) the date that is the six month anniversary (to the calendar date) of the first date on which the Purchaser (or its affiliates) has entered into Binding Agreements for the sale of Shares in the Qualified Resale, or if no Binding Agreements are entered into, consummation of the Qualified Resale; provided, in the case of clause (y) that if after the Purchaser has entered into a Binding Agreement for the sale of Shares in the Qualified Resale the Purchaser sells Equity Interests (other than Shares) at a per share value, as calculated in accordance with the Agreed Formula and Adjustment, that, after giving effect to the adjustment referred to in Exhibit F, would have the effect of increasing the Resale Per Share Price, then the date in clause (y) shall be the date that is the six month anniversary (to the calendar date) of the first date on which the Purchaser (or its affiliates) has entered into Binding Agreements for the sale by Purchaser as part of the financing of the Initial Repurchase of the Equity Interests having the highest per share value, as calculated in accordance with the Agreed Formula and Adjustment, of all Equity Interests sold by Purchaser as part of the financing of the Initial Repurchase, or if no Binding Agreements are entered into, consummation of the sale of such highest agreed value Equity Interests.

“Replacement Equity Use Period” means a period of time commencing with the commencement of the Replacement Equity Financing Period and ending the later of (i) the date that is three months after the last day of the Replacement Equity Financing Period or (ii) the date that is three months after the date on which the proceeds of a Subsequent Equity Financing were received by or on behalf of Purchaser.

“Repurchase Price” means the greater of (i) the Resale Per Share Price minus the Applicable Discount and (ii) US$13.50.

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“Repurchased Shares” means the Minimum Repurchased Shares and (if any) the Additional Repurchased Shares.

“Resale Per Share Price” means (A) the sum of (x) the per share price at which Purchaser sells Shares in the Qualified Resale multiplied by the aggregate number of Shares sold in the Qualified Resale and (y) the per share value, as calculated in accordance with the Agreed Formula and Adjustment, of any Equity Interests (other than Shares) sold by Purchaser as part of the financing of the Initial Repurchase, multiplied by the Attributable Number of Shares sold as a part of the financing of the Initial Repurchase, divided by (B) the sum of the number of Shares sold in the Qualified Resale and the Attributable Number of Shares sold by Purchaser as a part of the financing of the Initial Repurchase (such aggregate number of Shares, the “Qualified Resale Deemed Number of Shares”).

“Rules” is defined in Section 7.4(a).

“SAFE” means the State Administration of Foreign Exchange of the PRC.

“SAFE Circular 75” means Circular 75, issued by SAFE on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” together with its implementing rules, issued by SAFE on May 29, 2007 and May 27, 2011, respectively, titled “Implementation Guidance Relating to Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles” and “Implementation Guidance on Foreign Exchange Management of Financing and Round Trip Investment by PRC Residents Through Offshore Special Purpose Vehicles,” respectively.

“SB” means SOFTBANK CORP., a company organized under the laws of Japan.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller First End Date” means the later of (x) the four month anniversary (to the calendar date) of the date of this Agreement and (y) if a Tolling and Marketing Period shall be or have come into effect, the day after the last day of the Tolling and Marketing Period.

“Seller Material Adverse Effect” means any circumstance, situation, effect, event, change or condition that would reasonably be expected to make illegal or prevent Sellers from, consummating the Initial Repurchase and delivering the Repurchased Shares to Purchaser free and clear of all Liens (other than Permitted Liens) or from performing their obligations under this Agreement.

“Seller Outside End Date” means the later of (x) the six month anniversary (to the calendar date) of the date of this Agreement and (y) if a Tolling and Marketing Period shall be or have come into effect, the day after the last day of the Tolling and Marketing Period.

“Sellers’ Disclosure Schedule” means the disclosure schedule delivered by the Sellers to AGH immediately prior to the execution of this Agreement.

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“SFC” means The Hong Kong Securities and Futures Commission.

“Shares” means ordinary shares, of a par value US$0.000025, of Purchaser.

“Specified Bank” is defined in Section 4.7(e).

“Specified Bank Notice” is defined in Section 4.7(e).

“Specified Bank Request” is defined in Section 4.7(e).

“Specified Company” means each Person identified by Purchaser to Yahoo! as a Specified Company in writing on the date of this Agreement, together with any of such Person’s Affiliates.

“Specified Taxable Income” means the items of income or gain recognized, for U.S. federal income Tax purposes, by the Yahoo! consolidated U.S. federal income Tax return group with respect to the Initial Repurchase, the TIPLA Amendment (including cash payments by Purchaser in connection with but after the TIPLA Amendment, but only such payments made prior to December 31, 2014), or the IPO Repurchase (but only if the Qualified IPO is consummated by December 31, 2014) including, in each case, any item of income or gain attributable to any actual or deemed distribution, for U.S. federal income tax purposes, of any portion of such amounts received by YHK or any other Affiliate of Yahoo!.

“Subsequent Equity Financing” has the meaning set forth in Section 4.6(b).

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Tax” means any tax of any kind, including any federal, provincial, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security, production, franchise, gross receipts, payroll, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other similar duty, assessment, governmental charge or fee, together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Temporary Private Action Order” means any temporary Private Action Order having the effect of enjoining the Initial Repurchase Closing pending a preliminary injunction hearing or similar hearing on the merits of a Private Action seeking a Private Action Order.

“TIPLA” means the Technology and Intellectual Property License Agreement dated October 24, 2005, by and between Purchaser and Yahoo!.

45

“TIPLA Amendment” is defined in Section 1.5.

“TIPLA Amendment Agreement” means the Amended and Restated Technology and Intellectual Property License Agreement between Purchaser and Yahoo! amending and restating the TIPLA in the form attached hereto as Exhibit E.

“TIPLA Amendment Closing” has the meaning set forth in Section 1.6.

“TIPLA Amendment Closing Consideration” means US$550,000,000, to be paid in accordance with the TIPLA Amendment Agreement.

“TIPLA Amendment Closing Election” has the meaning set forth in Section 7.6(d).

“Tolling and Marketing Period” means, the period of time that (A) begins on (i) the date on which any Private Action Order is entered or issued or (ii) if a Merits Hearing is scheduled to occur prior to the fifth (5th) Business Day following the four-month anniversary (to the calendar date) of the date of this Agreement, the date on which such Merits Hearing commences, and (B) ends on the date that is (x) if the Private Action Resolution Condition is satisfied prior to the 12-month anniversary (to the calendar date) of the date of this Agreement, the two-month anniversary (to the calendar date) of the date on which the Private Action Resolution Condition is satisfied, or (y) if the Private Action Resolution Condition is not satisfied prior to the 12-month anniversary (to the calendar date) of this Agreement, the 12-month anniversary (to the calendar date) of the date of this Agreement.

“Transaction Documents” means (1) this Agreement, (2) the Investment Agreement Terminations, (3) the New Shareholders Agreement, (4) the Registration Rights Agreement, (5) the TIPLA Amendment Agreement, (6) the Transition Services Agreement, (7) the Master Services Agreement Termination Agreement, and (8) if Preference Shares are issued at the Initial Repurchase Closing, the Resolutions of the Board of Directors Establishing and Adopting the Designation, Preferences, and Rights of Series A Mandatorily Redeemable Preference Shares of AGH.

“Transaction Related Matters” means any action or matter relating to this Agreement, the Transaction Documents, the consummation of the Initial Repurchase and other Transactions, the Qualified Resale, the IPO Repurchase, the IPO Sale, the TIPLA Amendment and the other Transactions, any refinancing of the Facility Agreement, the adoption of the Amended and Restated Articles, the issuance of the Preference Shares to Yahoo! on the terms of this Agreement, and (so long as such other action or matter would not alter the terms of the Preference Shares or any rights or obligations of Purchaser or Sellers under the Transaction Documents) any other action or matter necessary or advisable in connection with any of the foregoing, including actions relating to the obtaining of debt or equity financing (including the issuance of any debt or equity securities) for the Initial Repurchase, IPO Repurchase and any other financing in connection with a Qualified IPO or any of the other Transactions having then-prevailing-market terms and conditions.

“Transactions” means the transactions contemplated by the Transaction Documents.

46

“Transfer Taxes” means any sales, use, value-added, consumption, goods and services, transfer, deed, stamp, recording, documentary, registration, conveyancing or similar Taxes. For the avoidance of doubt, Transfer Taxes shall not include any Taxes that are measured, in whole or in part, by reference to net income.

“Transition Services Agreement” means the agreement between Purchaser and Yahoo! providing for certain services and obligations of Purchaser and Yahoo! in connection with Purchaser’s migration from certain Yahoo! e-mail products to certain Purchaser e-mail products, which agreement has been fully and duly executed by each party thereto.

“Tribunal” has the meaning set forth in Section 7.4(a).

“Unaudited Financial Statements” has the meaning set forth in Section 2.7.

“US Dollars” or “US$” has the meaning set forth in Section 7.1(b)(v).

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor.

“Voting Agreement” means the Voting Agreement by and between Purchaser, Yahoo!, SB, JM and JT dated as of the date of this Agreement.

“Yahoo!” has the meaning set forth in the Preamble.

“Yahoo!-Held Shares” is defined in Section 3.5.

“YHK” has the meaning set forth in the Preamble.

“YHK-Held Shares” is defined in Section 3.5.

47

IN WITNESS WHEREOF, the Parties have caused this Share Repurchase and Preference Share Sale Agreement to be executed as of the date first above written.

ALIBABA GROUP HOLDING LIMITED

By:	/s/ Joseph C. Tsai
Name: Joseph C. Tsai
Title: Chief Financial Officer

YAHOO! INC.

By:	/s/ Timothy R. Morse
Name: Timothy R. Morse
Title: Executive Vice President and
Chief Financial Officer

YAHOO! HONG KONG HOLDINGS LIMITED

By:	/s/ Jeroen Peter Johan Kuipers
Name: Jeroen Peter Johan Kuipers
Title: Director

[Signature Page to Share Repurchase and Preference Share Sale Agreement]

Schedules and Exhibits to Share Purchase and Preference Share Sale Agreement

Omitted from Current Report on Form 8-K

Exhibits and Schedules to the Share Purchase and Preference Share Sale Agreement, dated May 20 , 2012, by and between Alibaba Group Holding Limited, Yahoo! Inc., and Yahoo! Hong Kong Holdings Limited that were omitted from the Current Report on Form 8-K filed by Yahoo! Inc. on May 24, 2012 are noted below.

Yahoo! Inc. will furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission upon request.

EXHIBITS

Exhibit C-1	–	Form of Investment Agreement Termination between AGH and Yahoo!

Exhibit C-2	–	Form of Investment Agreement Termination between Alibaba.com Limited and Yahoo!

Exhibit D	–	Form of Registration Rights Agreement

Exhibit E	–	Form of TIPLA Amendment Agreement

Exhibit H	–	Form of Amended and Restated Articles

Exhibit I	–	Form of Financing Certificate

SCHEDULES

Purchaser Disclosure Schedule

Sellers’ Disclosure Schedule

EXHIBIT A – FORM OF NEW SHAREHOLDERS AGREEMENT

NEW SHAREHOLDERS AGREEMENT

by and among

Alibaba Group Holding Limited,

Yahoo! Inc.,

SOFTBANK CORP.,

the Management Members

(as defined herein)

and

certain other shareholders of Alibaba Group Holding Limited

Dated as of [    ], 201[—]

i

7.	Representations and Warranties		36

	7.1	Power and Authority	36
	7.2	Due Authorization	36
	7.3	Execution and Delivery	37
	7.4	No Conflict	37
	7.5	Share Ownership	37

8.	Covenants		37

	8.1	Standstill	37
	8.2	Confidentiality	37
	8.3	Information Rights	38
	8.4	Internal Controls over Financial Reporting	41
	8.5	GAAP	41
	8.6	Fiscal Year	41
	8.7	Designation of Alibaba.com Limited Director by Yahoo and SOFTBANK	41

9.	Governing Law and Dispute Resolution		42

	9.1	Governing Law	42
	9.2	Arbitration	42

10.	Miscellaneous		44

	10.1	Notices	44
	10.2	Management Members’ Representative	46
	10.3	Expenses	46
	10.4	Entire Agreement	46
	10.5	Amendment and Waiver	46
	10.6	Binding Effect	47
	10.7	Severability	47
	10.8	Assignment	47
	10.9	No Third Party Beneficiaries	47
	10.10	Termination	47
	10.11	Headings	47
	10.12	Counterparts	47

SCHEDULE A – FINANCIAL INVESTORS

SCHEDULE B – SHARE OWNERSHIP

SCHEDULE C – APPLICABLE THRESHOLDS

ii

NEW SHAREHOLDERS AGREEMENT

THIS NEW SHAREHOLDERS AGREEMENT (this “Agreement”), dated as of [    ], 201[—] is made and entered into by and among Alibaba Group Holding Limited (f/k/a Alibaba.com Corporation), a Cayman Islands company (the “Company”), Yahoo! Inc., a Delaware corporation (“Yahoo”), SOFTBANK CORP., a Japanese corporation (“SOFTBANK”) and the Management Members (as defined herein) (together with Yahoo and SOFTBANK, collectively the “Shareholders” and individually, a “Shareholder”) and certain other shareholders named on Schedule B as “Subordinate Shareholders.”

W I T N E S S E T H:

WHEREAS, the Company, Yahoo, SOFTBANK, and the Management Members entered into a Shareholders Agreement dated as of October 24, 2005 (the “Original Agreement”);

WHEREAS, the Company, Yahoo, SOFTBANK, and the Management Members entered into a First Amended and Restated Shareholders Agreement dated as of October 21, 2007 (the “2007 Amended Agreement”);

WHEREAS, on the date of this Agreement, Yahoo reduced its shareholding in the Company by selling Ordinary Shares to the Company and has agreed to dispose of additional Ordinary Shares in certain circumstances pursuant to the Share Repurchase Agreement (as defined below) (the “Share Repurchase”);

WHEREAS, pursuant to Section 10.5 of the Original Agreement, the Original Agreement may be amended or modified by a written instrument signed by Yahoo, Softbank, and the Management Members’ Representative, and pursuant to Section 11.5 of the 2007 Amended Agreement, the 2007 Amended Agreement may be amended or modified by a written instrument signed by Yahoo, SOFTBANK and the Management Members’ Representative; and

WHEREAS, Yahoo, SOFTBANK and the Management Members’ Representative desire to amend and restate the 2007 Amended Agreement (or, if the 2007 Amended Agreement is no longer in effect, the Original Agreement) to govern the actions of, and the relationship among, the Shareholders from and after the consummation of the Share Repurchase on the terms and subject to the conditions herein provided.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. For purposes of this Agreement, the following terms have the indicated meanings. All references to Sections and Schedules shall be deemed references to Sections of and Schedules to this Agreement unless the context shall otherwise require.

“2007 Amended Agreement” is defined in the second recital to this Agreement.

“49.9% Excess Condition” is defined in Section 5.3(c).

“Additional Securities” is defined in Section 6.1(a).

“Affiliate” of a Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or other arrangement, as trustee or executor, or otherwise.

“Aggregate Remaining Shares” is defined in Section 4.2(d).

“Alibaba.com Limited” means the business of Alibaba.com Limited and its Subsidiaries.

“Agreement” is defined in the first paragraph of this Agreement.

“Agreement Among Management Members” is defined in Section 10.2(a).

“Alipay Framework Agreement” means that certain Framework Agreement, by and among the Company, SOFTBANK, Yahoo, Alipay.Com Co., Ltd., APN Ltd., JM, JT, Zhejiang Alibaba E-Commerce Co., Ltd. and the Joinder Parties thereto, dated as of July 29, 2011.

“Applicable Thresholds” means the thresholds set forth on Schedule C of this Agreement, as such Schedule may be revised from time to time in accordance with Section 2.6.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in New York, Beijing or Hong Kong.

“Cause” means, with respect to a person, (i) gross neglect or failure to perform the duties and responsibilities of such person’s office, (ii) failure or refusal to comply in any material respect with material and lawful policies and directives of the Company resulting in material harm to the Company and its Affiliates, taken as a whole, (iii) material breach of any contract or agreement between such person and the Company, or material breach of any statutory duty or any other obligation that such person owes to the Company and/or its Affiliates resulting in material harm to the Company and its Affiliates, taken as a whole, (iv) commission of an act of fraud, theft or embezzlement against the Company and/or its Affiliates or involving their properties or assets, or (v) conviction or nolo contendere plea with respect to any felony or crime of moral turpitude, provided, however, that with respect to any occurrence of any of (i), (ii) or (iii), such person shall have been given not less than 30 days’ written notice by the Board of the Board’s determination (such determination being made independent of such person, if such person is a Board member) that such event had occurred, and such person shall have until the end of such 30 day period following receipt of such notice to rectify or cure such occurrence if such occurrence is curable before any action premised upon a determination of Cause can be taken.

“Change of Control Transaction” means (a) the direct or indirect acquisition (except for transactions described in clause (b) of this paragraph below), whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act), or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (i) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of capital stock of the Company, the result of which acquisition is that such person or such group possesses 25% or more of the combined voting power of all then-issued and outstanding share capital of the Company, or (ii) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (b) a merger, consolidation, scheme of arrangement or other reorganization or recapitalization of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger, consolidation, scheme of arrangement or other reorganization or recapitalization, whether in one or a series of related transactions, is that the holders of the outstanding shares of capital stock of the Company immediately prior to such consummation do not possess, whether directly or indirectly, immediately after the consummation of such transaction, in excess of 75% of the combined voting power of all then-issued and outstanding capital stock of the merged, consolidated, reorganized or recapitalized person, its direct or indirect parent, or the surviving person of such transaction; or (c) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

“Claimant” is defined in Section 9.2(b).

“Closing Date” is defined in the Share Repurchase Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Agent” means Wilmington Trust (Cayman) Ltd.

“Company” is defined in the first paragraph of this Agreement.

“Competitively Sensitive Information” means any competitively sensitive business, marketing, technical and other information that the Company does not otherwise intend to publicly disclose other than information that Yahoo or Softbank certifies, through a certificate duly executed by an authorized officer of Yahoo, or Softbank, respectively, that it requires receipt of such information for the purpose of preparation of periodic financial statements in connection with public reporting requirements under the applicable Laws and rules of the U.S. Securities and Exchange Commission (in the case of Yahoo), Japanese securities regulators (in the case of SOFTBANK), or any stock exchange on which the securities of Yahoo or SOFTBANK, respectively, are then listed or admitted to trading, or for the purpose of filing or furnishing information with or to the U.S. Securities and Exchange Commission (in the case of Yahoo), Japanese securities regulators (in the case of SOFTBANK), or any stock exchange on which the securities of Yahoo or SOFTBANK, respectively, are then listed or admitted to trading, or under or for the purpose of complying with applicable Law.

“Confidential Information” means information delivered by a party to another party in connection with the Share Repurchase Agreement or the transactions contemplated thereby or pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such party as being confidential information of such delivering party (it being agreed that any information provided by means of an online dataroom or pursuant to Section 8.3 of this Agreement is Confidential Information regardless of whether it is marked or labeled as such), provided that such term does not include information that (a) was publicly known prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such receiving party or any Person acting on such party’s behalf, or (c) otherwise becomes known to such receiving party other than through disclosure by the delivering party or any Person with a duty to keep such information confidential.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

“Consolidated Revenue” means, as of a given time, the consolidated revenue of the Company and its Subsidiaries under U.S. GAAP for the most recent four fiscal quarters as reflected in the unaudited financial statements delivered to Shareholders by the Company in respect of such four fiscal quarters pursuant to Section 8.3(b)(i) (as reconciled to U.S. GAAP, if applicable); provided that, if all four of the most recent fiscal quarters are reflected in the audited financial statements delivered to Shareholders by the Company in respect of the most recently completed fiscal year pursuant to Section 8.3(b)(ii), then Consolidated Revenue shall mean the consolidated revenue of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) (as reconciled to U.S. GAAP, if applicable); provided, that upon the request of a Shareholder, any unaudited financial statements used in determining the amount of Consolidated Revenue for purposes of this Agreement shall be reviewed by the firm serving as the Company’s independent certified public accountants at such time.

“Contract” means any loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, Leases, and other agreements, contracts, instruments, obligations, offers, legally binding commitments, arrangements and understandings, written or oral.

“Core Business” means each of Taobao, Alibaba.com Limited, the Company’s interest in the Alipay Framework Agreement and any business that, at the relevant time, contributes 10% or more of Consolidated Revenue.

“EBITDA” means income from operations as the item appears in the Company’s consolidated income statement for the relevant period, under U.S. GAAP, as reflected in the financial statements delivered to Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or 8.3(b)(ii), as applicable; adding back the following items (calculated in accordance with U.S. GAAP): (i) depreciation expense, (ii) amortization of intangible assets, (iii) impairment of goodwill, (iv) share-based compensation expense and (v) other income, as they appear in the Company’s consolidated financial statements for such relevant period.

“Equity Securities” means any Ordinary Shares and any other equity interests or equity-linked interests of the Company, however described or whether voting or non-voting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of the Company.

“ESOP” means (i) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by the Company from time to time in relation to the grant or issue of shares, stock options or any other Equity Securities to its employees, officers, directors and/or consultants, and (ii) any option, restricted share, restricted share unit or other incentive plan for compensatory purposes adopted by a Subsidiary of the Company from time to time if such plan provides for the grant or issue of shares, stock options or any other equity or equity-linked interest in a Core Business to such Core Business’s employees, officers, directors and/or consultants.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Project Debt” means Project Debt not exceeding $500 million in the aggregate.

“Exempted Securities” means (i) Equity Securities issued pursuant to any ESOP approved by the Board, and the issuance of the Ordinary Shares underlying such Equity Securities; (ii) Ordinary Shares issued upon exercise of any option, right, warrant or other convertible instrument which either existed on the Closing Date or the issuance of which was previously subject to preemptive rights; (iii) Ordinary Shares issued in connection with a share dividend, share split or similar event made or paid pro rata on all, and solely with respect to, Ordinary Shares; or (iv) Equity Securities issued in connection with any merger, consolidation, scheme of arrangement or acquisition (including Equity Securities issued to holders of shares, options or other equity interests of a party to such transaction) which merger, consolidation, scheme of arrangement or acquisition is approved by a least a majority of the directors at a meeting of the Board (or by written resolution in accordance with Section 2.8) provided, in the case of clause (iv), that, if (x) any such issuance of Equity Securities proposed to be made in connection with a merger, consolidation, scheme of arrangement or acquisition would exceed 3% of the Company’s Ordinary Shares calculated on a pre-issuance basis, and (y) the number of directors at such relevant time is greater than four, then such issuance shall require the approval of at least 75% of the directors at a meeting of the Board (or shall require approval by written resolution in accordance with Section 2.8).

“Expenses” is defined in Section 2.7(a).

“Family Members” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a Person, and shall include adoptive relationships of the same type.

“Financial Investors” means the financial investors of the Company as set forth in Schedule A hereto.

“GAAP” means U.S. GAAP or IFRS, in each case, applied on a consistent basis.

“Governmental Approval” means any Consent of any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of any nation or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization; and any securities exchange or quotation system.

“Group Cash and Cash Equivalents” means cash, cash equivalents and short term investments under U.S. GAAP as reflected in the Company’s financial statements delivered to the Shareholders by the Company in respect of such period pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), as applicable, in each case as reconciled to U.S. GAAP, if applicable.

“Group Debt” means the sum of the Indebtedness and Guarantees of the Company and its Subsidiaries under U.S. GAAP as reflected in the Company’s financial statements and delivered to the Shareholders by the Company pursuant to Section 8.3(b)(i) or Section 8.3(b)(ii), as applicable, in each case as reconciled to U.S. GAAP, if applicable, but excluding all Project Debt.

“Group Net Debt” means Group Debt minus Group Cash and Cash Equivalents.

“Group Net Leverage” as of a given time means the ratio of Group Net Debt as of such time to LTM EBITDA.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing in any manner any Indebtedness or other obligation of any other Person and any obligation, direct or indirect, contingent or otherwise, of any Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part).

“Hong Kong Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited.

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited.

“ICC” is defined in Section 9.2(a).

“IFRS” means International Financial Reporting Standards.

“Indebtedness”, as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money, (b) all obligations evidenced by a note, bond, debenture, letter of credit, draft or similar instrument, (c) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with U.S. GAAP, (d) notes payable and drafts accepted representing extensions of credit, (e) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

“Indemnifiable Amounts” is defined in Section 2.7(a).

“Indemnitee” is defined in Section 2.7(a).

“IPCo” means APN Ltd., a company incorporated under the Laws of the Cayman Islands.

“IPO” means a firm-commitment underwritten initial public offering by the Company of its Ordinary Shares (or by a Subsidiary of the Company of such Subsidiary’s shares, provided such Subsidiary holds assets of the Company contributing no less than 90% of Consolidated Revenue, and such Subsidiary’s shares are distributed to all shareholders of the Company on a pro rata basis) (A) on an internationally recognized stock exchange or quotation system approved by the Board with aggregate gross proceeds of at least US $1billion where the number of Ordinary Shares sold in such offering by the Company and all Shareholders equals or exceeds fifteen percent (15%) of the total number of outstanding Ordinary Shares of the Company immediately prior to such offering or (B) that meets the following criteria: (i) the aggregate gross cash proceeds (before deduction of underwriting discounts, commissions and offering expenses) of such initial public offering are at least US$3.0 billion, (ii) the shares offered in such initial public offering are to be listed on the Hong Kong Stock Exchange or a U.S. national securities exchange, or with Yahoo’s written consent, which is not to be unreasonably withheld, conditioned or delayed, a stock exchange located in the PRC, (iii) the gross offering price per share exceeds 110% of the Resale Per Share Price (as defined in the Share Repurchase Agreement), and (iv) one of the joint global coordinators of such initial public offering is the Specified Bank (as defined in the Share Repurchase Agreement) ; provided that clause (B)(i) shall not apply in the case of an initial public offering requested by Yahoo pursuant to Section 3.1 of the Registration Rights Agreement (as defined in the Share Repurchase Agreement), which request is not subsequently withdrawn by Yahoo.

“JM” means Jack Ma Yun, the founder and the current Chairman of the Board and the Chief Executive Officer of the Company.

“JT” means Joseph C. Tsai, current Chief Financial Officer and director of the Company.

“Law” means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), codes, rules, stock exchange rules, regulations, guidance, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements between the Company and any Governmental Authority.

“Lease” means any real property lease, sublease, license and occupancy agreement.

“Lien” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract, but excluding any such Lien arising under this Agreement or the Memorandum and Articles.

“LTM EBITDA” means the consolidated EBITDA of the Company and its Subsidiaries for the most recently completed fiscal year as reflected in the audited financial statements delivered to Shareholders by the Company in respect of such fiscal year pursuant to Section 8.3(b)(ii) and, to the extent that any portion of the prior four fiscal quarters is not reflected in such audited statements, then the consolidated EBITDA of the Company and its Subsidiaries for the prior fiscal quarters as reflected in the financial statements delivered to the Shareholders by the Company in respect of such fiscal quarters pursuant to Section 8.3(b)(i).

“M&S Purchaser” is defined in Section 4.4(a).

“M&S Sale” is defined in Section 4.4(a).

“M&S Sale Notice” is defined in Section 4.4(a).

“M&S Sale Price” is defined in Section 4.4(a).

“M&S Sale Shares” is defined in Section 4.4(a).

“M&S Transferors” is defined in Section 4.4(a).

“M&Y Purchaser” is defined in Section 4.6(a).

“M&Y Sale” is defined in Section 4.6(a).

“M&Y Sale Notice” is defined in Section 4.6(a).

“M&Y Sale Price” is defined in Section 4.6(a).

“M&Y Sale Shares” is defined in Section 4.6(a).

“M&Y Transferors” is defined in Section 4.6(a).

“Management Current Share Number” means 239,700,569 Ordinary Shares, as may be appropriately adjusted for any stock splits, stock dividends or similar transactions.

“Management Member Designee(s)” is defined in Section 2.3.

“Management Member Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by a Management Member divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time.

“Management Members” means JM and JT, each solely in his capacity as a shareholder of the Company.

“Management Members’ Representative” is defined in Section 10.2(a).

“Memorandum and Articles” means the Memorandum and Articles of Association of the Company, to be adopted and approved by the shareholders of the Company on or prior to the Closing Date and filed with the appropriate Governmental Authority on the Closing Date, in the form of Exhibit H to be attached to the Share Repurchase Agreement.

“Offer Notice” is defined in Section 4.2(a).

“Offer Price” is defined in Section 4.2(a).

“Offeree Remaining Shares” is defined in Section 4.2(d).

“Offerees” is defined in Section 4.2(a).

“Ordinary Shares” means the ordinary shares of the Company, par value US$0.000025 per share.

“Original Agreement” is defined in the first recital of this Agreement.

“Other Shares” means any shares of capital stock of the Company that are not Ordinary Shares, including, without limitation, any securities that by their terms are, directly or through a series of one or more steps, convertible into or exercisable or exchangeable for any such shares of capital stock.

“own, owned, ownership” and the like: as “owned” is defined in Section 2.9.

“Parent Shareholder” is defined in Section 2.2(c).

“Permitted Transferee” is defined in Section 4.1.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

“PRC” means the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan).

“Preemptive Rights” is defined in Section 6.1(a).

“Preemptive Share Amount” is defined in Section 6.1(d).

“Project Company” means any Subsidiary of the Company established to acquire or develop a specific asset or project and which is not an operating Subsidiary of a Core Business.

“Project Debt” means the sum of (A) any Indebtedness incurred by a Project Company where neither the Company nor any Subsidiary of the Company (other than that Project Company or one or more other Project Companies) (i) provides any guarantee in respect of such Indebtedness or (ii) incurs any liability (other than any Lien created over the share capital of or shareholder loans to such Project Company) in respect of such Indebtedness plus (B) if and to the extent the aggregate amount of cash and the fair market value (at the time of contribution) of assets invested in the equity capital of, loaned to, or contributed to all Project Companies exceeds $250 million, the amount of such excess.

“Purchase and Contribution Agreement” means the Stock Purchase and Contribution Agreement, dated as of August 10, 2005, by and between the Company and Yahoo, as amended by the Amendment to Stock Purchase and Contribution Agreement, dated as of October 24, 2005.

“Purchase Price” is defined in Section 6.1(e).

“Purchaser” is defined in Section 4.3(a).

“Qualifying Sale” is defined in Section 4.3(a).

“Relying Shareholder” is defined in Section 2.2(c).

“Replacement Director” is defined in Section 2.5(d).

“Request” is defined in Section 9.2(b).

“Respondent” is defined in Section 9.2(b).

“Sale Notice” is defined in Section 4.3(a).

“Sale Price” is defined in Section 4.3(a).

“Sale Shares” is defined in Section 4.3(a).

“Second Round Offeree” is defined in Section 4.2(d).

“Section 404” is defined in Section 8.4.

“Security Agreements” means (i) the Legal Mortgage of Alibaba Shares, dated October 21, 2011, by IPCo in favor of the Collateral Agent, (ii) the Legal Mortgage of IPCo Shares, dated October 21, 2011, by JM and JT in favor of the Collateral Agent, (iii) the Fixed and Floating Charge, dated October 21, 2011, by IPCo in favor of the Collateral Agent and (iv) any amendment, waiver, supplement or other modification to any of the foregoing.

“Security Interests” means the Liens granted to or in favor of Collateral Agent and/or the relevant secured party pursuant to the Security Agreements.

“Shareholder(s)” is defined in the first paragraph of this Agreement.

“Shareholders Meeting” is defined in Section 2.1.

“Share Repurchase” is defined in the third recital to this Agreement.

“Share Repurchase Agreement” means the Share Repurchase and Preferred Share Sale Agreement, dated as of May 20, 2012, by and among the Company, Yahoo and Yahoo! Hong Kong Holdings Limited.

“SOFTBANK” is defined in the first paragraph of this Agreement.

“SOFTBANK Affiliate” means, with respect to SOFTBANK, another Person that directly or indirectly through one or more intermediaries, is controlled by, or under common control with, SOFTBANK, including but not limited to a Subsidiary of SOFTBANK, provided, however, that, in addition to such control or common control SOFTBANK either (a) owns, directly or indirectly, share capital or other equity interests representing more than 75% of the outstanding voting stock or other equity interests (disregarding, for the avoidance of doubt, any carried interest or similar economic participation rights of any Person formed as a fund, provided such interest or rights do not confer voting rights as to the governance of such Person on the holder thereof) or (b) owns, directly or indirectly, share capital or other equity interests representing more than 50% of such outstanding voting stock or other equity interests and has the right to designate at least two-thirds (2/3) of the directors of such Person. “Control,” for purposes of this definition, has the meaning set forth in the definition of Affiliate.

“SOFTBANK Designee(s)” is defined in Section 2.3.

“SOFTBANK Economic Interest Percentage” means the quotient of (x) the sum of the number of Ordinary Shares owned by SOFTBANK divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time.

“SOFTBANK Excess Vote Shares” is defined in Section 5.3(b).

“SOFTBANK Percentage” is defined in Section 5.3(b).

“Subject Shares” is defined in Section 4.2(a).

“Subordinate Shareholder” is defined in Section 2.2(b).

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person in accordance with GAAP.

“Substitute Director” is defined in Section 2.5(c).

“Taobao” means the businesses of (i) consumer-to-consumer online commerce marketplace currently doing business primarily under the Internet domain name www.taobao.com and (ii) business-to-consumer online commerce platform currently doing business primarily under the Internet domain name www.tmall.com, in each case operated by the Company and/or its Subsidiaries.

“Threshold Number” means 398,871,490 Ordinary Shares, as may be appropriately adjusted for any stock splits, stock dividends or similar transactions.

“Transfer” means any sale, transfer, assignment, gift, disposition of, creation of any encumbrance over or other transfer, whether directly or indirectly, of the legal or beneficial ownership or economic benefits or other interest in all or a portion of any property, assets, rights or otherwise, whether or not for consideration.

“Transferor” is defined in Section 4.2.

“Transferring Shareholder” is defined in Section 4.3(a).

“U.S. GAAP” means United States generally accepted accounting principles.

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of Contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC operating entity with those of the offshore non-PRC investor.

“Withdrawing Director” is defined in Section 2.5(c).

“Written Consent” is defined in Section 2.1.

“Yahoo” is defined in the first paragraph of this Agreement.

“Yahoo Designee(s)” is defined in Section 2.3.

“Yahoo Economic Interest Percentage” means the quotient of (x) the number of Ordinary Shares owned by Yahoo divided by (y) the total number of Ordinary Shares outstanding, in each case of (x) and (y), at the relevant time.

“Yahoo Excess Vote Shares” is defined in Section 5.3(a).

“Y&S Purchaser” is defined in Section 4.5(a).

“Y&S Sale” is defined in Section 4.5(a).

“Y&S Sale Notice” is defined in Section 4.5(a).

“Y&S Sale Price” is defined in Section 4.5(a).

“Y&S Sale Shares” is defined in Section 4.5(a).

“Y&S Transferors” is defined in Section 4.5(a).

2. Corporate Governance.

2.1 General. From and after the Closing Date, each Shareholder and each Subordinate Shareholder shall vote or cause to be voted all Equity Securities bearing voting rights beneficially owned by such Shareholder or such Subordinate Shareholder at any annual or extraordinary meeting of shareholders of the Company (a “Shareholders Meeting”) or in any written consent executed in lieu of such a meeting of shareholders (a “Written Consent”), and shall take all other actions necessary, to give effect to the provisions of this Agreement and to ensure that the Memorandum and Articles do not, at any time hereafter, conflict in any respect with the provisions of this Agreement including, without limitation, voting to approve amendments and/or restatements of the Memorandum and Articles and remove directors that take actions inconsistent with this Agreement or fail to take actions required to carry out the intent and purposes of this Agreement. In addition, each Shareholder and each Subordinate Shareholder shall vote or cause to be voted all Equity Securities beneficially owned by such Shareholder or Subordinate Shareholder at any Shareholders Meeting or act by Written Consent with respect to such Equity Securities, upon any matter submitted for action by the Company’s shareholders or with respect to which such Shareholder or such Subordinate Shareholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Memorandum and Articles. In the event that there is any conflict between the Memorandum and Articles and this Agreement, the latter shall prevail and the Shareholders and Subordinate Shareholders (but not the Company) shall to the extent necessary, cause the change, amendment or modification of the Memorandum and Articles to eliminate any such inconsistency.

2.2 Shareholder Actions.

(a) In order to effectuate the provisions of this Agreement, and without limiting the generality of Section 2.1, each Shareholder and each Subordinate Shareholder (a) hereby agrees that when any action or vote is required to be taken by such Shareholder or such Subordinate Shareholder pursuant to this Agreement, such Shareholder or such Subordinate Shareholder shall use its best efforts to call, or cause the appropriate officers and directors of the Company to call, one or more Shareholders Meetings to take such action or vote, to attend such Shareholders Meetings in person or by proxy for purposes of obtaining a quorum, or to execute or cause to be executed a Written Consent to effectuate such shareholder action, (b) shall use its best efforts to cause the Board to adopt, either at a meeting of the Board or by unanimous written consent of the Board, all the resolutions necessary to effectuate the provisions of this Agreement and (c) shall use its best efforts, to the extent not in violation of applicable Law, to cause the Board to cause the Secretary of the Company, or if there be no Secretary, such other officer of the Company as the Board may appoint to fulfill the duties of Secretary, not to record any vote or consent contrary to the terms of this Section 2.

(b) Each Shareholder has entered into this Agreement on behalf of itself and on behalf of each Person whose Equity Securities are “owned” by such Shareholder pursuant to Section 2.9 (each, a “Subordinate Shareholder”). Each Shareholder shall cause its Subordinate Shareholder(s) to take all actions necessary to perform all obligations hereunder, and to be deemed to have hereby made all representations and warranties hereunder as if such Subordinate Shareholder were such Shareholder.

(c) Each Shareholder (each, a “Relying Shareholder”) shall be entitled to rely upon the decision, actions, consents or instructions of each of the other Shareholders that has any Subordinate Shareholder (each, a “Parent Shareholder”) as being the decision, action, consent or instruction of each of such Parent Shareholder’s Subordinate Shareholders with respect to this Agreement or with respect to any matter related hereto. Each Relying Shareholder is hereby relieved from any liability to any of such Subordinate Shareholders for relying upon any such decision, action, consent or instruction of its Parent Shareholder.

2.3 Board Composition. Subject to Section 3.2(d), the Board shall consist of such number of directors as is determined by the Board from time to time (provided that such number shall not be more than five at any time prior to an IPO) of which (i) one director shall be a person designated by Yahoo (the “Yahoo Designee”), provided, that Yahoo’s right to designate a director on the Board shall terminate upon, and be of no force and effect from and after, the first time that Yahoo owns less than the Threshold Number of Equity Securities, (ii) two directors shall be persons designated by the Management Members (each a “Management Member Designee” and collectively, the “Management Member Designees”); provided, that in the event the Management Members, collectively, own a number of Equity Securities amounting to less than 25% of the Management Current Share Number, only one director shall be designated by the Management Members and the Management Members will continue to have the right to designate at least one director on the Board as long as JM owns one share of Equity Security of the Company, and (iii) one director shall be a person designated by SOFTBANK (the “SOFTBANK Designee”), provided, that SOFTBANK’s right to designate a director on the Board shall terminate upon, and be of no force and effect from and after, the first time that SOFTBANK owns less than the Threshold Number of Equity Securities. Without limiting the generality of the requirements of Sections 2.1 and 2.2: (i) for so long as a Shareholder may designate at least one director pursuant to this Section 2.3, the Board shall not (A) increase the number of directors of the Board, or (B) designate a new director, without the prior written approval of each such Shareholder; and (ii) the Shareholders and Subordinate Shareholders will take all actions necessary to effect the provisions of this Section 2.3 and any determination or resolution of the Board under this Section 2.3, including amending the Memorandum and Articles to increase or decrease the numbers of directors on the Board and electing or removing directors.

2.4 IPO and Stock Exchange Rules. In the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list its Ordinary Shares upon an IPO to expand the number of directors on the Board in order to comply with independence or other comparable requirements of such exchange or quotation system, the Shareholders agree to vote in favor of such expansion so as to comply with the requirements of such rules. The Shareholders and Subordinate Shareholders hereby agree to amend the Memorandum and Articles prior to an IPO if and to the extent required to comply with corporate governance and related requirements of the rules of an internationally recognized stock exchange or quotation system on which the Company will list its Ordinary Shares upon an IPO.

2.5 Office and Expenses; Removal; Replacement.

(a) All directors designated pursuant to this Agreement shall hold office until their respective successors shall have been appointed. The Company shall provide to such directors the same information concerning the Company and its Subsidiaries, and access to information, provided to all other members of the Board. The reasonable travel expenses incurred by any such director in attending any meetings of the Board shall be reimbursed by the Company to the extent consistent with the Company’s then existing policy of reimbursing directors generally for such expenses.

(b) Notwithstanding anything herein to the contrary, the Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that, (i) Yahoo shall have the sole and exclusive power to remove and replace the Yahoo Designee from the Board, with or without cause, (ii) the Management Members shall have the sole and exclusive power to remove any Management Member Designee from the Board, with or without cause, and (iii) SOFTBANK shall have the sole and exclusive power to remove the SOFTBANK Designee from the Board, with or without cause; provided, however, that at such time as Yahoo, the Management Members or SOFTBANK is no longer entitled to designate a director or directors pursuant to Section 2.3, the Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that any director then holding office who was designated by Yahoo, the Management Members or SOFTBANK, respectively, shall automatically and immediately, without any further action, be removed from the Board, including any committees thereof; provided, further that, if at such time there are two Management Members Designees on the Board and the Management Members lose the right to designate one such member, the Management Members’ Representative shall designate which director shall be removed.

(c) If any director (a “Withdrawing Director”) designated in the manner set forth in Section 2.3 above is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, such Withdrawing Director’s replacement (the “Substitute Director”) on the Board will be designated by the party or parties who designated the Withdrawing Director, subject to Section 2.3. The Shareholders and Subordinate Shareholders shall exercise their power in relation to the Company to ensure that such Substitute Director is elected. No meeting of the Board shall be held pending replacement of any Withdrawing Director without the consent of the Shareholder entitled to name the Substitute Director unless such Shareholder shall have failed to name a Substitute Director within 15 days after the removal, withdrawal, death or incapacitation of such Withdrawing Director.

(d) If any Shareholder entitled to designate a director or directors pursuant to this Agreement fails to designate any director or directors and such directorship or directorships shall have been vacant for sixty (60) days, the other Shareholders may appoint a director (the “Replacement Director”) until a new director is designated by the Shareholder who is originally entitled to designate such director, whereupon the Replacement Director shall automatically vacate his or her office as a director. Subject to Section 2.4, if any Shareholder loses its right to designate one or more directors pursuant to Section 2.3, the size of the Board shall automatically and immediately, without further action, be decreased by one for each such right that has terminated.

2.6 Meetings. The parties hereto will cause the Board to meet at least once every quarter. A quorum of the Board shall consist of at least a majority of all directors and shall include at least (i) the Yahoo Designee, for so long as Yahoo has designated a director; (ii) one Management Member Designee, for so long as the Management Members have designated a director and (iii) the SOFTBANK Designee, for so long as SOFTBANK has designated a director, in each case in accordance with Section 2.3; provided, however, that in the event that, at the time appointed for the start of a Board meeting, a quorum is not present, the Chairman or Secretary of the Company shall notify the other directors (which notice may be given by e-mail; provided that it is followed immediately by confirmation via facsimile, personal delivery or overnight mail as provided in Section 10.1) and reschedule such meeting to a time that (A) is proposed by the absent director within 72 hours of receipt of such notice for a meeting, to be held within seven days of such notice from the Chairman or the Secretary of the Company of the failure to obtain quorum at such originally scheduled meeting (provided, that the proposed time must be during business hours in Hong Kong) or (B) if the absent director has failed to propose a meeting time within 72 hours of such notice from the Chairman of the failure to obtain quorum at such originally scheduled meeting, a date which is no fewer than ten days after the originally scheduled meeting date; provided, further, that in the event there is no quorum for the reconvened meeting of the Board, then the quorum for such reconvened meeting shall be a majority of all directors, failing which the meeting shall be dissolved. If a quorum is present at the start of a Board meeting or a reconvened Board meeting, as the case may be, the subsequent willful or voluntary departure of a director shall not cause the quorum to be lost, and the Board Meeting need not be adjourned. Resolutions of the Board and its committees (if any) shall be adopted by a majority of the members of the Board and such committees, except as otherwise expressly provided in this Agreement. Any director may call a special meeting of the Board. The Board will review the Applicable Thresholds from time to time and may, in its discretion, upon the approval of at least a majority of the directors at a meeting of the Board (or by written resolution in accordance with Section 2.8), revise the Applicable Thresholds in Schedule C; provided, however, that the unanimous approval of the Board is required for any revision that would result in the Applicable Thresholds being equal to or greater than twice the dollar amount of (i) any of the Applicable Thresholds set forth in Schedule C in effect on the date of this Agreement, or (ii) after any time, if at all, that the Board shall have unanimously approved an increase of the Applicable Thresholds to an amount equal to or greater than the Applicable Thresholds set forth in Schedule C in effect on the date of this Agreement, then the last Applicable Thresholds that were unanimously approved by the Board. From and after any such action of the Board in accordance with the preceding sentence, all references to Schedule C in this Agreement shall be references to Schedule C as so updated.

2.7 Indemnification.

(a) The Company shall indemnify and hold harmless each director designated pursuant to Section 2.3 (each an “Indemnitee”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or is or was a director of the Company serving at the request of the Company as a director of another company, partnership, joint venture, trust, employee benefit plan or other entity or enterprise, to the fullest extent permitted by Law against all expenses, costs and obligations (including, without limitation, attorneys’ fees, experts’ fees, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) (“Expenses”), damages, judgments, fines, penalties, excise taxes and amounts paid in settlement (including, without limitation, all interest, assessments and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties, excise taxes or amounts paid in settlement) actually and reasonably incurred by him or her in connection with such action, suit or proceeding (“Indemnifiable Amounts”) if he or she acted in good faith and in the best interests of the Company in accordance with his or her fiduciary duty to the Company.

(b) If so requested by Indemnitee, the Company may advance any and all Expenses incurred by Indemnitee, either by (i) paying such Expenses on behalf of Indemnitee, or (ii) reimbursing Indemnitee for such Expenses.

(c) If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the Expenses or other Indemnifiable Amounts in respect of a claim but not, however, for all of the total amount thereof, the Company shall indemnify Indemnitee for the portion thereof to which Indemnitee is entitled.

(d) For purposes of this Agreement, the termination of any claim, action, suit or proceeding, by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable Law.

(e) The rights of the Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Memorandum and Articles or otherwise. To the extent that a change in applicable Law permits greater indemnification by agreement than would be afforded currently under the Memorandum and Articles, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by such change.

(f) Indemnitees are expressly meant to be third-party beneficiaries of this Section 2.7.

2.8 Participation in Meetings; Notice. Members of the Board or any committee thereof shall be afforded the opportunity to, and may participate in a meeting of the Board or such committee by means of conference telephone, videoconference or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. A resolution in writing (in one or more counterparts), and signed by all the directors for the time being or all the members of a committee of directors (an alternate director being entitled to sign such resolution on behalf of his appointor) shall be as valid and effective as if it had been passed at a meeting of the directors or committee, as the case may be, duly convened and held. Subject to the next sentence, all meetings of the Board shall be held upon at least three Business Days’ notice to all directors and to each Shareholder entitled to designate a director. Notice of a meeting need not be given to any director who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or who attends (by whatever permitted means) the meeting without protesting, prior to its commencement, the lack of notice to such director. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at any place which has been designated in the notice of the meeting or at such place as may be approved by the Board.

2.9 Determination of Share Ownership. Throughout this Agreement, for purposes of determining the number or percentage of Equity Securities owned (“owned”), (a) with respect to Yahoo, such number or percentage shall include any Equity Securities owned by Yahoo or any of Yahoo’s wholly-owned Subsidiaries or controlled Affiliates (including, for the avoidance of doubt, any Yahoo Excess Vote Shares owned by Yahoo), (b) with respect to SOFTBANK, such number or percentage shall include any Equity Securities held by SOFTBANK or any of SOFTBANK’s wholly-owned Subsidiaries or any SOFTBANK Affiliate (including, for the avoidance of doubt, any SOFTBANK Excess Vote Shares owned by SOFTBANK) and (c) with respect to each Management Member, such number or percentage shall include any Equity Securities held by (i) such Management Member, (ii) any of such Management Member’s wholly-owned Subsidiaries or controlled Affiliates in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and profits) (provided, that with respect to IPCo, other than the extent to which any Security Interests have been foreclosed upon or are subject to foreclosure proceedings, the determination of whether IPCo is a controlled Affiliate in which such Management Member owns or is entitled to more than 50% of the combined economic interests (in capital and in profits) and whether IPCo owns any Equity Securities of the Company will be made assuming that the obligations underlying the Security Interests have been satisfied and that the Security Agreements have been terminated in accordance with their terms such that the Equity Securities of the Company are held by or revert to IPCo absolutely) and (iii) any of such Management Member’s Family Members, trusts formed by such member for the benefit of himself or his Family Members (including any holding company directly or indirectly held by such trusts), family limited partnerships and other entities formed for the principal benefit of such Management Member and his Family Members (provided, that, the determination of whether such an entity has been formed for the principal benefit of such Management Member or his Family Members shall be conclusively established in the affirmative if such Management Member or his Family Members own or are entitled to more than 50% of the combined economic interests (in capital and in profits) of such entity). All numbers contained herein shall be adjusted appropriately for stock splits, stock dividends, reverse splits, recombinations and the like.

3. Matters that Require Approval of the Board or Shareholders.

3.1 Matters that Require Approval of the Majority of the Board. Except with the prior approval of at least a majority of the directors at a meeting of the Board (or by written resolution of all the directors in accordance with Section 2.8), the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) appoint or remove the Chief Executive Officer of the Company;

(b) approve the annual operating plan and annual operating budget of the Company or make or commit to material expenditures outside of that plan and budget;

(c) unless approved by the Board in connection with its approval of the capital disposition plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of the Company or any of its Subsidiaries (including any such disposition, sale or other Transfer to any Subsidiary of the Company (including Alibaba.com Limited) is not a direct or indirect wholly owned Subsidiary of the Company) in an amount exceeding the Applicable Thresholds;

(d) unless approved by the Board in connection with its approval of the capital expenditure plan in the annual budget of the Company, enter into any transaction or series of related transactions involving the purchase or acquisition of assets (including securities of Subsidiaries) or properties in an amount exceeding the Applicable Thresholds;

(e) unless approved by the Board in connection with its approval of the annual budget of the Company, incur any Group Debt that would cause Group Net Leverage immediately after such incurrence to exceed 1.00:1 (other than Excluded Project Debt, which shall not be considered in the definition of Group Debt or Group Net Leverage for purposes of this Section 3.1(e));

(f) issue any Equity Securities of the Company other than Exempted Securities;

(g) appoint or terminate the Company’s auditors;

(h) declare or pay any dividend or make any distribution on or with respect to the Equity Securities (including by way of repurchase other than pursuant to an ESOP approved by the Board); and

(i) make any filing for the appointment of a receiver or administrator for the winding up, liquidation, bankruptcy or insolvency of the Company or any of its material Subsidiaries or otherwise pursue bankruptcy or insolvency proceedings, unless otherwise required by applicable Law.

3.2 Matters that Require Approval of Each of Yahoo, the Management Members’ Representative and SOFTBANK. Except with the prior written approval of each of Yahoo, SOFTBANK and the Management Members’ Representative, the Company will not, and will cause each of its Subsidiaries not to, take any of the following actions:

(a) enter into or adopt any ESOP;

(b) (i) enter into any transaction or transactions involving the disposition, sale or other Transfer of the assets (including securities of Subsidiaries) or properties of any of the Company’s Core Businesses (including any such disposition, sale or other Transfer to a Subsidiary of the Company at any time that such Subsidiary is not a direct or indirect wholly owned Subsidiary of the Company) if, with respect to any single Core Business, (A) the fair market value of all of the assets or properties so disposed, sold or Transferred in any transaction or transactions relating to such Core Business, together with all other assets or properties of such Core Business so disposed, sold, or Transferred, cumulatively exceeds the lower of (x) US$1.0 billion and (y) 20% of the fair market value of the gross assets of such Core Business, or (B) the equity interests so disposed, sold or Transferred in any transaction or transactions relating to such Core Business together with all other equity interests of such Core Business so disposed, sold, or Transferred, cumulatively represent 20% or more of the voting interests in such Core Business; or

(ii) engage in or consummate a distribution (or repurchase or redemption of Equity Securities), or series of related distributions (or repurchases or redemptions), in which assets (including securities of Subsidiaries) are actually received by all holders of any class of Equity Securities of the Company of which Yahoo is a holder where the fair market value of such assets (or securities), other than any cash, exceeds US$1.0 billion.

(c) enter into any Change of Control Transaction with any party that is not also a party to this Agreement;

(d) increase the number of directors of the Board or designate a new director of the Board (other than the Yahoo Designee, the Management Member Designees, and the SOFTBANK Designee); and

(e) amend or modify the Memorandum and Articles in a manner that conflicts with the provisions of this Agreement;

provided, however, that (i) the approval rights of Yahoo under this Section 3.2 shall terminate upon, and be of no force and effect from and after, the first time that Yahoo owns less than the Threshold Number of Equity Securities; (ii) the approval rights of the Management Members’ Representative under this Section 3.2 shall terminate and be of no force and effect in the event that the aggregate number of Equity Securities owned by Management Members is less than one-third of the Management Current Share Number; and (iii) the approval rights of SOFTBANK under this Section 3.2 shall terminate upon, and be of no force and effect from and after, the first time that SOFTBANK owns less than the Threshold Number of Equity Securities.

3.3 Matters that Require Approval of Disinterested Directors of the Board. Except (a) with the prior approval of a majority of the disinterested directors of the Board or (b) pursuant to this Agreement, the Company will not, and will cause each of its Subsidiaries not to, enter into or engage in any transaction or agreement to which the Company or any of the Company’s Subsidiaries, on the one hand, and any of the Shareholders or Subordinate Shareholders or any of their respective Subsidiaries, Affiliates or Family Members, on the other hand, are parties or receive any direct or indirect economic or other benefit (except to the extent of their pro rata share in a benefit accruing to all holders of Ordinary Shares); provided, however, that prior approval of a majority of the disinterested directors of the Board shall not be required in respect of such matter if each of Yahoo, the Management Members’ Representative and SOFTBANK has given prior notice to the Company that it consents to such matter without prior approval of a majority of the disinterested directors of the Board being obtained.

3.4 Formation and Assignment of Authority to a Committee of the Board. The Board may establish any committee it deems necessary or appropriate, but only with the approval of the Yahoo Designee for so long as Yahoo has designated a director, one Management Member Designee for so long as the Management Members have designated a director, and the SOFTBANK Designee for so long as SOFTBANK has designated a director. Each such committee shall include, at their respective election, the Yahoo Designee for so long as Yahoo has designated a director if Yahoo chooses to include a designee on such committee, one Management Member Designee for so long as the Management Members have designated a director if the Management Members choose to include a designee on such committee and the SOFTBANK Designee for so long as SOFTBANK has designated a director if SOFTBANK chooses to include a designee on such committee. Each such committee shall exercise those powers of the Board delegated to it by the Board. In the event the Company is required by the rules of an internationally recognized stock exchange or quotation system on which the Company will list its Ordinary Shares upon an IPO to expand or otherwise reconstitute the number of members on the Board’s committees or otherwise reconstitute such committees in order to comply with independence or other comparable requirements of such exchange or quotation system, the directors of the Board shall vote in favor of such expansion or reconstitution so as to comply with the requirements of such rules.

4. Restrictions on Share Transfer.

4.1 Certain Permitted Transfers. A Shareholder or its Subordinate Shareholder may at any time Transfer its Equity Securities to any Person whose Equity Securities would be included in the number or percentage of the Equity Securities owned by such Shareholder in determining such number or percentage pursuant to Section 2.9 (a “Permitted

Transferee”); provided, however, that such transferee shall at all times continue to be a Permitted Transferee and that such transferee becomes a party to this Agreement pursuant to an instrument satisfactory to each of the Management Members’ Representative, Yahoo and SOFTBANK; provided, further, that (i) in the event of any Transfer by Yahoo or any of Yahoo’s Subordinate Shareholders to any of Yahoo’s controlled Affiliates, Yahoo shall provide, 20 Business Days prior to such Transfer, written notice to the Management Members’ Representative and SOFTBANK of such intent to Transfer, and the name and such other details concerning such controlled Affiliate as SOFTBANK or the Management Member’s Representative may reasonably request, and (ii) in the event of any Transfer by SOFTBANK or any of SOFTBANK’s Subordinate Shareholders to any SOFTBANK Affiliate, SOFTBANK shall provide, 20 Business Days prior to such Transfer, written notice to the Management Members’ Representative and Yahoo of such intent to Transfer, and the name and such other details concerning such SOFTBANK Affiliate as Yahoo or the Management Member’s Representative may reasonably request.

4.2 Right of First Offer. Subject to Section 7.1, and except as otherwise allowed under Section 4.1, no Shareholder or Subordinate Shareholder (the “Transferor”) may, at any time, Transfer any Equity Securities legally or beneficially held by it, except pursuant to the following provisions:

(a) Prior to consummating any such Transfer of the Equity Securities, the Transferor shall deliver a written notice (the “Offer Notice”) to each other Shareholder (the “Offerees”), setting forth its bona fide intention to Transfer Equity Securities to a third party, the number and type of Equity Securities to be Transferred (the “Subject Shares”), the price at which such Transferor wishes to sell the Subject Shares (the “Offer Price”), and any other terms of the offer.

(b) The Offer Notice shall constitute, for a period of 15 days from the date on which it shall have been deemed given, an irrevocable and exclusive offer to sell to each Offeree (or any direct or indirect wholly-owned Subsidiary designated by an Offeree), at the Offer Price, a portion of the Subject Shares not greater than the proportion that the number of Equity Securities owned by such Offeree bears to the total number of Equity Securities owned by all the Offerees.

(c) Each Offeree (or a designated direct or indirect wholly-owned Subsidiary thereof) may accept the offer set forth in an Offer Notice by giving notice to the Transferor, prior to the expiration of such offer, specifying the maximum number of the Subject Shares that the Offeree wishes to purchase. Any Offeree may exercise the right to purchase all or a portion of Equity Securities pursuant to this Section 4.2 by causing such Person(s) to which such Offeree would be permitted to Transfer Equity Securities pursuant to Section 4.1 to purchase such all or portion of Equity Securities directly from the Transferor, if so specified in the notice given to the Transferor pursuant to this Section 4.2(c) and/or Section 4.2(d).

(d) If one or more Offerees do not agree to purchase all of the Subject Shares to which such Offerees are entitled (such shares not purchased, the “Offeree Remaining Shares” and together with Offeree Remaining Shares of all other Offerees, the “Aggregate Remaining Shares”), the Transferor shall promptly so notify each Offeree that has agreed to purchase all of the Subject Shares so entitled (each a “Second Round Offeree”), such notice to constitute an offer to sell, irrevocable for fifteen (15) days, to each such Offeree, at the Offer Price, a portion of the Aggregate Remaining Shares not greater than the proportion that the number of Equity Securities owned by such Second Round Offeree bears to the total number of Equity Securities owned by all of the Second Round Offerees. Each Second Round Offeree shall notify the Transferor, prior to the expiration of such offer, specifying the number of Aggregate Remaining Shares that such Offeree agrees to purchase.

(e) If the Offerees in the aggregate agree to purchase any or all of the Subject Shares pursuant to this Section 4.2, they shall pay in cash or immediately available funds for and the Transferor shall deliver valid title to, free and clear of any Lien, such Subject Shares, subject to receipt of any necessary or advisable third party approvals or any Governmental Approvals, within fifteen (15) days following completion of the procedures set forth in subsection (b) and (d) hereof.

(f) If the offers made by the Transferor to the Offerees pursuant to subsections (b) and (d) hereof expire without an agreement by one or more Offerees to purchase all of the Subject Shares, the Transferor shall have sixty (60) days to enter into a definitive agreement with respect to such Transfer and ninety (90) days to effect the Transfer of the balance of the Subject Shares to any third party or parties, for cash, at a price not less than the Offer Price, and upon terms not otherwise more favorable to the transferee or transferees than those specified in the Offer Notice, subject to the execution and delivery by such third party of an assignment and assumption agreement, in form and substance satisfactory to the other Shareholders, pursuant to which such third party shall assume all of the obligations of a party pursuant to or under this Agreement. In the event such Transfer is not consummated within such ninety (90) day period, the Transferor shall not be permitted to sell its Equity Securities pursuant to this Section 4.2 without again complying with each of the requirements of this Section 4.2; provided, that such ninety (90) day period should be extended automatically as necessary (i) to apply for and obtain any Governmental Approvals that are required to consummate such Transfer, so long as the Transferor is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law and (ii) in the event that Section 4.3, 4.4, 4.5 or 4.6 applies, to complete the procedure as provided therein. If there is such extension, the relevant period will end on the fifth Business Day following the receipt of such Governmental Approvals.

(g) The provisions of this Section 4.2 shall terminate upon, and be of no force and effect from and after, the completion of an IPO.

(h) Subject to Section 4.2(g), each Shareholder’s right of first offer set forth in this Section 4.2 shall terminate, (i) with respect to Yahoo or SOFTBANK, in the event such Shareholder ceases to own at least the Threshold Number of Equity Securities and (ii) with respect to the Management Members, in the event that the aggregate number of Equity Securities owned by the Management Members is less than 50% of the Management Current Share Number.

4.3 Tag-Along Rights of Financial Investors. Except as otherwise allowed under Section 4.1, neither Yahoo nor SOFTBANK may Transfer 80% or more of the Equity Securities then owned by it (in a single transaction or a series of related transactions), except pursuant to the following procedures:

(a) At least thirty (30) days prior to making such Transfer (each such Transfer, “Qualifying Sale”), Yahoo or SOFTBANK (as the case may be), together with their wholly-owned Subsidiaries or SOFTBANK Affiliates, as applicable (the “Transferring Shareholder”) shall deliver a written notice (the “Sale Notice”) to each of the Financial Investors. The Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “Purchaser”), (ii) the number and type of Equity Securities to be purchased by the Purchaser (such shares, the “Sale Shares”), (iii) the price (the “Sale Price”) per share of the Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number and type of Equity Securities owned by the Transferring Shareholder on the date of the Sale Notice and (vi) any other material terms and conditions of the proposed Transfer. If, after delivery of any Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the Transferring Shareholder shall deliver a new Sale Notice incorporating such changed terms, and the provisions of this Section 4.3 shall apply in all respects to such revised Sale Notice.

(b) Each Financial Investor shall have the right to participate in the Qualifying Sale and to request to sell to the Purchaser, and the Transferring Shareholder shall upon the request of such Financial Investor request that the Purchaser purchase from such Financial Investor, on the same terms and conditions offered to the Transferring Shareholder by the Purchaser at the Sale Price, a number of Equity Securities up to (i) the number of the Sale Shares multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Equity Securities owned by such Financial Investor on the date of the Sale Notice and the denominator of which shall be the number of Equity Securities owned in the aggregate by the Transferring Shareholder and all the Financial Investors on the date of the Sale Notice.

(c) Each of the Financial Investors may exercise its tag-along rights under this Section 4.3 by delivering an irrevocable written notice to the Transferring Shareholder and the Company no later than thirty (30) days after receipt of the Sale Notice (including, without limitation, a revised Sale Notice contemplated by Section 4.3(a)) setting forth the number of Equity Securities it elects to sell in the Qualifying Sale. No exercise of rights with respect to a Sale Notice shall bind any Financial Investor with respect to any subsequent related revised Sale Notice served on such Financial Investor pursuant to the last sentence of Section 4.3(a).

(d) If any or all of the Financial Investors have elected to exercise their tag-along rights hereunder pursuant to Section 4.3(c) above, the Transferring Shareholder shall not consummate any Qualifying Sale unless the Purchaser shall have concurrently purchased from such Financial Investors the number of Equity Securities as set forth in the written notice from the Financial Investors as provided in Section 4.3(c) above, on the same date and at the price described under Section 4.3(b) and, on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow such Financial Investors to sell their Equity Securities to the Purchaser. In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the Sale Notice, provided, that if any revised Sale Notice is delivered as contemplated by the last sentence of Section 4.3(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised Sale Notice.

4.4 Tag-Along Rights of Yahoo. Except as otherwise allowed under Section 4.1, the Management Members (as a group and including any Equity Securities owned by any of such member’s Family Members, trusts formed by such member for the benefit of himself or his family member, and other comparable entities) and SOFTBANK may not, together, Transfer 80% or more of their collective legal or beneficial ownership interest in the Equity Securities owned by them in a single transaction or series of related transactions, except pursuant to the following procedures:

(a) At least thirty (30) days prior to making such Transfer (an “M&S Sale”), the Management Members and SOFTBANK or their wholly-owned Subsidiaries or SOFTBANK Affiliates (as the case may be) (the “M&S Transferors”) shall deliver a written notice (the “M&S Sale Notice”) to Yahoo. The M&S Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “M&S Purchaser”), (ii) the number and type of Equity Securities to be purchased by the M&S Purchaser (such shares, the “M&S Sale Shares”), (iii) the price (the “M&S Sale Price”) per share of the M&S Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number and type of Equity Securities owned by the M&S Transferors on the date of the M&S Sale Notice and (vi) any other material terms and conditions of the proposed Transfer. If, after delivery of any M&S Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the M&S Transferors shall deliver a new M&S Sale Notice incorporating such changed terms, and the provisions of this Section 4.4 shall apply in all respects to such revised M&S Sale Notice.

(b) Yahoo shall have the right to participate in the M&S Sale and to request to sell to the M&S Purchaser, and the M&S Transferors shall upon the request of Yahoo request that the M&S Purchaser purchase from Yahoo, on the same terms and conditions offered to the M&S Transferors by the M&S Purchaser at the M&S Sale Price, a number of Equity Securities up to (i) the aggregate number of Equity Securities owned by Yahoo on the date of the M&S Sale Notice, multiplied by (ii) a fraction, the numerator of which shall be the number of the M&S Sale Shares and the denominator of which shall be the number of Equity Securities owned in the aggregate by the M&S Transferors and Yahoo on the date of the M&S Sale Notice.

(c) Yahoo may exercise its tag-along rights under this Section 4.4 by delivering an irrevocable written notice to the M&S Transferor and the Company no later than thirty (30) days after receipt of the M&S Sale Notice (including, without limitation, a revised M&S Sale Notice contemplated by Section 4.4(a)) setting forth of the number of Equity Securities it elects to sell in the M&S Sale. No exercise of rights with respect to an M&S Sale Notice shall bind Yahoo with respect to any subsequent related revised M&S Sale Notice served on Yahoo pursuant to the last sentence of Section 4.4(a).

(d) If Yahoo has elected to exercise its tag-along rights hereunder pursuant to Section 4.4(c) above, the M&S Transferor shall not consummate any M&S Sale unless the M&S Purchaser shall have concurrently purchased from Yahoo the number of Equity Securities as set forth in the written notice from Yahoo as provided in Section 4.4(c) above, on the same date and at the price described under Section 4.4(b) and on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow Yahoo to sell its Equity Securities to the M&S Purchaser. In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the M&S Sale Notice, provided, that if any revised M&S Sale Notice is delivered as contemplated by the last sentence of Section 4.4(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised M&S Sale Notice.

4.5 Tag-Along Rights of the Management Members. Except as otherwise allowed under Section 4.1, Yahoo and SOFTBANK may not, together, Transfer 80% or more of their collective legal or beneficial ownership interest in the Equity Securities owned by them in a single transaction or series of related transactions, except pursuant to the following procedures:

(a) At least thirty (30) days prior to making such Transfer (a “Y&S Sale”), Yahoo and SOFTBANK or their wholly-owned Subsidiaries or SOFTBANK Affiliates (as the case may be) (the “Y&S Transferors”) shall deliver a written notice (the “Y&S Sale Notice”) to the Management Members’ Representative. The Y&S Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “Y&S Purchaser”), (ii) the number and type of Equity Securities to be purchased by the Y&S Purchaser (such shares, the “Y&S Sale Shares”), (iii) the price (the “Y&S Sale Price”) per share of the Y&S Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number and type of Equity Securities owned by the Y&S Transferors on the date of the Y&S Sale Notice and (vi) any other material terms and conditions of the proposed Transfer. If, after delivery of any Y&S Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the Y&S Transferors shall deliver a new Y&S Sale Notice incorporating such changed terms, and the provisions of this Section 4.5 shall apply in all respects to such revised Y&S Sale Notice.

(b) Each of the Management Members shall have the right to participate in the Y&S Sale and to request in accordance with Section 4.5(c), to sell to the Y&S Purchaser, and the Y&S Transferors shall upon the request of such Management Member in accordance with Section 4.5(c), request that the Y&S Purchaser purchase from such Management Member, on the same terms and conditions offered to the Y&S Transferors by the Y&S Purchaser at the Y&S Sale Price, a number of Equity Securities up to (i) the aggregate number of Equity Securities owned by such Management Member on the date of the Y&S Sale Notice, multiplied by (ii) a fraction, the numerator of which shall be the number of the Y&S Sale Shares and the denominator of which shall be the number of Equity Securities owned in the aggregate by the Y&S Transferors and such Management Member on the date of the Y&S Sale Notice.

(c) Each Management Member may exercise such Management Member’s tag-along rights under this Section 4.5 by delivering an irrevocable written notice through the Management Members’ Representative, to the Y&S Transferor and the Company no later than thirty (30) days after receipt of the Y&S Sale Notice (including, without limitation, a revised Y&S Sale Notice contemplated by Section 4.5(a)) setting forth the number of Equity Securities it elects to sell in the Y&S Sale. No exercise of rights with respect to a Y&S Sale Notice shall bind such Management Member with respect to any subsequent related revised Y&S Sale Notice served on the Management Members’ Representative pursuant to the last sentence of Section 4.5(a).

(d) If any Management Member has elected to exercise their tag-along rights hereunder pursuant to Section 4.5(c) above, the Y&S Transferor shall not consummate any Y&S Sale unless the Y&S Purchaser shall have concurrently purchased from such Management Member the number of Equity Securities as set forth in the written notice from such Management Member given through the Management Members’ Representative as provided in Section 4.5(c) above, on the same date and at the price described under Section 4.5(b) and on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow such Management Member to sell its Equity Securities to the Y&S Purchaser. In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the Y&S Sale Notice, provided, that if any revised Y&S Sale Notice is delivered as contemplated by the last sentence of Section 4.5(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised Y&S Sale Notice.

4.6 Tag-Along Rights of SOFTBANK. Except as otherwise allowed under Section 4.1, the Management Members (as a group and including any Equity Securities owned by any of such member’s Family Members, trusts formed by such member for the benefit of himself or his family member, and other comparable entities) and Yahoo may not, together, Transfer 80% or more of their collective legal or beneficial ownership interest in the Equity Securities owned by them in a single transaction or series of related transactions, except pursuant to the following procedures:

(a) At least thirty (30) days prior to making such Transfer (an “M&Y Sale”), the Management Members and Yahoo or their wholly-owned Subsidiaries (as the case may be) (the “M&Y Transferors”) shall deliver a written notice (the “M&Y Sale Notice”) to SOFTBANK. The M&Y Sale Notice shall set forth in reasonable detail (i) the identity of the prospective transferee (the “M&Y Purchaser”), (ii) the number of Equity Securities to be purchased by the M&Y Purchaser (such shares, the “M&Y Sale Shares”), (iii) the price (the “M&Y Sale Price”) per share of the M&Y Sale Shares, (iv) the proposed closing date and time of such Transfer, (v) the number of Equity Securities owned by the M&Y Transferors on the date of the M&Y Sale Notice and (vi) any other material terms and conditions of the proposed Transfer. If, after delivery of any M&Y Sale Notice, any term set forth in clauses (i) through (vi) of the preceding sentence should change in any material respect, the M&Y Transferors shall deliver a new M&Y Sale Notice incorporating such changed terms, and the provisions of this Section 4.6 shall apply in all respects to such revised M&Y Sale Notice.

(b) SOFTBANK shall have the right to participate in the M&Y Sale and to request to sell to the M&Y Purchaser, and the M&Y Transferors shall upon the request of SOFTBANK request that the M&Y Purchaser purchase from SOFTBANK, on the same terms and conditions offered to the M&Y Transferors by the M&Y Purchaser at the M&Y Sale Price, a number of Equity Securities up to (i) the aggregate number of Equity Securities owned by SOFTBANK on the date of the M&Y Sale Notice, multiplied by (ii) a fraction, the numerator of which shall be the number of the M&Y Sale Shares and the denominator of which shall be the number of Equity Securities owned in the aggregate by the M&Y Transferors and SOFTBANK on the date of the M&Y Sale Notice.

(c) SOFTBANK may exercise its tag-along rights under this Section 4.6 by delivering an irrevocable written notice to the M&Y Transferor and the Company no later than thirty (30) days after receipt of the M&Y Sale Notice (including, without limitation, a revised M&Y Sale Notice contemplated by Section 4.6(a)) setting forth the number of Equity Securities it elects to sell in the M&Y Sale. No exercise of rights with respect to an M&Y Sale Notice shall bind SOFTBANK with respect to any subsequent related revised M&Y Sale Notice served on SOFTBANK pursuant to the last sentence of Section 4.6(a).

(d) If SOFTBANK has elected to exercise its tag-along rights hereunder pursuant to Section 4.6(c) above, the M&Y Transferor shall not consummate any M&Y Sale unless the M&Y Purchaser shall have concurrently purchased from SOFTBANK the number of Equity Securities as set forth in the written notice from SOFTBANK as provided in Section 4.6(c) above, on the same date and at the price described under Section 4.6(b) and, on the same terms and conditions and such other terms and conditions as may be required by applicable Law to allow SOFTBANK to sell its Equity Securities to the M&Y Purchaser. In any event, subject to receipt of any necessary or advisable third party approvals or Governmental Approvals, the closing shall occur within sixty (60) days of the receipt of the M&Y Sale Notice, provided, that if any revised M&Y Sale Notice is delivered as contemplated by the last sentence of Section 4.6(a) then the closing shall occur within sixty (60) days of the receipt of the last such revised M&Y Sale Notice.

4.7 Survival of Rights. The tag-along rights described in Sections 4.3 through 4.6 shall terminate upon the completion of an IPO.

4.8 Transfers in Violation of this Agreement. Any Transfer or attempted Transfer of any Equity Securities in violation of this Agreement shall be void, no such Transfer shall be recorded on the Company’s register of members and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall be treated) as the owner of such Equity Securities for all purposes.

4.9 Financial Investors. The Financial Investors and their wholly-owned Subsidiaries and investment funds are intended to be third-party beneficiaries of Sections 4.3 and 4.7 and the Financial Investors and such wholly-owned Subsidiaries and investment funds shall be entitled to enforce their respective rights as such under this Agreement.

5. SB Voting Limit; Yahoo Voting Limit.

5.1 Voting of Shares.

(a) Yahoo (in its capacity as a shareholder) shall attend any Shareholders Meeting or otherwise cause the Yahoo Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Yahoo Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the Management Members’ Representative not less than five Business Days before the meeting is held or consent is executed. SOFTBANK (in its capacity as a shareholder) shall attend any Shareholders Meeting or otherwise cause the Softbank Excess Vote Shares to be represented thereat for purposes of establishing a quorum and vote or consent (or cause to be voted) the Softbank Excess Vote Shares as directed in writing by and at the sole and absolute discretion of the Management Members’ Representative not less than five Business Days before the meeting is held or consent is executed.

(b) At any general meeting, the chairman of the meeting may declare that the votes attached to the Yahoo Excess Vote Shares and the SOFTBANK Excess Vote Shares have been voted in accordance with this Section 5.

(c) The obligations of Yahoo and Softbank pursuant to this Section 5 do not apply to any Equity Securities held by them that are not Yahoo Excess Vote Shares or SOFTBANK Excess Vote Shares, respectively.

5.2 No Other Agreements. Neither Yahoo nor SOFTBANK may enter into any agreement with any Person the effect of which would prevent compliance by such party with any provision contained in this Section 5.

5.3 SB Voting Limit; Yahoo Voting Limit.

(a) The term “Yahoo Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and SOFTBANK and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 19.9% of the total voting power of all then-issued and outstanding share capital of the Company.

(b) The term “SOFTBANK Excess Vote Shares” means a number of Ordinary Shares representing voting power equal to (i) prior to an IPO, the greater of (A) the amount by which the total voting power of all then-issued and outstanding share capital of the Company owned by SOFTBANK exceeds 35% of the total voting power of all then-issued and outstanding share capital of the Company and (B) if the 49.9% Excess Condition exists, a number of Ordinary Shares representing voting power equal to the number of Excess Vote Shares multiplied by (1) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by SOFTBANK divided by (2) the number of Ordinary Shares representing voting power equal to the total voting power of all then-issued and outstanding share capital of the Company owned by both Yahoo and SOFTBANK, and (ii) from and after an IPO, the amount, if any, by which the total voting power of all then-issued and outstanding share capital of the Company owned by SOFTBANK exceeds the SOFTBANK Percentage. “SOFTBANK Percentage” means the greater of (x) 35% less the amount, if any, expressed as a percentage, by which the percent of the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo exceeds 14.9% and (y) 30%.

(c) The “49.9% Excess Condition” exists if, prior to the IPO, the total voting power of all then-issued and outstanding share capital of the Company owned by Yahoo and SOFTBANK collectively exceeds 49.9% of the combined voting power of all then-issued and outstanding share capital of the Company, and any such excess is referred to as the “Excess Vote Shares”.

(d) Nothing in this Section 5 shall in any way restrict the ability of Yahoo or SOFTBANK to Transfer any of their respective Equity Securities.

(e) Any other provision of this Agreement notwithstanding, any action of the shareholders of the Company which would, but for the operation of this Section 5, require the affirmative vote by a Shareholder of any of its Ordinary Shares to approve such action under applicable Law (including without limitation pursuant to any requirement for approval by a special resolution of the shareholders) shall require the prior written approval of the Shareholder whose affirmative vote of any of its Ordinary Shares would be required to approve such action in the absence of this Section 5.

6. Preemptive Rights.

6.1 Preemptive Rights.

(a) If the Company proposes to sell any Equity Securities (other than Exempted Securities) (the “Additional Securities”), including in a private placement, as part of a commercial agreement or debt financing, or otherwise, the Company shall, at least thirty (30) days prior to issuing such Additional Securities, notify each of Yahoo, the Management Members and SOFTBANK in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Securities) and shall offer to sell such Additional Securities to each of Yahoo, the Management Members and SOFTBANK in the amounts set forth in subclauses (c) and (d) below and subject to Section 6.3, upon the terms and conditions set forth in the notice and at the Purchase Price as provided in Section 6.1(e) (the “Preemptive Rights”). For purposes of calculating the number of Additional Securities issued pursuant to this Section 6, such calculation shall include the maximum number of Ordinary Shares and other equity interests issuable upon the conversion or exercise of any convertible or exchangeable securities, options, warrants or other rights to acquire, any equity interests.

(b) If Yahoo, the Management Members or SOFTBANK wishes to subscribe for a number of Additional Securities equal to or less than the number to which they are entitled under this section, Yahoo, the Management Members or SOFTBANK may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 4.1 to subscribe for all or portion of such Additional Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Securities that it (or each of such Person(s)) wishes to purchase.

(c) With respect to Additional Securities that are Ordinary Shares, the Company shall offer to each of Yahoo, the Management Members and SOFTBANK, all or any portion specified by such exercising party of a number of such Additional Securities such that, after giving effect to the proposed issuance (including the issuance to Yahoo, the Management Members and SOFTBANK pursuant to the Preemptive Rights and including any related issuance resulting from the exercise of preemptive rights by any unrelated Person with respect to the same issuance that gave rise to the exercise of Preemptive Rights by Yahoo, the Management Members and SOFTBANK), (X) the Yahoo Economic Interest Percentage after such issuance would equal the Yahoo Economic Interest Percentage immediately prior to such issuance, (Y) the Management Member Economic Interest Percentage after such issuance would equal the Management Member Economic Interest Percentage immediately prior to such issuance and (Z) the SOFTBANK Economic Interest Percentage after such issuance would equal the SOFTBANK Economic Interest Percentage immediately prior to such issuance, such numbers of Additional Securities set forth in each of (X), (Y) and (Z) to constitute the “Preemptive Share Amount” for such party for purposes of any exercise of Preemptive Rights to which this paragraph (c) applies. If, at the time of the determination of any Preemptive Share Amount under this paragraph (c), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Ordinary Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Ordinary Share.

(d) With respect to Additional Securities that are Other Shares, the Company shall offer to each of Yahoo, the Management Members and SOFTBANK, all or any portion specified by such exercising party, of a number of such securities equal to the total number of such Additional Securities proposed to be sold, multiplied by the Yahoo Economic Interest Percentage, the Management Member Economic Interest Percentage or the SOFTBANK Economic Interest Percentage, as applicable, at such time (which number shall constitute the “Preemptive Share Amount” for purposes of any exercise of Preemptive Rights to which this paragraph (d) applies). If, at the time of the determination of any Preemptive Share Amount under this paragraph (d), any other Person has preemptive or other equity purchase rights similar to Preemptive Rights, such Preemptive Share Amount shall be recalculated to take into account the number of Other Shares such Persons have committed to purchase, rounding up such Preemptive Share Amount to the nearest whole Other Share.

(e) The “Purchase Price” for the Additional Securities to be issued pursuant to the exercise of Preemptive Rights shall be payable only in cash (unless otherwise unanimously agreed by the Company and Yahoo, the Management Members and SOFTBANK) and, except as otherwise set forth below, shall equal per Additional Security the per security issuance price for the Additional Securities giving rise to such Preemptive Right. In the case of any issuance of Additional Securities other than solely for cash, the Company and Yahoo, the Management Members and SOFTBANK shall in good faith seek to agree upon the value of the non-cash consideration; provided that the value of any publicly traded securities shall be deemed to be the market value of such securities as of the date of the consummation of such issuance. If the Company and Yahoo, the Management Members or SOFTBANK fail to agree on such value during the thirty (30) day period contemplated by the first sentence of Section 6.2, then the Company will refer the items in dispute to a nationally recognized investment banking firm that is selected by the Board and reasonably acceptable to Yahoo, the Management Members and SOFTBANK and that shall be instructed to make a final and binding determination of the fair market value of such items within ten (10) days of retention of such investment banking firm. If such a determination is required, the deadline for Yahoo’s, the Management Members’ and SOFTBANK’s exercise of its Preemptive Rights with respect to such issuance pursuant to Section 6.1(b) shall be extended until the fifth (5th) Business Day following the date of such determination. Whichever of the Company or Yahoo, the Management Members or SOFTBANK whose last estimate differed the most from that finally decided by the investment banking firm shall be responsible for and pay all of the fees and expenses of such investment banking firm. All determinations made by such investment banking firm shall be final and binding on the Company and Yahoo, the Management Members and SOFTBANK, as applicable.

6.2 Exercise Period. The Preemptive Rights set forth in Section 6.1 must be exercised by acceptance in writing of an offer referred to in Section 6.1(a), (i) if prior to an IPO, within thirty (30) days following the receipt of the notice from the Company of its intention to sell Equity Securities, and (ii) in connection with any registered offering (including an IPO), at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the same per share price at which such securities are sold to the public (less underwriting fees and discounts, which difference shall be shared equally by the party exercising the Preemptive Rights and the Company) and may specify a maximum and/or minimum per share price that such offeree is willing to pay for such Equity Securities. The closing of any purchase of Additional Securities pursuant to the exercise by Yahoo, the Management Members or SOFTBANK of Preemptive Rights hereunder shall occur within sixty (60) days after delivery of the notice by the Company as provided in Section 6.1(a), subject to the receipt of any necessary Governmental Approvals to which the issuance of Additional Securities is subject, provided, that such sixty (60) day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as the purchaser is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Law. If there is any such extension, the relevant period will end on the fifth Business Day following the receipt of such Governmental Approvals.

6.3 Survival of Rights. No Shareholder shall have any rights pursuant to Sections 6.1 or 6.2 in connection with any IPO, and Sections 6.1 and 6.2 shall terminate upon, and be of no force and effect from and after, the completion of an IPO. In addition, each Shareholder’s Preemptive Right set forth in Sections 6.1 and 6.2 shall terminate, and be of no force and effect from and after, (i) with respect to Yahoo or SOFTBANK, in the event such Shareholders own less than the Threshold Number of Equity Securities and (ii) with respect to the Management Members, in the event that the aggregate number of Equity Securities owned by Management Members is less than 50% of the Management Current Share Number.

7. Representations and Warranties.

Each of the Shareholders and the Subordinate Shareholders represents and warrants to the Company and each other Shareholder and Subordinate Shareholder that:

7.1 Power and Authority. Such Shareholder or Subordinate Shareholder has the power, authority and capacity (or, in the case of any Shareholder or Subordinate Shareholder that is a corporation, limited liability company or limited partnership, all corporate limited liability company or limited partnership power and authority, as the case may be) to execute, deliver and perform this Agreement.

7.2 Due Authorization. In the case of a Shareholder or Subordinate Shareholder that is a corporation, limited liability company or limited partnership, the execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder has been duly and validly authorized and approved by all necessary corporate limited liability company or limited partnership action, as the case may be. In the case of a Shareholder or Subordinate Shareholder that is an individual, the execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder are within such Shareholder’s or Subordinate Shareholder’s full power and legal rights and no other action on the part of such Shareholder or Subordinate Shareholder (including, without limitation, obtaining spousal or other consents) is necessary to authorize this Agreement or the transactions contemplated hereby.

7.3 Execution and Delivery. This Agreement has been duly and validly executed and delivered by such Shareholder or Subordinate Shareholder and constitutes a valid and legally binding obligation of such Shareholder or Subordinate Shareholder enforceable against such Shareholder or Subordinate Shareholder in accordance with its terms.

7.4 No Conflict. The execution, delivery and performance of this Agreement by such Shareholder or Subordinate Shareholder does not and will not conflict with, violate the terms of or result in the acceleration of any obligation under (i) any material contract, commitment or other material instrument to which such Shareholder or Subordinate Shareholder is a party or by which such Shareholder or Subordinate Shareholder is bound, (ii) in the case of a Shareholder or any of its Subordinate Shareholders that is a corporation, limited liability company or limited partnership, the certificate of incorporation, by-laws, certificate of formation, limited liability company agreement, certificate of limited partnership or limited partnership agreement, as the case may be, of such Shareholder or Subordinate Shareholder or (iii) any applicable Law.

7.5 Share Ownership. With respect to each Shareholder, Schedule B hereto sets forth (i) the number and type of Equity Securities owned by such Shareholder, and (ii) the name of each Person holding Equity Securities that are deemed to be owned by such Shareholder pursuant to Section 2.9 and the number and type of Equity Securities held by each such Person. From and after the date hereof, each Shareholder shall promptly notify each other Shareholder of any changes to the information contained in Schedule B with respect to such Shareholder or any of its Subordinate Shareholders.

8. Covenants.

8.1 Standstill. No Shareholder nor any of its Subordinate Shareholders may acquire any Equity Securities of the Company if immediately following such acquisition such Shareholder would own, in the aggregate, 50% or more of the outstanding voting power or economic benefit of the Company, without the prior written approval of the relevant Governmental Authorities.

8.2 Confidentiality. Each party shall maintain the confidentiality of Confidential Information in accordance with procedures adopted by such party in good faith to protect confidential information of third parties delivered to such party, provided that such party may deliver or disclose Confidential Information to (i) such party’s representatives, Affiliates, shareholders (other than holders of such party’s publicly traded shares), limited partners, members of its investment committees, advisory committees, similar bodies, and Persons related thereto, who are informed of the confidentiality obligations of this Section 8.2 and such party shall be responsible for any violation of this Section 8.2 made by any such Person, (ii) any Governmental Authority having jurisdiction over such party or other Person to the extent required by applicable Law or (iii) any other Person to which such delivery or disclosure may be necessary or appropriate (A) to effect compliance with any Law applicable to such party, or (B) in response to any subpoena or other legal process, provided that, in the cases of clauses (ii) and

(iii), the disclosing party shall provide each other party with prior written notice thereof so that the appropriate party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other party; provided, further, that the foregoing proviso shall not apply to information required by Law to be included in filings, submissions, or disclosures made by Yahoo with the U.S. Securities and Exchange Commission or any stock or securities exchange.

8.3 Information Rights.

(a) The Company shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.

(b) The Company shall deliver to each of Yahoo, SOFTBANK and each Management Member the following information; provided, that following an IPO, the Company shall be required to provide the following information to Yahoo or SOFTBANK, as the case may be, (x) in the case of Yahoo, only if and to the extent Yahoo informs the Company pursuant to Section 8.3(e) that it requires receipt of such information for the purpose of preparation of periodic financial statements in connection with public reporting requirements under the applicable Laws and rules of the U.S. Securities and Exchange Commission, or any stock exchange on which the securities of Yahoo are then listed or admitted to trading, or for the purpose of filing or furnishing information with or to the U.S. Securities and Exchange Commission, or any stock exchange on which the securities of Yahoo are then listed or admitted to trading, or under or for the purpose of complying with applicable Law or (y) in the case of SOFTBANK, only if SOFTBANK at such time accounts for the Company as an “equity method affiliate” under applicable Japanese accounting conventions:

(i) Subject to Section 8.3(d), as soon as available but in any event not later than sixty (60) days after the end of each of the quarterly accounting periods, the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of each such period, the related unaudited consolidated statements of operations, shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed); provided, that if such financial statements are prepared in accordance with IFRS and reconciled to U.S. GAAP, then such reconciliation shall have been reviewed by the firm serving as the Company’s independent, public accountants at such time.

(ii) (A) Subject to Section 8.3(d), as soon as available but in any event not later than sixty (60) days after the end of each fiscal year of the Company, the unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of fiscal year and the related consolidated statements of operations, shareholders equity and cash flows of the Company and its Subsidiaries for the fourth quarterly period of such fiscal year. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed); provided, that if such financial statements are prepared in accordance with IFRS and reconciled to U.S. GAAP, then such reconciliation shall have been reviewed by the firm serving as the Company’s independent, public accountants at such time. (B) Subject to Section 8.3(d), as soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of the Company, a copy of the audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, shareholders equity and cash flows of the Company and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by a firm of independent certified public accountants of recognized international standing selected by the Company and approved by the Shareholders. All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by the Company’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed).

(iii) Subject to Section 8.3(d), as soon as available but in any event not later than sixty (60) days after the end of each quarterly accounting period, (A) explanations for any significant movements from the prior quarter in each of the unaudited consolidated balance sheets and statements of income, stockholders’ equity and cash flows in conjunction with Section 8.3(b)(i) above, and (B) operating metrics relevant to the Company’s businesses and used by the Company’s management for decision making purposes (excluding any Competitively Sensitive Information).

(iv) As soon as practicable following Board approval, a copy of the annual operating plan and budget of the Company.

(v) With reasonable promptness, such other information and data with respect to the Company or any of its Subsidiaries as from time to time may be reasonably requested by any Shareholder (excluding any Competitively Sensitive Information).

(c) Except with respect to any Subsidiary that has publicly listed equity securities, the Company will (and will cause its Subsidiaries to) give (x) the Shareholders, and their respective employees and contract personnel primarily engaged by such Shareholder and (y) with the reasonable advance notice to, and the reasonable consent of, the Company (such consent not to be reasonably withheld, conditioned or delayed), the Shareholders’ respective outside accountants, auditors, legal counsel and other authorized representatives and agents, (i) full access during reasonable business hours to the properties, assets, books, contracts, commitments, reports and records of the Company and its Subsidiaries, and furnish to them all such documents, records and information with respect to the properties, assets and business of the Company and its Subsidiaries and copies of any work papers relating thereto as the Shareholders shall from time to time reasonably request; and (ii) reasonable access during reasonable business hours to the Company, its Subsidiaries and their respective employees as may be necessary or useful to the Shareholders in their reasonable judgment in connection with their review of the properties, assets and business of the Company and its Subsidiaries and the above-mentioned documents, records and information. Without limiting the generality of the foregoing, and except with respect to any Subsidiary that has publicly listed equity securities, the Company will (and will cause its Subsidiaries to) provide Yahoo and its accountants and auditors with access to such information and individuals as is reasonably necessary to conduct a review of the Company and its Subsidiaries (x) within three months following the Closing Date, (y) twice annually thereafter, and (z) as reasonably necessary to confirm that any material weakness, significant deficiency, internal control failure or system fault identified in a notice delivered or required to be delivered pursuant to Section 8.4 hereof has been remedied. Notwithstanding the foregoing, with respect to any Subsidiary that has publicly listed equity securities, the Company will provide the foregoing information if and to the extent permitted by Law, after taking into account any confidentiality covenants or other undertakings offered by Yahoo.

(d) Any other time periods referred to in Section 8.3(b)(i), (ii) or (iii) notwithstanding, from and after an IPO, the Company shall not be obligated to provide to Yahoo or SOFTBANK any information or financial statements of the type referred to in Sections 8.3(b)(i), (ii) or (iii) prior to the earlier of (x) the time the Company actually publicly discloses or (y) is required to publicly disclose, such information for purposes of compliance with the securities Laws of the jurisdiction in which the IPO occurred or listing rules of the stock exchange on which the Company’s securities are listed; provided, however, the Company shall continue to provide such information or financial statements to Yahoo or SOFTBANK, as the case may be, within the time periods referred to in Sections 8.3(b), if and to the extent Yahoo or SOFTBANK, as the case may be, delivers a certificate duly signed by an authorized officer of Yahoo or SOFTBANK, respectively notifying the Company that they require receipt of such information within such time periods for the purpose of preparation of periodic financial statements in connection with public reporting requirements under the applicable Laws and rules of the U.S. Securities and Exchange Commission (in the case of Yahoo), Japanese securities regulators (in the case of SOFTBANK), or any stock exchange on which the securities of Yahoo or SOFTBANK, respectively, are then listed or admitted to trading, or for the purpose of filing or furnishing information with or to the U.S. Securities and Exchange Commission (in the case of Yahoo), Japanese securities regulators (in the case of SOFTBANK), or any stock exchange on which the securities of Yahoo or SOFTBANK, respectively, are then listed or admitted to trading, or under or for the purpose of complying with applicable Law.

(e) Following an IPO, (i) if Yahoo wishes to receive information pursuant to Section 8.3(b), it shall send the Company a certificate duly signed by an authorized officer of Yahoo (which it may withdraw, update or amend at any time in its sole discretion) indicating which of the information referred to in Section 8.3(b) is so required to be received by Yahoo for the purpose of preparation of periodic financial statements in connection with public reporting requirements under the applicable Laws and rules of the U.S. Securities and Exchange Commission or any stock exchange on which the securities of Yahoo are then listed or admitted to trading, or for the purpose of filing or furnishing information with or to the U.S. Securities and Exchange Commission or any stock exchange on which the securities of Yahoo are then listed or admitted to trading, or under or for the purpose of complying with applicable Law, and (ii) the Company shall continue to furnish information to SOFTBANK pursuant to Section 8.3(b) until such time as SOFTBANK notifies the Company in writing that it will no longer be accounting for the Company as an “equity method affiliate” under applicable Japanese accounting conventions and SOFTBANK hereby agrees that it will so notify the Company promptly following the time when it no longer accounts for the Company as an “equity method affiliate”.

8.4 Internal Controls over Financial Reporting. The Company shall use its reasonable efforts to establish and maintain a system of internal controls over financial reporting adequate to permit Yahoo to comply with Section 404 of the United States Sarbanes Oxley Act of 2002 (“Section 404”) and any similar Law, in each case, with respect to the Company.

8.5 GAAP. All financial statements of the Company shall be prepared in accordance with GAAP. If the Company elects to prepare its financial statements pursuant to IFRS rather than U.S. GAAP, then with respect to financial information provided to Yahoo pursuant to Section 8.3, the Company shall provide to Yahoo as an integral part of the financial statements referred to in such section, a statement or statements of reconciliation from IFRS to U.S. GAAP, which reconciliation the Company shall have caused to have been reviewed by the firm serving as the Company’s independent certified public accountants at such time, and any certification delivered by any officer of the Company with respect thereto pursuant to Section 8.3 shall certify the relevant financial statements as reconciled to U.S. GAAP and as so reviewed.

8.6 Fiscal Year. The fiscal year of the Company shall begin on January 1 and end on December 31.

8.7 Designation of Alibaba.com Limited Director by Yahoo and SOFTBANK.

(a) Yahoo shall be entitled to designate one individual as a candidate for nomination to be elected to the board of directors of Alibaba.com Limited by the shareholders of Alibaba.com Limited. The Company shall exercise its power as a shareholder of Alibaba.com Limited to ensure that the individual so designated by Yahoo (x) shall be elected to the board of directors of Alibaba.com Limited, (y) shall not be removed or replaced by any Person other than Yahoo and (z) shall, to the extent such individual is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, be replaced with an individual designated by Yahoo. The nomination right of Yahoo, and the obligation of the Company with respect to this director of Alibaba.com Limited shall terminate upon the earlier of (i) when Yahoo ceases to be entitled to designate at least one director to the Board pursuant to Section 2.3 and (ii) the completion of the privatization of Alibaba.com Limited.

(b) SOFTBANK shall be entitled to designate one individual as a candidate for nomination to be elected to the board of directors of Alibaba.com Limited by the shareholders of Alibaba.com Limited. The Company shall exercise its power as a shareholder of Alibaba.com Limited to ensure that the individual so designated by SOFTBANK (x) shall be elected to the board of directors of Alibaba.com Limited, (y) shall not be removed or replaced by any Person other than SOFTBANK and (z) shall, to the extent such individual is unable to serve, or once having commenced to serve, is removed, withdraws from the Board or dies or becomes incapacitated, be replaced with an individual designated by SOFTBANK. The nomination right of SOFTBANK, and the obligation of the Company with respect to this director of Alibaba.com Limited shall terminate upon the earlier of (i) when SOFTBANK ceases to be entitled to designate at least one director to the Board pursuant to Section 2.3 and (ii) the completion of the privatization of Alibaba.com Limited.

9. Governing Law and Dispute Resolution.

9.1 Governing Law. The internal laws, and not the laws of conflicts (other than Section 5-1401 of the General Obligations Law and any successor provision thereto), of the State of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Parties hereunder.

9.2 Arbitration.

(a) Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled exclusively by arbitration. The arbitration shall be conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances. The arbitration shall be conducted in the English language.

(b) The arbitration shall be conducted by three arbitrators. The party (or the parties, acting jointly, if there are more than one) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”). The other party (or the other parties, acting jointly, if there are more than one) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within thirty (30) days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a party to appoint, within thirty (30) days after the ICC has notified the parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the ICC shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

(c) The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including, without limitation, reasonable attorneys’ fees and disbursements. In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including, but not limited to, an injunction and specific performance of any obligation under this Agreement. The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a party in an action brought against it by an independent third party. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes, incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the party resisting such enforcement. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(d) In order to facilitate the comprehensive resolution of related disputes, and upon request of any party to the arbitration proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration proceeding with any other arbitration proceeding involving any of the parties relating to this Agreement, the Share Repurchase Agreement, the Transaction Documents (as defined in the Share Repurchase Agreement), the 2007 Amended Agreement, the Original Agreement, the Purchase and Contribution Agreement, and the other Ancillary Agreements (as defined in the Purchase and Contribution Agreement). The arbitration tribunal shall not consolidate such arbitrations unless it determines that (x) there are issues of fact or law common to the proceedings, so that a consolidated proceeding would be more efficient than separate proceedings, and (y) no party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under these Ancillary Agreements, the ruling of the tribunal constituted under this Agreement will govern, and that tribunal will decide all disputes in the consolidated proceeding.

(e) The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing party’s securities are listed or applicable Law.

(f) The costs of arbitration shall be borne by the losing party unless otherwise determined by the arbitration award.

(g) All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars, free from any deduction, offset or withholding for taxes.

(h) Notwithstanding this Section 9.2 or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where such party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other party, provided there is no unreasonable delay in the prosecution of that application.

10. Miscellaneous.

10.1 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by commercial courier services or overnight mail or delivery or (c) sent by facsimile with confirmation by personal delivery or overnight mail, as follows:

(a) if to the Company, to:

Alibaba Group Holding Limited

c/o Alibaba Group Services Limited

26/F, Tower 1, Times Square

1 Matheson Street

Causeway Bay, Hong Kong

Fax: +852-2215-5200

Telephone: +852-2215-5100

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Telephone: +1-212-403-1343

Attention: Mark Gordon

Facsimile No: +1-212-403-2343

(b) If to SOFTBANK, to:

SOFTBANK CORP.

1-9-1 Higashi-shimbashi, Minato-ku

Tokyo 105-7303, Japan

Attention: Group manager, Group Management, Finance Department

Facsimile No: +81-3-6215-5001

and

SOFTBANK CORP.

1-9-1 Higashi-shimbashi, Minato-ku

Tokyo 105-7303, Japan

Attention: Legal Department

Facsimile No: +81-3-6215-5001

with a copy to:

Morrison & Foerster LLP

Shin-Marunouchi Building 29F, 1-5-1 Marunouchi, Chiyoda-ku

Tokyo 100-6529, Japan

Attention: Ken Siegel

Facsimile No: +81-3-3214-6512

(c) If to Yahoo, to:

Yahoo! Inc.

701 First Avenue

Sunnyvale, CA 94089

Attention: General Counsel

Facsimile No: (408) 349-3650

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue, Suite 1100

Palo Alto, CA 94301

Attention: Leif B. King

Facsimile No: (650) 470-4570

(d) If to a Subordinate Shareholder, to the care of the Shareholder which is deemed to own Equity Securities held by such Subordinate Shareholder pursuant to Section 2.9.

Or, in each case, at such other address as may be specified in writing to the other parties hereto. All such notices, requests, demands, waivers and other communications shall be deemed to have been received (i) if by personal delivery on the day after such delivery, (ii) if by courier services or overnight mail or delivery, on the day delivered, and (iii) if by facsimile, on the next day following the day on which such facsimile was sent, provided that it is followed immediately by confirmation by personal delivery or overnight mail that is received pursuant to subclause (i) or (ii).

10.2 Management Members’ Representative.

(a) Each of the Management Members has entered into an Agreement Among Management Members (the “Agreement Among Management Members”) pursuant to which, inter alia, the Management Members have appointed JM as their initial agent, representative and attorney-in-fact (the “Management Members’ Representative”).

(b) Each Shareholder shall be entitled to rely upon the decision, actions, consents or instructions of the Management Members’ Representative appointed pursuant to the Agreement Among Management Members as being the decision, action, consent or instruction of the Management Members and each of their respective Subordinate Shareholders in connection with all matters set forth in this Agreement that are required to be taken up collectively by the Management Members and each of their respective Subordinate Shareholders (including but not limited to the designation of the Management Member Designee(s) pursuant to Section 2.3). Each of the Company, Yahoo and SOFTBANK are hereby relieved from any liability to any Management Member or any Subordinate Shareholder of any Management Member for any lawful acts done by them in accordance with such decision, act, consent, or instruction of the Management Members’ Representative.

10.3 Expenses. Each party to this Agreement shall bear its respective expenses, costs and fees (including attorneys’ fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

10.4 Entire Agreement. This Agreement, the Share Repurchase Agreement, the Memorandum and Articles and the other Transaction Documents (as defined in the Share Repurchase Agreement) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. This Agreement supersedes all prior shareholders agreements to which the Company and any shareholder is a party, including the Original Agreement, the 2007 Amended Agreement and the Amended and Restated Shareholders Agreement entered into on May 13, 2004, among the Company and certain shareholders parties thereto.

10.5 Amendment and Waiver. Except as otherwise provided herein, no amendment, alteration or modification of this Agreement or waiver of any provision of this Agreement shall be effective against the Company, the Shareholders or the Subordinate Shareholders unless such amendment, alteration, modification or waiver is approved in writing by Yahoo, SOFTBANK and the Management Members’ Representative (which shall be the only parties whose approval shall be necessary to effect any such amendment, alteration, modification or waiver); provided, that any amendment, alteration or modification of Section 4.3, 4.7, 4.9 or 10.5 of this Agreement or any other provision that may affect the rights of the Financial Investors pursuant to Sections 4.3, 4.7, 4.9 and 10.5 of this Agreement shall also require the written consent of the Financial Investors owning Equity Securities with at least half of the voting power of Equity Securities owned by all Financial Investors as of the date of the Original Agreement. The failure of any party to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms. A revision to Schedule C of this Agreement is not an amendment of this Agreement and requires only the approval of the Board of Directors in accordance with Section 2.6.

10.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

10.7 Severability. If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

10.8 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of each of Yahoo, SOFTBANK and the Management Members’ Representative (which shall be the only parties whose approval shall be necessary to effect any such assignment), and any purported assignment or other transfer without such consent shall be void and unenforceable.

10.9 No Third Party Beneficiaries. Except as provided in Sections 2.7 and 4.9, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

10.10 Termination. Subject to the foregoing, this Agreement shall terminate with respect to each Shareholder or Subordinate Shareholder, in its capacity as a Shareholder or Subordinate Shareholder, respectively, at the time at which such Shareholder or Subordinate Shareholder, respectively, ceases to own any Equity Securities, except that such termination shall not affect (a) the rights perfected or the obligations incurred by such Shareholder or Subordinate Shareholder, respectively, under this Agreement prior to such termination (including any liability for breach of this Agreement) and (b) the obligations expressly stated to survive such cessation of ownership of Equity Securities.

10.11 Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, constituting those parties necessary to effect such an amendment and restatement in accordance with Section 10.5, have executed this Agreement as of the date first above written.

ALIBABA GROUP HOLDING LIMITED

By:
Name:
Title:

YAHOO! INC.

By:
Name:
Title:

YAHOO! HONG KONG HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to the New Shareholders Agreement]

SOFTBANK CORP.

By:
Name:
Title:

SB CHINA HOLDINGS PTE LTD

By:
Name:
Title:

SOFTBANK BB CORP.

By:
Name:
Title:

[Signature Page to the New Shareholders Agreement]

MANAGEMENT MEMBERS’ REPRESENTATIVE

By:
Name:	Jack Ma Yun

[Signature Page to the New Shareholders Agreement]

Schedule A

to the New Shareholders Agreement

SCHEDULE A

FINANCIAL INVESTORS

[The Company shall provide this Schedule A prior to the execution of this Agreement.]

A-1

Schedule B

to the New Shareholders Agreement

SCHEDULE B

SHARE OWNERSHIP (AS OF [            ])

[The Company shall provide this Schedule B prior to the execution of this Agreement.]

Shareholder	Subordinate Shareholder	Equity Securities Owned
	(as of the date of this Agreement)	(following the consummation of the Initial Repurchase, as defined in the Share Repurchase Agreement)

B-1

Schedule B

to the New Shareholders Agreement

SCHEDULE C

(1) with respect to a single transaction or series of related transactions, US$100 million and (2) on an aggregate basis with all such transactions in any consecutive twelve month period, US$250 million.

C-1

Exhibit B

MINUTES OF THE BOARD MEETING ESTABLISHING AND APPROVING

THE DESIGNATION, PREFERENCES AND RIGHTS

OF SERIES A MANDATORILY REDEEMABLE PREFERENCE SHARES OF

ALIBABA GROUP HOLDING LIMITED

A meeting of the Board of Directors (the “Board of Directors”) of Alibaba Group Holding Limited, a company organized under the laws of the Cayman Islands (the “Company”), was held on [            ], 2012.

PRESENT: [                    ]

By agreement [            ] acted as Chairman of the meeting and [            ] acted as Secretary.

Notice and Quorum

The Chairman noted that due notice of the meeting had been given, that all directors were present in person and/or by phone and that the meeting could proceed to business.

WHEREAS, pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Memorandum and Articles of Association of the Company (the “Memorandum and Articles of Association”), and in accordance with the Companies Law of the Cayman Islands (2011 Revision), the Board of Directors on [            ], 2012 passed and adopted the following resolutions creating a series of Preference Shares, designated as Series A Mandatorily Redeemable Preference Shares (the “Preference Shares”), none of which Preference Shares have been issued:

RESOLVED, that the Company is authorized to issue at any time and from time to time up to [            ] Preference Shares, par value US$0.000025 per share, which Preference Shares shall have the following powers, designations, preferences and relative, participating, optional or other rights, and the following qualifications, limitations and restrictions:

Section 1. Issuance of Preference Shares. The Board of Directors is authorized to issue Preference Shares from time to time in such amount as it shall determine by resolution. Each Preference Share shall be identical in all respects to every other Preference Share.

Section 2. Ranking. The Preference Shares shall rank, with respect to payment of dividends and rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company (a) senior to (i) all Ordinary Shares, whether now outstanding or hereafter issued and (ii) each other class or series of shares of the Company established by the Board of Directors (including any series of preferred shares established after the date hereof by the Board of Directors) other than Approved Senior Shares and other than Parity Shares (as defined below) (the foregoing (i) and (ii), “Junior Shares”), (b) pari passu with each other class or series of shares of the Company established by the Board of Directors that does not by its terms expressly provide that it ranks senior to or junior to the Preference Shares, or does by its terms expressly provide that it ranks pari passu with the Preference Shares, as to payment of dividends or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company (all of such equity securities, other than Junior Shares, are collectively referred to herein as the “Parity Shares”), and (c) junior to Approved Senior Shares and indebtedness of the Company now or hereafter outstanding. To the extent the Preference Shares give rise from time to time to any monetary claims against the Company, such monetary claims will be subordinated as to payment and, for the Standstill Period, enforcement, to the claims of the senior secured creditors of the Company at any time whilst an event of default is continuing under the relevant facilities agreement. For the avoidance of doubt, nothing in this paragraph shall affect (x) the validity of any claims of the Holders or the ability of any Holder to file such claims in a liquidation of the Company, the ability of any Holder to exercise remedies in opposition to an action objecting to (or seeking to disallow) any claims of the Holders, the ability of the Holders to take any action necessary to prevent the running of any statute of limitations or similar restriction on claims, (y) the obligation of the Company to pay the amounts payable to the Holders in respect of the Preference Shares or (z) the remedies of the Holders, other than the exercise of such remedies during the Standstill Period. The Standstill Period shall mean [                    ].1

Section 3. Dividends. The Holders of the issued and outstanding Preference Shares shall not be entitled to receive dividends other than as provided below:

(a) (i) Semi-Annual Dividends. The Company shall pay to the Holders, out of funds legally available for the payment of dividends, on each Dividend Payment Date, a fixed dividend on each outstanding Preference Share (a “Semi-Annual Dividend”) in an amount declared by the Board of Directors. With respect to any Dividend Payment Date, the Board of Directors shall declare, and the Company shall pay to the Holders in cash, an amount of Semi-Annual Dividend at least equal to the Required Cash Amount. Cash payments in respect of Semi-Annual Dividends, to the extent declared, shall be aggregated per Holder and shall be made to the nearest cent (with US$0.005 being rounded upward). Semi-Annual Dividends, to the extent declared, shall be payable semi-annually in arrears on each Dividend Payment Date.

(ii) Unpaid Dividends. With respect to any Dividend Payment Date, if the amount declared and paid to the Holders under Section 3(a)(i) is less than the Dividend Amount, then the Liquidation Preference as of such Dividend Payment Date shall increase by an amount equal to the Dividend Amount minus the amount declared and paid to the Holders under Section 3(a)(i) without further action by the Board of Directors, the Company or the Holders.

Semi-Annual Dividends shall be cumulative, whether or not the Company has funds legally available for such dividends, and shall compound on each Dividend Payment Date.

(iii) For so long as any Preference Shares are outstanding, no dividend shall be declared or paid upon, or funds set apart for the payment of any dividend or other distribution, whether in cash, obligations or securities or other property, directly or indirectly, upon, any Junior Shares.

[1]	Standstill period and mechanism reasonably satisfactory to AGH’s senior secured lenders, to be negotiated reasonably and in good faith between AGH and Yahoo prior to issuance of the Preference Shares.

(b) Applicable Rate.

(i) The “Applicable Rate” with respect to the Dividend Amount payable on any Dividend Payment Date shall be determined by the Company on the relevant Determination Date and shall equal a quotient, the numerator of which shall be the aggregate sum of the Daily Rates (as hereinafter defined) for each day of the relevant Dividend Period and the denominator of which shall be the number of days in such Dividend Period. The “Daily Rate” on any day of a Dividend Period shall be (1) subject to Section 3(b)(ii), if as of the Close of Business on such day AGH does not have both a Specified S&P Rating and a Specified Moody’s Rating, ten percent (10%); and (2) if as of the Close of Business on such day AGH has both a Specified S&P Rating and a Specified Moody’s Rating, then (x) if AGH has an S&P Investment Grade Rating and a Moody’s Investment Grade Rating as of the Close of Business on such day, the percentage immediately to the right in the table below of the higher of the two Specified Ratings, and (y) in any other case, the percentage to the right in the table below of the lower of the two Specified Ratings; provided, however, that from and after the Close of Business on any day upon which AGH has both an S&P Investment Grade Rating and a Moody’s Investment Grade Rating, the Daily Rate with respect to any subsequent day shall be the percentage to the right of the higher of the two Specified Ratings as of such subsequent day until the Close of Business on the first subsequent day upon which AGH has neither an S&P Investment Grade Rating nor a Moody’s Investment Grade Rating.

AGH Credit Rating (S&P / Moody’s)	Applicable Rate
BB/Ba2 or below	10%
BB+/Ba1	9%
BBB-/Baa3	8%
BBB/Baa2	7%
BBB+/Baa1	6%
A-/A3	5%
A/A2 or above	4%

(ii) If following any time that AGH has both a Specified S&P Rating and Specified Moody’s Rating, a Ratings Agency ceases to provide or make publicly available a Specified Rating for reasons outside of AGH’s control, AGH shall use commercially reasonable efforts to obtain a replacement credit rating from another Ratings Agency. Unless a replacement rating is received, for the two-month period following the date on which such Specified Rating ceases to be available, the Daily Rate shall be the Daily Rate in effect prior to such date and, upon the expiration of such two-month period and until such time as a replacement rating is received, the Daily Rate on a subsequent day shall be the higher of (1) the percentage to the right of the Specified Rating available as of such day, and (2) the then current Daily Rate, in each case of clause (1) and (2), plus one percent (1%). If there is only one Rating Agency in existence as of any relevant day, the Daily Rate calculated on such day shall be the percentage to the right of the Specified Rating available as of such day.

(c) Record Date; Register. Each dividend with respect to the Preference Shares shall be paid pro rata to the Holders entitled thereto. With respect to any Dividend Payment Date, each dividend shall be payable to the Holders as they appear on the Register at the Close of Business on the fifteenth day immediately preceding such Dividend Payment Date.

Section 4. Redemption.

(a) Mandatory Redemption. Upon the earlier of (i) the occurrence of the Mandatory Redemption Date (a “Mandatory Redemption”), (ii) the consummation of a Fundamental Change (a “Fundamental Change Redemption”), and (iii) the occurrence of a Cash Dividend Default (a “Cash Dividend Default Redemption”), the Company shall redeem all of the outstanding Preference Shares at the Redemption Price.

(b) Optional Redemption. The Company may, at its option, redeem at any time all of the Preference Shares on any date specified by the Company (any such date, an “Optional Redemption Date”) at the Redemption Price (an “Optional Redemption”).

(c) Procedures for Redemption. In the event of a redemption pursuant to this Section 4, the Company shall provide the Holders written notice (a “Redemption Notice”) of a Fundamental Change Redemption, Mandatory Redemption, Cash Dividend Default Redemption or Optional Redemption, as the case may be, which notice shall be delivered to Holders not fewer than thirty (30) days nor more than sixty (60) days prior to the Redemption Date, and which shall set forth (i) the Redemption Date, (ii) the Liquidation Preference as of the most recent Dividend Payment Date, (iii) a statement that the Preference Shares to be redeemed will be redeemed on the Redemption Date for the Redemption Price, (iv) a statement that, unless the Company defaults on the payment of the Redemption Price, dividends on the Preference Shares to be redeemed shall cease to accrue on the Redemption Date, and (vi) a statement that, unless the Company defaults on the payment of the Redemption Price, on the Redemption Date, each Preference Share to be redeemed shall automatically and without further action by the Holder cease to be outstanding and that the former Holder thereof shall have no rights or privileges with respect thereto other than to receive the Redemption Price upon surrender by such Holder of any certificates representing such Preference Shares. The Company shall pay the Redemption Price to the Holders of the Preference Shares at the address of such Holders as listed in the Register upon surrender of the certificates, if any, representing the Preference Shares to be redeemed and receipt of any written instrument or instructions of transfer or other documents and endorsements reasonably requested by the Company. If such certificates are lost, stolen or destroyed, the Company may require an affidavit certifying to such effect and, if requested, an agreement indemnifying the Company from any losses incurred in connection therewith, in each case, in form and substance reasonably satisfactory to the Company, from such Holder prior to paying such amounts.

(d) Upon payment of the Redemption Price in respect of the redemption of the Preference Shares pursuant to this Section 4, the Preference Shares redeemed shall cease to be outstanding and the former Holders thereof shall have no rights or privileges with respect thereto.

Section 5. Voting Rights.

(a) The Preference Shares shall have no voting rights, other than as provided in this Section 5 or as required by applicable law or regulation or by the Memorandum and Articles of Association. Without the vote or written consent of Holders of at least a majority of the then-outstanding Preference Shares, voting together as a single class, the Company shall not, directly or indirectly (whether through amendment, merger, amalgamation, consolidation or otherwise):

(i) amend, modify, add, repeal or waive (1) any provision of the Memorandum and Articles of Association or (2) the Preference Share Terms, in each case of clauses (1) and (2), in a manner that adversely affects the rights of Holders under the Preference Share Terms;

(ii) increase or decrease the authorized number of Preference Shares;

(iii) enter into any agreement, arrangement or commitment which would prevent the Company from complying with its obligations under the Preference Share Terms; or

(iv) effect or validate any amendment or alteration of the provisions of the Memorandum and Articles of Association to authorize or create (including through the exchange or reclassification of any Junior Shares or Parity Shares) any shares of any class or series of shares of the Company ranking senior to the Preference Shares with respect to the payment of dividends or rights (including as to the distribution of assets) upon liquidation, dissolution or winding up of the affairs of the Company (any such shares that are issued upon receipt of such approval, “Approved Senior Shares”).

(b) The rules and procedures for calling and conducting any meeting or vote of the Holders (including, without limitation, the fixing of a record date in connection therewith, if required), the obtaining of written consents, the tabulation of votes or consents and any other aspect or matter with regard to such a meeting, vote or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its reasonable discretion, may adopt from time to time, all of which rules and procedures shall conform to the requirements of the Memorandum and Articles of Association, applicable law and any U.S. national securities exchange or recognized foreign securities exchange on which the Preference Shares are listed or traded at such time, if any.

Section 6. Transferability. Until the eighteenth (18th) month anniversary of the Original Issuance Date, no Holder may Transfer any Preference Shares, other than a Transfer of Preference Shares that is approved by the Company or is a Permitted Transfer. At any time following such 18th-month anniversary, without the approval of the Company, a Holder may freely Transfer the Preference Shares subject to applicable securities laws.

Section 7. Replacement Share Certificates. If physical certificates are issued in respect of Preference Shares, and any of the Preference Share certificates shall be mutilated, lost, stolen or destroyed, the Company shall, at the expense of the Holder, issue, in exchange and in substitution for and upon cancellation of the mutilated Preference Share certificate, or in lieu of and substitution for the Preference Share certificate lost, stolen or destroyed, a new Preference Share certificate of like tenor and representing an equivalent amount of Preference Shares, but only upon receipt of evidence of such loss, theft or destruction of such Preference Share certificate and reasonable indemnity, if requested, satisfactory to the Company and the Company’s designated transfer agent.

Section 8. Merger, Consolidation and Sale of Assets. The Company may not in one transaction or a series of transactions (i) merge, amalgamate or consolidate with or into an Unrelated Person, or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the Company’s assets to an Unrelated Person (such Unrelated Person surviving such merger, amalgamation or consolidation or to which the Company’s assets are sold, assigned, transferred, leased, conveyed or disposed, as the case may be, being referred to herein as the “Successor Company”), unless: (i) Holders of the Preference Shares receive shares in the Successor Company with the same rights, preferences, privileges and powers as the Preference Shares, and, immediately after giving pro forma effect to such transaction(s), the Successor Company would not have a Specified Rating lower than the Company’s Specified Rating immediately prior to such transaction(s); or (ii) the Preference Shares are redeemed by the Company pursuant to Section 4(a).

Section 9. Miscellaneous.

(a) All notices referred to herein shall be in writing, and, except as otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms set forth herein) with postage prepaid, addressed: (i) if to the Company, to its office at 26/F, Tower One, Times Square, c/o Alibaba Group Services Limited, 1 Matheson Street, Causeway Bay, Hong Kong (Attention: General Counsel) or to the transfer agent at its principal place of business, or other agent of the Company designated as permitted herein, or (ii) if to any Holder of the Preference Shares to such Holder at the address of such Holder as listed in the Register, or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

(b) The Company may appoint, and from time to time discharge and appoint, a transfer agent for the Preference Shares.

(c) Whenever any payment or other obligation hereunder is due on a day other than a Business Day, such payment shall be made (in the same nominal amount without any accrual of interest or other adjustment to the amount thereof), or obligation shall be performed, on the next succeeding Business Day.

Section 10. Other Rights. The Preference Shares shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Memorandum and Articles of Association or as provided by applicable law.

Section 11. Additional Definitions.

“Accrued Dividend Amount” means, as to any Dividend Period, a cash amount equal to the product of (i) the Dividend Amount in respect of such Dividend Period and (ii) a fraction, the numerator of which shall be the number of days from and including the last Dividend Payment Date immediately preceding the applicable Redemption Date to but not including such Redemption Date, and the denominator of which shall be the total number of days from and including the last Dividend Payment Date to but excluding the next Dividend Payment Date.

“Affiliate” means, with respect to any Person, any Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.

“B2B” means the business of Alibaba.com Limited and its Subsidiaries.

“Base Liquidation Preference” means, with respect to each Preference Share, US$1,000.

“Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Hong Kong are authorized or required by law, regulation or order to close.

“Cash Dividend Default” means the failure to pay the Required Cash Amount on any Dividend Payment Date and such failure continues for 30 days following such Dividend Payment Date.

“Cash Dividend Default Redemption Date” means the thirtieth (30th) day from the occurrence of a Cash Dividend Default.

“Close of Business” means 5:00 p.m., Hong Kong time, on any Business Day.

“Consolidated Revenue” has the meaning set forth in the Share Repurchase and Preference Share Sale Agreement by and between the Company, Yahoo!, and Yahoo! Hong Kong Holdings Limited, dated as of May [    ], 2012.

“Control” means, with respect to a Person, the possession, directly or indirectly, of (i) the power to direct or cause the direction of the management and policies of such Person, including through the election of more than half of such Person’s board of directors or other management body or (ii) more than 50% of the aggregate voting power with respect to such Person, in each case whether through the ownership of securities, by contract or otherwise.

“Determination Date” means, with respect to any Dividend Payment Date, the Business Day immediately preceding such Dividend Payment Date or, in the case of a redemption of the Preference Shares pursuant to Section 4 prior to a Dividend Payment Date, the Determination Date shall be the Business Day immediately preceding the applicable Redemption Date.

“Dividend Amount” means, with respect to any Determination Date, an amount equal to the product of (i) one-half of the Applicable Rate, as determined on the Determination Date, and (ii) the Liquidation Preference as of such Determination Date.

“Dividend Payment Date” means, with respect to each Dividend Period, the last day of such Dividend Period (other than the initial Dividend Payment Date, which shall be the date that is six months from and including the Original Issuance Date).

“Dividend Period” means a six-month period commencing on the first day following the last Dividend Payment Date and ending on and including the day that is six months thereafter (other than the initial Dividend Period, which shall commence on the Original Issuance Date and end on the date that is six-months thereafter, and other than the Dividend Period during which the Preference Shares are redeemed pursuant to Section 4, which shall end on and exclude the Redemption Date).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, or any successor statute.

“Fitch” means “Fitch Inc., a subsidiary of Fimalac, S.A.

“Fundamental Change” means any of: (i) the consummation of any transaction (including, without limitation, a purchase, merger, amalgamation, scheme of arrangement, statutory share exchange or consolidation transaction or series of transactions), resulting in any Person Beneficially Owning, directly or indirectly, shares of capital stock entitling such Person to exercise more than 50% of the total voting power of all Ordinary Shares (other than an acquisition by the Company or any of the Company’s Subsidiaries), and, immediately after giving pro forma effect to such transaction(s), the Company would have a Specified Rating lower than its Specified Rating immediately prior to such transaction(s) (or, if at such time the Company does not have a Specified Rating, the effect of such transaction(s) is a non-de-minimis reduction in the credit quality of the Company); (ii) (A) any merger, amalgamation or consolidation of the Company with or into an Unrelated Person, or (B) the sale, assignment, transfer, lease, conveyance or disposition of all or substantially all of the Company’s assets to a Unrelated Person, in each case of clauses (A) and (B), in one transaction or a series of transactions, and, immediately after giving pro forma effect to such transaction(s), the Company or, if the Company is not the surviving entity, the Successor Company would have a Specified Rating lower than the Company’s Specified Rating immediately prior to such transaction(s); (iii) the split-off, spin-off or other disposition of Taobao and/or B2B (other than (I) in connection with a sale of all or substantially all of the Company’s assets covered in clause (ii)(B) or (II) through a pro rata dividend or distribution of the capital stock of a Qualified Subsidiary to all of the holders of the Ordinary Shares, provided that Holders receive shares in such Qualified Subsidiary with the same rights, preferences, privileges and powers as the Preference Shares, and, immediately after giving pro forma effect to such pro rata dividend or distribution, such Qualified Subsidiary would not have a Specified Rating lower than the Company’s Specified Rating immediately prior to such pro rata dividend or distribution); (iv) any recapitalization, reclassification or other transaction in which all or substantially all of the Ordinary Shares is exchanged for or converted into cash, securities (other than Junior Shares) or other property; or (v) the Company commences a voluntary winding up, is subject to the commencement of a compulsory winding up by order or under the supervision of the Grand Court, is subject to the appointment of a receiver over all of its property, or makes a general assignment for the benefit of the Company’s creditors. For purposes of clause (i) of this definition, “Person” shall include any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Fundamental Change Redemption Date” means the date of consummation of or the effective date of the Fundamental Change.

“Governmental Authority” means any central, national, federal, state, prefectural, provincial or local government, any multinational quasigovernmental authority, any court, administrative, regulatory or other governmental agency, commission or authority, any nongovernmental self-regulatory agency, commission or authority, including stock exchanges and securities regulatory bodies, and any arbitration tribunal.

“Holder” means, at any time, a Person in whose name Preference Shares are registered in the Register, who may be treated by the Company as the absolute owner of the Preference Shares for the purpose of making payment and for all other purposes.

“Liquidation Preference” means, with respect to any Preference Share at a given time, the Base Liquidation Preference as adjusted from time to time to such time in accordance with the Preference Share Terms.

“Mandatory Redemption Date” means [            ], 20222; provided that if at any time the Applicable Rate then in effect is changed, then the Mandatory Redemption Date shall be accelerated to the date immediately to the right in the table below of the lower of (i) the Applicable Rate following such change and (ii) the Applicable Rate in effect prior to such change (for the sake of clarity, any increase in the Applicable Rate shall have no effect on the Mandatory Redemption Date); provided that if there is a change in the Applicable Rate such that the Mandatory Redemption Date would be accelerated to a date that occurs prior to the date of such change in the Applicable Rate, the Mandatory Redemption Date shall be accelerated to the thirtieth (30th) day from and including the date of such change.

Applicable Rate	Mandatory Redemption Date
10%	[ ], 2022
9%	[ ], 2021
8%	[ ], 2020
7%	[ ], 2019
6%	[ ], 2018
5%	[ ], 2017
4%	[ ], 2016

[2]	10th anniversary of the Original Issuance Date to be inserted

“Moody’s” means Moody’s Investors Service, Inc.

“Moody’s Investment Grade Rating” means a Specified Moody’s Rating equal to or higher than (a) Baa3 in the case of a credit rating by Moody’s or (ii) the credit rating of any replacement Ratings Agency that is equivalent to a rating of Baa3 by Moody’s.

“Ordinary Shares” means the ordinary shares, par value US$0.000025 per share, of the Company, or any successor security issued in exchange therefor by way of merger, amalgamation, reorganization, reclassification, recapitalization or other similar transaction.

“Original Issuance Date” means the date upon which the Preference Shares are first issued by the Company.

“Permitted Transfer” means a Transfer by a Holder to an Affiliate of such Holder or to a parent of which such Holder is an Affiliate, provided that as a condition to any such Transfer, such Holder shall provide to the Company true, correct and complete copies of all such transfer documentation with respect to such Transfer.

“Person” means any individual, corporation, company, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, nonprofit entity, Governmental Authority or any other legal entity.

“PRC” means the People’s Republic of China excluding, for the purposes of the Preference Share Terms only, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preference Share Terms” means the provisions of the Memorandum and Articles of Association related to the Preference Shares.

“Qualified Subsidiary” means a Subsidiary of the Company that accounts, on a consolidated basis with the Subsidiaries of such Subsidiary, for at least 90% of the Consolidated Revenue.

“Ratings Agency” means (a) each of Moody’s and S&P; and (b) if either of Moody’s or S&P ceases to provide a Specified Rating or fails to make a Specified Rating publicly available for reasons outside of the Company’s control, then (i) Fitch, or (ii) if AGH is not able to obtain a replacement credit rating from Fitch, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by AGH as a replacement ratings agency for Moody’s, S&P or Fitch, or all of them, as the case may be.

“Redemption Date” means a Fundamental Change Redemption Date, Mandatory Redemption Date, Cash Dividend Default Redemption Date or Optional Redemption Date, as applicable.

“Redemption Price” means an amount in cash with respect to each Preference Share equal to the Liquidation Preference plus the Accrued Dividend Amount each as of the applicable Redemption Date.

“Register” means the register of members of the Company maintained in respect of the Preference Shares by or on behalf of the Company.

“Required Cash Amount” means the product of 0.015 and the Liquidation Preference in effect on the Determination Date.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“S&P Investment Grade Rating” means a Specified S&P Rating equal to or higher than (a) BBB- in the case of a credit rating by S&P or (ii) the credit rating of any replacement Ratings Agency that is equivalent to a rating of BBB- by S&P.

“Specified Moody’s Rating” means Moody’s Corporate Family Rating, Issuer Rating or Senior Unsecured Rating of AGH, or the equivalent credit ratings of a replacement Ratings Agency. If there is more than one Specified Moody’s Rating, then (i) if AGH has a Moody’s Corporate Family Rating (or equivalent from a replacement Ratings Agency), the Moody’s Corporate Family Rating (or equivalent from a replacement Ratings Agency) shall be the Specified Moody’s Rating, and (ii) if AGH does not have a Corporate Family Rating (or equivalent from a replacement Ratings Agency), the Moody’s Issuer Rating (or equivalent from a replacement Ratings Agency) shall be the Specified Moody’s Rating.

“Specified Rating” means the Specified Moody’s Rating and the Specified S&P Rating.

“Specified S&P Rating” means S&P’s Long-Term Issuer Credit Rating (or Long-Term Corporate Credit Rating) of AGH, or the equivalent credit ratings of a replacement Ratings Agency.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including an interest held through a VIE Structure or other contractual arrangements or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.

“Taobao” means the businesses of (i) consumer-to-consumer online commerce marketplace currently doing business primarily under the Internet domain name of www.taobao.com and (ii) business-to-consumer online commerce platform currently doing business primarily under the Internet domain name of www.tmall.com, in each case operated by the Company and/or its Subsidiaries.

“Transfer” means any sale, transfer, assignment, gift, disposition of, creation of any encumbrance over or other transfer, whether directly or indirectly, of the legal or beneficial ownership or economic benefits of all or a portion of the Preference Shares. Anything to the contrary contained herein notwithstanding, “Transfer” shall exclude (i) any transfers of common stock of Yahoo!, (ii) the issuance of any equity securities of Yahoo! (including securities convertible into or exchangeable therefor, any equity or profit participation rights, or any rights, options, or warrants to purchase any such equity securities), or (iii) any change of control or sale of all or substantially all of the assets of, or any reclassification, reorganization or recapitalization of Yahoo!.

“Unrelated Person” means any Person that is not a wholly owned Subsidiary of the Company.

“VIE Structure” means the investment structure a non-PRC investor uses when investing in a PRC company or business that typically operates in a regulated industry. Under such investment structure, the onshore PRC operating entity and its PRC shareholders enter into a number of contracts with the non-PRC investor and/or its onshore subsidiary (a foreign invested enterprise incorporated in the PRC) pursuant to which the non-PRC investor achieves control of the onshore PRC operating entity and also consolidates the financials of the onshore PRC entity with those of the offshore non-PRC investor.

“Yahoo!” means Yahoo! Inc., a Delaware corporation, and any successor thereof.

EXHIBIT C-1

Form of Investment Agreement Termination between AGH and Yahoo!

EXHIBIT C-2

Form of Investment Agreement Termination between Alibaba.com Limited and Yahoo!

EXHIBIT D

Form of Registration Rights Agreement

EXHIBIT E

Form of TIPLA Amendment Agreement

EXHIBIT F

Adjusted Per Share Value

If (A) the per share value, as calculated in accordance with the Agreed Formula, for Equity Interests (other than Shares) sold as part of a Replacement Equity Financing or the financing of the Initial Repurchase, as the case may be, expressed as a percentage of the per share price paid for any Shares sold in a Replacement Equity Financing or Qualified Resale (the “Share Price”) as the case may be, is in the range of percentages set forth in either row of Column A, then (B) such per share value shall be adjusted for purposes of clause (y) of the definition of Replacement Equity Financing Per Share Price and clause (y) of the definition of Resale Per Share Price, as the case may be, to be equal to the applicable Share Price multiplied by the percentage in Column B of the same row.

Column A	Column B
Less than 95%	95%
100% - 105%	100%

EXHIBIT G

The inputs below comprise all inputs to the Kynex model computation of Implied Premium of security (and thus implied value of underlying Shares based on conversion price of security). Certain inputs have been agreed to at time of Agreement signing and are fixed, and certain inputs are dependent on the final security terms.

Inputs (dependent upon final convert terms – bracketed terms are representative example)

Maturity	[ 6 ]

Issue Yield	[2.50% ]

Coupon frequency	[ Semi-annual ]

Non-Call	[1 ]

Provisional Call	[5 ]

Trigger	[100% ]

Security Type	[ Coupon Bond ]

Par	[ Checked ]

Put Years	[0 ]

Inputs (fixed at time of signing – final inputs are below)

Credit Spread                      675 bps (6.75%) for 6 year maturity and increasing / decreasing by 10 bps (0.10%) for each additional year                                          / fewer year in maturity. For instance, instrument with 5 year maturity has a Credit Spread of 665 bps                                          (6.65%)

Volatility	50.0%

Auto	Unchecked

Curve	US Swap

Stock Yield	0%

Borrow Cost	0.50%

Model	Risky

Bankruptcy	Unchecked

Floor %	n/a

Grey Market	100%

Dividend Protection	Ratio Adjustment

Screwed	No

Any other items in Kynex are not used for computation purposes and are assumed to be ‘None’ or ‘0’ (such as: Co-Co years, Conv Px Reset Floor).

EXHIBIT H

Form of Amended and Restated Articles1

[1]	To be attached hereto no later than 30 days from the date hereof.

EXHIBIT I

Form of Financing Certificate